As filed with the Securities and Exchange Commission on April 29, 2016

Registration Statement No. 333-204981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Yukon Territory (prior to continuance) Delaware (after continuance)	3841	04-3153858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 Commercial Street

Sunnyvale, California 94086

Telephone: (408) 530-1900

(Address and telephone number of principal executive offices)

Scott Durbin

150 Commercial Street

Sunnyvale, California 94086

Telephone: (408) 530-1900

(Name, address and telephone number of agent for service)

Copy to:

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, NY 10017

Telephone: (917) 546-7707

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company )

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-1, SEC File No. 333-204981 (the “Original Registration Statement”) of Viveve Medical, Inc. (the “Company”) is being filed pursuant to the undertakings in the Original Registration Statement to update and supplement the information contained in the Original Registration Statement, which was originally declared effective by the Securities and Exchange Commission on June 26, 2015.

On April 15, 2016, the Company effected a 1-for-8 reverse stock split of its common stock (the “reverse stock split”). On the effective date of the reverse stock split, (i) each 8 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding warrant or option to purchase common stock is exercisable were proportionately reduced on a 1 for 8 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock was proportionately increased. All of the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect the 1-for-8 reverse stock split.

The Original Registration Statement, as amended by this Amendment, pertains solely to the registration of 4,054,062 (on a post reverse stock split basis) shares of common stock, no par value, that were initially registered on the Original Registration Statement.

For the convenience of the reader, this Amendment sets forth the Original Registration Statement in its entirety, as amended by this Amendment. This Amendment is being filed to update the information provided in the Original Registration Statement as a result of the reverse stock split and other recent corporate developments.

No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the filing of the Original Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2016

Preliminary Prospectus

4,054,062 Shares of Common Stock

On April 15, 2016, we effected a 1-for-8 reverse split of our common stock. Except where otherwise indicated, all share and per share data in this prospectus reflect the reverse stock split.

This prospectus relates to the offer and sale of up to 4,054,062 shares of common stock, no par value, of Viveve Medical, Inc., a Yukon Territory corporation (the “ Company, ” “ Viveve, ” “ us ,” “ our ,” or “ we ”) by the selling stockholders identified on page 26 of this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

On April 18, 2016, after giving effect to the reverse split, our common stock began trading on the OTCQB under the temporary symbol “VIVMD”. Prior to April 18, 2016, our common stock was trading on the OTCQB market under the symbol “VIVMF”. On April 28, 2016, the last reported sale price of our common stock was $9.00. We have applied to list of our common stock on The NASDAQ Capital Market under the symbol “VIVE”. No assurance can be given that our application will be approved.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________________, 2016.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”). Under the Commission’s rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. A prospectus supplement may add, update or change information contained in this prospectus.

FINANCIAL INFORMATION

On September 23, 2014, Viveve Medical, Inc. (formerly PLC Systems, Inc.), a Yukon Territory corporation (“Viveve Medical”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (“Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc. with and into Viveve, Inc., a Delaware corporation (the “Merger”). In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. Viveve, Inc. will operate as a wholly-owned subsidiary of Viveve Medical.  As a result of the reverse acquisition resulting from the Merger, Viveve, Inc. is considered the accounting acquirer in the Merger and the assets and liabilities and the historical operations that are reflected in our financial statements are those of Viveve, Inc. Therefore, the historical financial data of Viveve, Inc. is deemed to be our historical financial data.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “Viveve”, “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

The Company

Viveve® designs, develops, manufactures and markets the Viveve System, a medical device for the non-invasive treatment of vaginal introital laxity. Women can develop vaginal laxity for a number of reasons, including aging, genetic predisposition, lifestyle, and/or the trauma of natural childbirth. Vaginal laxity can often cause decreased sexual function and satisfaction in women, yet most surveyed physicians who practice obstetrics and gynecology (“OB/GYNs”) and urogynecologists recognize that it is an underreported, yet bothersome, medical condition that impacts relationship happiness as well as sexual function. Currently, few medical treatments are available to effectively treat vaginal laxity. The most widely prescribed treatments include Kegel exercises, although, to our knowledge, there is no validated evidence indicating that Kegel exercises improve vaginal laxity, and surgical procedures, which are not only invasive and expensive but sometimes lead to worse outcomes as a result of scarring.

The Viveve Treatment is a non-invasive solution for vaginal laxity using the Viveve System. The Viveve System includes three major components: an RF, or radio frequency, generator housed in a table-top console, a reusable handpiece and a single-use treatment tip, as well as several other consumable accessories. Physicians attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired treatment without further physician intervention. The treatment is performed in a physician’s office, in less than 30 minutes, and does not require the use of anesthesia. The tissue tightening effect resulting from the application of the Viveve Treatment has been demonstrated by our pre-clinical and clinical research as more fully described in the discussion under the heading “Clinical Studies”.

Viveve currently has 17 exclusive relationships covering distribution of the Viveve System in 51 countries around the world, and it has regulatory clearance to market and sell the product in 22 of those countries. While Viveve intends to seek the necessary U.S. regulatory approvals, it does not currently hold regulatory clearance from the U.S. Food and Drug Administration (the “FDA”) to market and distribute the Viveve System in the U.S. for the treatment of vaginal laxity.

We believe that the Viveve Treatment provides a number of benefits for physicians and patients, including:

●	a non-invasive, non-ablative alternative to surgery with no identified safety issues to date;

●	it requires only a single treatment;

●	compelling physician economics; and

●	ease of use.

Our goal is to become the leading provider of non-invasive solutions to treat vaginal laxity by:

●

Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to (i) expand the number of Viveve Systems from our initial base of early adopters by leveraging our current and future clinical study results and through innovative marketing programs directed at both physicians and patients and (ii) expand our efforts and obtain regulatory approvals in additional markets, although there are no assurances that we will ever receive such approvals.

●

Driving Increased Treatment Tip Usage. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients. We intend to launch innovative marketing programs with physician customers to develop a profitable Viveve Treatment practice.

●

Broadening Our Physician Customer Base. While our initial focus is on marketing our procedure to the OB/GYN specialty, we intend to selectively expand our sales efforts into other physician specialties, such as plastic surgery, dermatology, urology, urogynecology, general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful aesthetic treatments.

●

Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips to allow for even shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

●

Investing in Intellectual Property and Patent Protection. We will continue to invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights.

Risks and Uncertainties

We are subject to numerous risks and uncertainties, including the following:

●	We will require additional capital in order to continue our operations, and may have difficulty raising additional capital;

●	We have a history of recurring losses, and we can provide no assurance as to our future operating results;

●

We have a history of recurring losses and an accumulated deficit, which, among other factors, raise substantial doubt about our ability to continue as a going concern, which in turn may hinder our ability to obtain future financing;

●

The failure to obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations could prevent, delay or limit the introduction or sale of our product and result in failure to achieve revenues or maintain our ongoing business;

●	Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results;

●	We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude FDA approval of our product for the treatment of vaginal laxity;

●	Acceptance of our product in the marketplace is uncertain and failure to achieve market acceptance will prevent or delay our ability to generate revenues;

●	If we are unable to protect or enforce our rights to intellectual property adequately we may lose valuable rights or incur costly litigation to protect our intellectual property rights;

●

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete;

●

Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our product, enter into relationships with third parties or develop a direct sales organization;

●	If we are unable to convince physicians of the benefits of the Viveve Treatment, we may incur delays or additional expense in our attempt to establish market acceptance;

●

The market for our product is competitive and new therapeutics, new drugs and new treatments that may be developed by others could impair our ability to maintain and grow our business and remain competitive;

●

Patients will not be able to obtain reimbursement from third-party payers for most procedures using the Viveve System, which could discourage women from undergoing the Viveve Treatment, thereby hindering or preventing our commercial success;

●	Our stock price has experienced price fluctuations;

●	Officers, directors and affiliate stockholders own in the aggregate approximately 50% of our outstanding common stock, which limits the influence of other stockholders;

●	If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected;

●	We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to continue to comply, our business could be harmed and our stock price could decline;

●	Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options; and

●	We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future. Any return on investment may be limited to the increase, if any, in the value of our common stock.

Corporate Information

The address of our corporate headquarters is 150 Commercial Street, Sunnyvale, California 94086 and our telephone number is (408) 530-1900. Our website can be accessed at www.viveve.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus.

Reverse Stock Splits

On September 23, 2014, immediately prior to the effective time of the Merger, PLC Systems, Inc. effected a one for 100 reverse stock split.

On July 22, 2015, we held our 2015 Annual and Special Meeting of Stockholders. At the meeting, the stockholders voted to approve a special resolution authorizing a share consolidation (reverse split) of our common stock at a ratio of up to one-for-10, which ratio was to be determined by the Board, in its sole discretion, and effective as of a date no more than 12 months from the date of the meeting. On April 15, 2016, we effected a one-for-eight reverse stock split. The reverse stock split is intended to allow us to meet the minimum share price requirement of The NASDAQ Capital Market. We have applied for listing of our common stock on The NASDAQ Capital Market, however, there are no assurances that such listing application will be approved. If the application is not approved, the shares of our common stock will continue to be traded on the OTC Market Group’s OTCQB tier.

Except where otherwise indicated, all share and per share data in this prospectus reflect these reverse stock splits.

Change of Corporate Domicile

At the 2015 Annual and Special Meeting of Stockholders, the stockholders approved a special resolution authorizing a continuance of the Company from the Yukon Territory into the State of Delaware under the Delaware General Corporation Law (the “DGCL”) and the adoption of charter documents that comply with the DGCL in connection therewith (the “Continuance”), effective as of a date to be determined by the Board, in its sole discretion, no more than twelve months from the date of the meeting. The Board intends to effect the Continuance in Delaware within the approved timeframe by filing a Certificate of Conversion and a Certificate of Incorporation with the Delaware Secretary of State. A discussion of the Continuance can be found in the section of this prospectus titled “Our Business – Continuance into Delaware”.

November Private Placement

On November 24, 2015, the Company issued 1,071,679 shares of common stock, no par value (the “Shares”), at a per share purchase price of $5.60 for gross proceeds of approximately $6,000,000 (the “Private Placement”), to twelve (12) accredited investors (the “Purchasers”), in connection with the closing of a private placement pursuant to the terms of a Securities Purchase Agreement, by and among the Company and the Purchasers, dated as of November 20, 2015 (the “Securities Purchase Agreement”). The co-placement agents Sterne Agee CRT and Maxim Group LLC received aggregate cash commissions equal to approximately $480,000, representing 8% of the gross proceeds received from the Private Placement. The net proceeds to the Company after the deduction of the placement agent commissions and other expenses were approximately $5,500,000. Purchasers in the offering included Stonepine Capital, L.P., Alta Bioequities L.P., an affiliate of director Dan Janney, Patricia Scheller, the Company’s Chief Executive Officer, and James Atkinson, the Company’s Chief Business Officer and President.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement with the Purchasers, dated as of November 20, 2015 (the “Registration Rights Agreement”), pursuant to which the Company agreed to register the Shares on a registration statement which was filed on December 16, 2015 and declared effective on December 29, 2015.

Going Concern

Our independent registered public accounting firm issued an unqualified opinion with an explanatory paragraph to the effect there is substantial doubt about our ability to continue as a going concern in its report included in our consolidated financial statements for the fiscal year ended December 31, 2015. This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 2 to our consolidated financial statements for the fiscal year ended December 31, 2015 included elsewhere in this prospectus. We experienced net losses of $12,426,000 and $6,180,000 for the years ended December 31, 2015 and 2014, respectively.

We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all. The going concern statement from our independent registered public accounting firm may discourage some investors from purchasing our stock or from providing alternative capital financing to us. The failure to satisfy our capital requirements could adversely affect our business, financial condition, results of operations and prospects.

Although we filed a registration statement on April 19, 2016 for the purpose of registering a primary offering of our common stock, there is no guarantee that the offering will be successful. This information does not constitute an offer of any securities for sale. Unless we raise additional funds, either through the sale of equity securities or one or more collaborative arrangements, we will not have sufficient funds to continue our operations. Even if we take these actions, the funds we raise may be insufficient, particularly if our costs are higher than projected or unforeseen expense arise.

The Offering

Securities Offered	4,054,062 shares of our common stock offered by the selling stockholders.

Common Stock Outstanding	7,497,857 shares as of April 15, 2016 (1)

Common Stock to be Outstanding Immediately after the Offering	7,497,857 shares (1)

Terms of the Offering

The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.  The selling stockholders will sell at prevailing market prices through the OTCQB marketplace, or such other markets as may be offered by the OTC Markets Group or other national exchange that we may apply to, or at privately negotiated prices in transactions that are not in the public market.

Termination of the Offering

The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations and without the requirement for the Company to be in compliance with the current public information requirement pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Trading Market

On April 18, 2016, after giving effect to the reverse split, our common stock began trading on the OTCQB under the temporary symbol “VIVMD”. Prior to April 18, 2016, our common stock was trading on the OTCQB market under the symbol “VIVMF”. We have applied for listing of our common stock on The NASDAQ Capital Market under the symbol “VIVE” although there is no guarantee that our listing application will be approved. If our listing application is not approved, our common stock will continue to be traded on the OTCQB.

Use of Proceeds

We are not selling any shares of the common stock covered by this prospectus.  We will not receive any of the offering proceeds from the registration of the shares of common stock covered by this prospectus.

Dividend Policy

We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy” in the section of this prospectus titled “Market for our Common Equity and Related Stockholder Matters”.

Risk Factors	The common stock offered hereby involves a high degree of risk, and investors should read and consider these risks before making an investment decision. See “Risk Factors” beginning on page 7.

(1) The number of shares of our common stock outstanding before and after this offering is based on 7,497,857 shares of common stock outstanding as of April 15, 2016 and excludes, as of that date:

●	401,446 shares of common stock issuable upon exercise of outstanding warrants,

●	1,131,768 shares of common stock issuable upon exercise of outstanding options,

●	39,494 shares of restricted common stock subject to vesting conditions and not yet issued,

●	118,780 additional shares of common stock reserved for future issuance under the Viveve Medical, Inc. 2013 Stock Option and Incentive Plan, as amended, and

●	issuances of additional shares of common stock subsequent to April 15, 2016.

Summary Historical Financial Information

The table below includes historical selected financial data for each of the years ended December 31, 2015 and 2014 derived from our audited consolidated financial statements included elsewhere in this prospectus.

You should read the historical selected financial information presented below, rounded to the nearest thousand dollars, in conjunction with the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

Statements of Operations Data

	For the Years Ended December 31,

	2015	2014

Revenue	$1,447,000	$90,000
Cost of revenue	985,000	50,000
Gross margin	462,000	40,000

Operating expenses	12,452,000	5,702,000
Loss from operations	(11,990,000)	(5,662,000)
Interest expense	(415,000)	(567,000)
Other income (expense), net	(21,000)	49,000
Net loss	$(12,426,000)	$(6,180,000)

Net Loss per Share :
Basic and diluted	$(2.47)	$(10.16)

Balance Sheet Data

	As of December 31,

	2015	2014

Cash and cash equivalents	$7,360,000	$895,000
Working capital (deficit)	3,559,000	(1,184,000)
Total assets	11,494,000	2,298,000
Total liabilities	7,558,000	3,139,000
Total stockholders’ equity (deficit)	$3,936,000	$(841,000)

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports and other information with the Commission. You can read our filings, including the registration statement of which this prospectus is a part, over the internet at the Commission’s website at www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facility at 100 F Street, N.E., Washington, D.C., 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facility. If you do not have internet access, requests for copies of such documents, which will be provided to you without charge, should be directed to Mr. Scott Durbin, our Chief Financial Officer, at Viveve Medical, Inc., 150 Commercial Street, Sunnyvale, California 94086; Tel: (408)-530-1900; e-mail: sdurbin@viveve.com.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents and are not necessarily complete. We refer you to the documents filed with the Commission for more information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We are dependent upon the success of the Viveve System, which has a limited commercial history. If the Viveve System fails to gain or loses market acceptance, our business will suffer.

In 2012, we began marketing the Viveve System in Canada, Hong Kong and Japan, and we expect that sales of the Viveve System, including the single-use Viveve treatment tips, will account for substantially all of our revenue for the foreseeable future. The Viveve System may not significantly penetrate current or new markets, including the U.S. and elsewhere. If demand for the Viveve System does not increase as we anticipate, or if demand declines, our business, financial condition and results of operations will be harmed.

We compete against companies that have more established products, longer operating histories and greater resources, which may prevent us from achieving significant market penetration or increased operating results.

The medical device and aesthetics markets are highly competitive and dynamic, and are marked by rapid and substantial technological development and product innovations. Demand for the Viveve System could be diminished by equivalent or superior products and technologies developed by competitors. Specifically, the Viveve System competes against other offerings in these markets, including laser and other light-based medical devices, pharmaceutical and consumer products, surgical procedures and exercise therapies.

Competing in these markets could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company and the Viveve System from our competitors and their products, on such factors as:

●	safety and effectiveness;
●	product pricing;
●	success of our marketing initiatives;
●	compelling clinical data;
●	intellectual property protection;
●	quality of customer support; and
●	development of successful distribution channels, both domestically and internationally

Some of our competitors have more established products and customer relationships than we have, which could inhibit our market penetration efforts. For example, we may encounter situations where, due to pre-existing relationships, potential customers decide to purchase additional products from our competitors.  Potential customers may need to recoup the cost of expensive products that they have already purchased to perform LVR surgery and thus may decide not to purchase, or to delay the purchase of, the Viveve System. If we are unable to achieve continued market penetration, we will be unable to compete effectively and our business will be harmed.

In addition, potential competitors could have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have and could utilize their greater resources to acquire or develop new technologies or products that could effectively compete with our existing product. Given the relatively few competitors currently in the market, any such action could exacerbate existing competitive pressures, which could harm our business.

Performing clinical studies on, and collecting data from, the Viveve Treatment is inherently subjective, and we have limited data regarding the efficacy of the Viveve System. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

We believe that in order to significantly grow our business, we will need to conduct future clinical studies of the effectiveness of the Viveve System. Clinical studies of vaginal laxity and sexual function are subject to a number of limitations. First, these studies do not involve objective standards for measuring the effectiveness of treatment. Subjective, patient reported outcomes are the most common method of evaluating effectiveness. As a result, clinical studies may conclude that a treatment is effective even in the absence of objective measures. Second, as with other non-invasive, energy-based devices, the effect of the Viveve Treatment varies from patient to patient and can be influenced by a number of factors, including the age, ethnicity and level of vaginal laxity and sexual function of the patient, among other things.

Current published studies of the Viveve System conducted in the U.S. and Japan have investigated the tissue-tightening effect of Viveve’s monopolar RF technology using single-arm studies where all patients enrolled in the trial received the same treatment without comparison to randomized, blinded or controlled trials. Clinical studies designed in a randomized, blinded and controlled fashion represent the gold-standard in clinical trial design, which most effectively assess the efficacy of a product or therapy versus a placebo group. Future clinical studies, which may be required to drive physician adoption or support regulatory clearance or approval, may require randomized, blinded and controlled trial designs. In the fourth quarter of 2014, we initiated a new randomized, blinded and sham-controlled clinical trial in Europe and Canada designed to demonstrate the efficacy of the Viveve Treatment versus a sham-controlled procedure for the treatment of vaginal laxity (the “OUS Clinical Trials”). (See discussion under the heading “Clinical Studies”.) A sham-controlled treatment or procedure refers to a procedure performed as a control and that is similar to the treatment or procedure under investigation without the key therapeutic element being investigated.

Since we have not yet received the results of the Viveve Treatment under these trial design conditions, we cannot be certain that the outcomes will be positive. Negative outcomes would have a material, adverse impact on our business. For example, on September 30, 2014, we entered into a Loan and Security Agreement, as amended on February 19, 2015, May 14, 2015 and November 30, 2015, with Pacific Western Bank (as successor in interest by merger to Square 1 Bank) (the “Lender”) pursuant to which we received a term loan in the amount of $5 million, which was funded in multiple tranches. Part of our obligations under the Loan and Security Agreement required us to achieve positive results, as of certain designated dates, from our OUS Clinical Trial. However, due to over-enrollment of the OUS Clinical Trial we were unable to provide positive results as of January 31, 2016. On March 18, 2016, we entered into the Fourth Amendment to the Loan and Security Agreement pursuant to which, among other things, the Lender waived this failure and extended the date, to April 30, 2016, of this requirement. Had the Lender refused to waive this failure to achieve positive results, it could have declared the loan in breach and exercised its contractual remedies to seek immediate repayment.

Additionally, we have not conducted any head-to-head clinical studies that compare results from treatment with the Viveve System to surgery or treatment with other therapies. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase the Viveve System. If we decide to pursue additional studies in the future, such studies could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, the Viveve System may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

We currently do not have the ability to market the Viveve System in the U.S. If we want to sell the Viveve System and single-use treatment tips in the U.S., we will need to obtain FDA clearance or approval, which may not be granted.

Developing and promoting the Viveve System in additional areas, including the U.S., is a key element of our future growth strategy. We currently do not have FDA clearance or approval in the U.S. to market the Viveve System in its current configuration. We are in the process of seeking clearance or approval from the FDA to expand our marketing efforts. We cannot predict whether we will receive such clearances or approvals. The FDA will require us to conduct clinical trials to support regulatory clearance or approval, which trials may be time-consuming and expensive, and may produce results that do not result in clearance or approval of our FDA application. In the event that we do not obtain FDA clearance or approval, we will be unable to promote the Viveve System in the U.S. and the ability to grow our revenues may be adversely affected.

Our business is not currently profitable, and we may not be able to achieve profitability even if we are able to generate significant revenue.

As of December 31, 2015, we have incurred losses since inception of approximately $48.5 million. In 2015, we incurred a loss of $12.4 million and in 2014 a loss of $6.2 million. Even though our revenue may increase, we expect to incur significant additional losses while we grow and expand our business. We cannot predict if and when we will achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock and may require us to seek additional financing for our business. There are no assurances that we will be able to obtain any additional financing or that any such financing will be on terms that are favorable to us.

It is difficult to forecast future performance, which may cause our financial results to fluctuate unpredictably.

Our limited operating history makes it difficult to predict future performance. Additionally, the demand for the Viveve System may vary from quarter to quarter. A number of factors, over which we have limited or no control, may contribute to fluctuations in our financial results, such as:

●	delays in receipt of anticipated purchase orders;

●	performance of our independent distributors;

●	positive or negative media coverage of the Viveve System, the Viveve Treatment or products of our competitors;

●	our ability to obtain further regulatory clearances or approvals;

●	delays in, or failure of, product and component deliveries by our subcontractors and suppliers;

●	customer response to the introduction of new product offerings; and

●	fluctuations in foreign currency.

Our limited operating history has limited our ability to determine an appropriate sales price for our products.

Our historical operating performance has limited our ability to determine the proper sales prices for the Viveve System and the single-use treatment tips. Establishing appropriate pricing for our capital equipment and components has been challenging because there have not existed directly comparable competitive products. We may experience similar pricing challenges in the future as we enter new markets or introduce new products, which could have an unanticipated negative impact on our financial performance.

The report of our independent registered public accounting firm on our 2015 consolidated financial statements contains a going concern modification, and we will need additional financing to execute our business plan, fund our operations and to continue as a going concern.

            We have limited remaining funds to support our operations. We have prepared our consolidated financial statements for the fiscal years ended December 31, 2015 and on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The report of our independent registered public accounting firm included in our December 31, 2015 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a working capital deficiency raise substantial doubt about our ability to continue as a going concern. During the fourth quarter of 2015, we received net proceeds of approximately $5.4 million in the Private Placement.  We expect to use those funds and any funds we may receive in the near term to pursue obtaining regulatory approval our business plan, but we will need to secure additional funds in order to fund our future operations. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives. Assuming the successful completion of our primary offering, we expect to have adequate resources in order to operate our business through the next twelve months.  However, our auditors may have doubt about our ability to continue as a going concern in future periods, and our financial statements relating to those periods may not be prepared on a going-concern basis based on any such doubts.  In addition, if one or more of the risks discussed in these risk factors occur or our expenses exceed our expectations, we may be required to raise further additional funds sooner than anticipated.  The inclusion of a going concern modification in our independent registered public accounting firm’s report for the year ended December 31, 2015, or in any future report, may materially and adversely affect our stock price or our ability to raise new capital.

If there is not sufficient patient demand for our treatments, practitioner demand for the Viveve System could drop, resulting in unfavorable operating results.

Most procedures performed using the Viveve System are elective procedures, the cost of which must be borne by the patient, and are not reimbursable through government or private health insurance. The decision to undergo the Viveve Treatment is thus driven by consumer demand, which may be influenced by a number of factors, such as:

●	whether our marketing efforts directed toward increasing consumer awareness of the Viveve Treatment, for which we have limited experience and resources, are successful;

●	the extent to which physicians recommend the Viveve Treatment to their patients;

●	the cost, safety and effectiveness of a Viveve Treatment versus alternative treatments;

●	general consumer sentiment about the benefits and risks of such procedures; and

●	consumer confidence, which may be impacted by economic and political conditions.

Our financial performance could be materially harmed in the event that any of the above factors discourage patients from seeking the Viveve Treatment.

The failure of the Viveve System to meet patient expectations or the occurrence of unpleasant side effects from the Viveve Treatment could impair our financial performance.

Our future success depends upon patients having a positive experience with the Viveve Treatment in order to increase physician demand for our products, as a result of positive feedback and word-of-mouth referrals. Patients may be dissatisfied if their expectations of the procedure, side effects and results, among other things, are not met. Despite the safety of the Viveve Treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue. Experiencing any of these side effects could discourage a patient from completing a Viveve Treatment or discourage a patient from having future procedures or referring Viveve Treatments to others. In order to generate referral business, we believe that patients must be satisfied with the effectiveness of the Viveve Treatment. Results obtained from a Viveve Treatment are subjective and may be subtle. The Viveve Treatment may produce results that may not meet patients’ expectations. If patients are not satisfied with the procedure or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.

Our success depends on growing physician adoption of the Viveve System and continued use of treatment tips.

Some of our target physician customers already own self-pay device products. Our ability to grow our business and convince physicians to purchase the Viveve System depends on the success of our sales and marketing efforts. Our business model involves both a capital equipment purchase of the Viveve System and continued purchases by our customers of single-use treatment tips and ancillary consumables. This may be a novel business model for many potential customers who may be used to competing products that are exclusively capital equipment, such as many laser-based systems. We must be able to demonstrate that the cost of the Viveve System and the revenue that the physician can derive from performing procedures using it are compelling when compared to the cost and revenue associated with alternative products or therapies. When marketing to plastic surgeons, we must also, in some cases, overcome a bias against non-invasive procedures. If we are unable to increase physician adoption of the Viveve System and use of the treatment tips, our financial performance will be adversely affected.

To successfully market and sell the Viveve System internationally, we must address many issues with which we have limited experience.

Sales outside the U.S. accounted for 100% of our revenue during the years ended December 31, 2015, 2014 and 2013. We believe that a significant portion of our business will continue to come from sales outside the U.S. through increased penetration in countries where we currently sell the Viveve System, combined with expansion into new international markets. However, international sales are subject to a number of risks, including:

●	difficulties in staffing and managing international operations;

●	difficulties in penetrating markets in which our competitors’ products may be more established;

●	reduced or no protection for intellectual property rights in some countries;

●	export restrictions, trade regulations and foreign tax laws;

●	fluctuating foreign currency exchange rates;

●	foreign certification and regulatory clearance or approval requirements;

●	difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;

●	customs clearance and shipping delays;

●	political and economic instability; and

●	preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.

To market and sell the Viveve System internationally we depend on distributors and they may not be successful.

We currently depend exclusively on third-party distributors to sell and service the Viveve System internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell the Viveve System. Distributors may not commit the necessary resources to market, sell and service the Viveve System to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected.

We currently have limited sales and marketing resources or experience and failure to build and manage a sales force or to market and distribute the Viveve System effectively could have a material adverse effect on our business.

We expect to rely on a direct sales force to sell the Viveve System in the U.S. In order to meet our future anticipated sales objectives, we expect to grow our domestic sales organization significantly over the next several years. There are significant risks involved in building and managing our sales organization, including risks related to our ability to:

●	hire qualified individuals as needed;

●	provide adequate training for the effective sale of the Viveve System; and

●	retain and motivate sales employees.

It is difficult to predict how well our sales force will perform. Our failure to adequately address these risks could have a material adverse effect on our ability to sell the Viveve System, causing our revenue to be lower than expected and harming our results of operations.

Competition among providers of devices for the medical device and aesthetics markets is characterized by rapid innovation, and we must continuously innovate the Viveve System and develop new products or our revenue may decline.

While we attempt to protect the Viveve System through patents and other intellectual property rights, there are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with our products. For example, while we believe our monopolar RF technology maintains a strong intellectual property position, there may be other companies employing competing technologies which claim to have a similar clinical effect to our technology. Additionally, there are others who may market monopolar RF technology for competing purposes in a direct challenge to our intellectual property position. As we continue to create market demand for a non-surgical, non-invasive way to treat vaginal laxity and sexual dysfunction, competitors may enter the market with other products making similar or superior claims. We expect that any competitive advantage we may enjoy from our current and future innovations may diminish over time, as companies successfully respond to our innovations, or create their own. Consequently, we believe that we will have to continuously innovate and improve the Viveve System and technology or develop new products to compete successfully. If we are unable to develop new products or innovate successfully, the Viveve System could become obsolete and our revenue will decline as our customers purchase competing products.

We outsource the manufacturing and repair of key elements of the Viveve System to a single manufacturing partner.

We outsource the manufacture and repair of the Viveve System to a single contract manufacturer, Stellartech Research Corporation ("Stellartech"). If Stellartech’s operations are interrupted or if Stellartech is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites. Stellartech has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair components making up the Viveve System. In addition, Stellartech is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation (“QSR”). If Stellartech fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. In addition, as of the date of this prospectus, the development and manufacturing agreement under which Viveve and Stellartech operate has expired without any subsequent extension or renewal by the parties and the minimum conditions to the licenses granted therein have not been satisfied by us. Although the parties continue to operate under the terms of this agreement, our manufacturing operations could be adversely impacted if we are unable to enforce Stellartech’s performance under this agreement, or enter into a new agreement with Stellartech upon favorable terms.

Our manufacturing operations and those of our key manufacturing subcontractors are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

The single source supply of the Viveve System from Stellartech could not be replaced without significant effort and delay in production. Also, several other components and materials that comprise the Viveve System are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and we rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture the Viveve System until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

●	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

●	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

●	a lack of long-term supply arrangements for key components with our suppliers;

●	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

●	difficulty locating and qualifying alternative suppliers for our components in a timely manner;

●	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;

●	delay in delivery due to suppliers prioritizing other customer orders over our orders;

●	damage to our brand reputation caused by defective components produced by our suppliers;

●	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and

●	fluctuation in delivery by our suppliers due to changes in demand from us or from their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

If, in the future, we decide to perform additional manufacturing functions internally that we currently outsource, our business could be harmed by our limited manufacturing experience and related capabilities.

In the future, for financial or operational purposes, we may elect to perform component or system manufacturing functions internally. Our limited experience with manufacturing processes could lead to difficulties in producing sufficient quantities of manufactured items that meet our quality standards and that comply with applicable regulatory requirements in a timely and cost-effective manner. In addition, if we experience these types of manufacturing difficulties, it may be expensive and time consuming to engage a new or previous subcontractor or supplier to fulfill our replacement manufacturing needs. The occurrence of any of these events could harm our business.

If the Viveve System malfunctions or if we discover a manufacturing defect that could lead to a malfunction, we may have to initiate a product recall or replace components, which could adversely impact our business.

Problems in our manufacturing processes, or those of our manufacturers or subcontractors, which lead to an actual or possible malfunction in any of the components of the Viveve System, may require us to recall product from customers or replace components and could disrupt our operations. For example, in December 2012, we began replacing handpiece assemblies that were causing system malfunctions due to fiber optic damage that occurred during the manufacturing process. We subsequently worked with our manufacturer to redesign and test the reliability of the newly designed handpiece. The problem was resolved within several weeks and did not have a significant impact on our ability to supply products to our customers or, more generally, on our results of operations. However, our results of operations, reputation and market acceptance of our products could be harmed if we encounter difficulties in manufacturing that result in a more significant issue or significant patient injury, and delays our ability to fill customer orders.

We may not be able to develop an alternative cooling module that will be in compliance with changing environmental regulations in a timely or cost-effective manner.

Our cooling module relies upon a hydrofluorocarbon (“HFC”), called R134a, to protect the outer layer of the tissue from over-heating while the device delivers RF energy to the submucosal tissue. New environmental regulations phasing out HFCs over the next decade have been adopted or are under consideration in a number of countries. Since 2007, European Union directives aimed at the automotive industry require the phase-out of HFCs and prohibit the introduction of new products incorporating HFCs and it is currently anticipated that such directives may impact the medical device industry. As a result, if we are unable to develop an alternative cooling module for our device which is not dependent on HFCs in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

In addition, the impending restrictions on HFCs have reduced their current availability, as suppliers have less of an incentive to expand production capacity or maintain existing capacity. This change in supply could expose us to supply shortages or increased prices for R134a, which could impair our ability to manufacture the Viveve System and adversely affect our results or operations. HFCs may also be classified by some countries as a hazardous substance and, therefore, subject to significant shipping surcharges that may negatively impact profit margins.

If Solta Medical refuses to sell to us the cryogen cooling method and coupling fluid for commercial reasons, or otherwise, our business could be materially adversely affected.

We entered into a Coupling Fluid License and Product Supply Agreement with Solta Medical (“Solta”) pursuant to which Solta agreed to grant to us a license for the coupling fluid and supply the coupling fluid at preferred pricing for two years and at non-preferred pricing after two years. The agreement was for an initial term of three years, after which it continues to remain in effect unless and until terminated in accordance with the terms therein. We use the cryogen cooling method and coupling fluid with our compatible radio frequency medical device for the purpose of conducting our clinical trials as well as for commercial purposes. Since we currently do not have any alternative sources of cryogen, if Solta refuses to sell to us for commercial reasons, or otherwise, our business could be materially adversely affected.

We forecast sales to determine requirements for components and materials used in the Viveve System, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.

We keep limited materials, components and finished product on hand. To manage our manufacturing operations with our suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to six months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business expands, our demand for components and materials would increase and our suppliers may be unable to meet our demand. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of the Viveve System to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction that our customers have with our business.

Even though we require training for users of the Viveve System and we do not sell the Viveve System to non-physicians, there exists a potential for misuse, which could harm our reputation and our business.

Outside of the U.S., our independent distributors sell in many jurisdictions that do not require specific qualifications or training for purchasers or operators of the Viveve System. We do not supervise the procedures performed with the Viveve System, nor can we be assured that direct physician supervision of our equipment occurs according to our recommendations. We and our distributors require purchasers of the Viveve System to undergo an initial training session as a condition of purchase, but do not require ongoing training. In addition, we prohibit the sale of the Viveve System to companies that rent the Viveve System to third parties, but we cannot prevent an otherwise qualified physician from contracting with a rental company in violation of his or her purchase agreement with us.

In the U.S., we intend to only sell the Viveve System to licensed physicians who have met certain training requirements. However, current federal regulations will allow us to sell the Viveve System to “licensed practitioners,” if we receive FDA approval. The definition of “licensed practitioners” varies from state to state. As a result, the Viveve System may be operated by licensed practitioners with varying levels of training, and in many states by non-physicians, including physician assistants, registered nurses and nurse practitioners. Thus, in some states, the definition of “licensed practitioner” may result in the legal use of the Viveve System by non-physicians.

The use of the Viveve System by non-physicians, as well as noncompliance with the operating guidelines set forth in our training programs, may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Product liability suits could be brought against us due to defective design, labeling, material or workmanship, or misuse of the Viveve System, and could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If the Viveve System is defectively designed, manufactured or labeled, contains defective components or is misused, we may become subject to substantial and costly litigation by our customers or their patients. Misusing the Viveve System or failing to adhere to operating guidelines could cause serious adverse events. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. We may, in the future, be involved in litigation related to the use of the Viveve System. Product liability claims could divert management’s attention from our business, be expensive to defend and result in sizable damage awards against us. We may not have sufficient insurance coverage for all future claims. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and reduce product sales. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our operating results.

After-market modifications to treatment tips by third parties and the development of counterfeit products could reduce our sales, expose us to product liability litigation and dilute our brand quality.

Third parties may introduce adulterated after-market modifications to our treatment tips, which enable re-use of treatment tips in multiple procedures. Because the treatment tips are designed to withstand a finite number of pulses, modifications intended to increase the number of pulses could result in patient injuries caused by the use of worn-out or damaged treatment tips. In addition, third parties may seek to develop counterfeit products that are compatible with the Viveve System and available to practitioners at lower prices. If security features incorporated into the design of the Viveve System are unable to prevent after-market modifications to the treatment tips or the introduction of counterfeit products, we could be subject to reduced sales, product liability lawsuits resulting from the use of damaged or defective goods and damage to our reputation.

We depend on skilled and experienced personnel to operate our business effectively. If we are unable to recruit, hire and retain these employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. While we have employment contracts with our Chief Executive Officer and our Chief Financial Officer, these officers and other key employees may terminate their employment at any time. The loss of any senior management team members could weaken our management expertise and harm our business.

Our ability to retain our skilled labor force and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering and sales and marketing employees, as well as independent distributors, most of whom are geographically dispersed and must be trained in the use and benefits of the Viveve System. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

Any acquisitions that we make could disrupt our business and harm our financial condition.

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may also consider joint ventures and other collaborative projects. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies. Furthermore, the integration of any acquisition and management of any collaborative project may divert management’s time and resources from our business and disrupt our operations. We do not have any experience with acquiring companies or products. If we decide to expand our product offerings, we may spend time and money on projects that do not increase our revenues.

Risks Related to Regulatory Matters

We may be unable to obtain or maintain international regulatory qualifications or approvals for our current or future products, which could harm our business.

Sales of the Viveve System internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and approval is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain all regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or qualifications, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

If we fail to maintain regulatory approvals and clearances, or if we are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for the Viveve System or any future products we may develop or acquire, including product enhancements, our business and results of operations could be adversely affected.

The Viveve System is, and any future products we may acquire or develop will be, subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, approval of a de novo reclassification petition, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements. The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use.

If there is no known predicate for a device, a company can request a de novo reclassification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. FDA’s de novo process has just been streamlined to allow a company to request that a new product classification be developed based on information provided by the requesting company. Our plan is to utilize the direct de novo process for the Viveve System. However, we cannot predict when or if such approval will be obtained, or whether FDA will create a new product code. Failure to approve the de novo petition or establishment of a new product code could require us to seek a PMA for the Viveve System. Delays in receipt or failure to receive clearances or approvals could adversely affect our business, results of operations and future growth prospects.

If we modify an FDA-cleared device, we may need to seek and obtain new clearances, which, if not granted, would prevent the sale of our modified product or require us to redesign the product.

Any modifications to an FDA-cleared device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. Viveve may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing product in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and potential future profitability. We have made modifications to our device in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified device, which could harm our operating results and require us to redesign the product.

Clinical trials necessary to support a 510(k) or a PMA application will be expensive and will require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials may prevent us from commercializing our current product or any modified or new products and will adversely affect our business, operating results and prospects.

Th e FDA has asked us to conduct an investigational device exemption (“IDE”), study to support a future product submission for the Viveve System. Initiating and completing clinical trials necessary to support a 510(k) or a PMA application for the Viveve System, as well as other possible future product candidates, will be time consuming and expensive and the outcome is uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies will require the enrollment of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the desirability of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators and support staff, the proximity of patients to clinical sites, the ability of patients to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product or if they determine that the treatments received under the trial protocols are not desirable or involve unacceptable risk or discomfort.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our product or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain the regulatory clearance or approval which would permit us to commercialize our products.

We do not have the ability to independently conduct the pre-clinical and clinical trials for our product, therefore we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct the trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or be able to successfully commercialize, our product on a timely basis, if at all. In that event, our business, operating results and prospects may be adversely affected.

The results of our clinical trials may not support our proposed product claims or may result in the discovery of adverse side effects. Furthermore, if the results of our OUS Clinical Trials are not positive, we may not receive further funding from our lender. Any of these events could have a material adverse impact on our business.

Even if our clinical trials are completed as planned, it cannot be certain that the results of the clinical trials will support our proposed claims for the Viveve System, that the FDA or foreign authorities will agree with our conclusions regarding them or that even if our product receives regulatory approval or clearance, that it will not later result in adverse side effects that limit or prevent its use. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product is safe and effective for the proposed indicated uses. Any delay of our clinical trials or failure by the FDA or other foreign authorities to accept our product claims will delay, or even prevent, our ability to commercialize our product and generate revenues.

Even if our product is approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our product, the product could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies, such as the Food and Drug Branch of the California Department of Health Services (“CDHS”). In particular, we and our suppliers are required to comply with the FDA’s QSR, and International Standards Organization (“ISO”), regulations for the manufacture of our product and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. In the past, our facility has been inspected by the FDA and CDHS, and observations were noted. The FDA and CDHS have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR. Any future failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	unanticipated expenditures to address or defend such actions

●	customer notifications for repair, replacement or refunds;

●	recall, detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;

●	operating restrictions;

●	withdrawing 510(k) clearances on PMA approvals that have already been granted;

●	refusal to grant export approval for our product; or

●	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales to suffer and may prevent us from generating revenue. Furthermore, our third party manufacturers may not currently be, or may not continue to be, in compliance with all applicable regulatory requirements which could result in a failure to produce our product on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted for the Viveve System or future products, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

The Viveve System may also be subject to state regulations which are, in many instances, in flux. Changes in state regulations may impede sales. For example, federal regulations may allow the Viveve System to be sold to, or on the order of, “licensed practitioners,” as determined on a state-by-state basis. As a result, in some states, non-physicians may legally purchase and operate the Viveve System. However, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

If we or our third-party manufacturers fail to comply with the FDA’s QSR, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would cause our reputation, sales and business to suffer.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving the Viveve System or future products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

The Viveve System may, in the future, be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our product in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. A recall of our product would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. In the future, we may initiate one or more voluntary recalls involving our product that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

Federal and state regulatory reforms may adversely affect our ability to sell our product profitably.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our product. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

For example, in August 2010, the FDA issued its preliminary recommendations on reform of the 510(k) premarket notification process for medical devices. On January 19, 2011, the FDA announced its “Plan of Action” for implementing these recommendations. The Plan of Action included 25 action items, including revising existing guidance or developing guidance to clarify various aspects of the 510(k) process and to streamline the review process for innovative, lower risk products (the “de novo” process); improving training for the Center for Devices and Radiological Health staff; increasing reliance on external experts; and addressing and improving internal processes. The FDA may implement other reforms in the future. Future reforms could have the effect of making it more difficult and expensive for us to obtain 510(k) clearance.

In addition, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws associated with our activities outside the U.S. could subject us to penalties and other adverse consequences.

A significant portion of our revenues is and will be from jurisdictions outside of the U.S. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining or keeping business, and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets which we acquire.

In many foreign countries where we operate, particularly in countries with developing economies, it may be a local custom for businesses to engage in practices that are prohibited by the FCPA or other similar laws and regulations. In contrast, we have implemented a company policy requiring our employees and consultants to comply with the FCPA and similar laws. Although we have not conducted formal FCPA compliance training, we are in the process of devising a training schedule for certain of our employees, agents and partners. Nevertheless, there can be no assurance that our employees, partners and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of the FCPA or our policies for which we may be ultimately held responsible. As a result of our anticipated growth, our development of infrastructure designed to identify FCPA matters and monitor compliance is at an early stage. If we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose civil and/or criminal fines and penalties which could have a material adverse effect on our reputation, business, operating results and financial conditions. We may also face collateral consequences, such as debarment and the loss of our export privileges.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection for the Viveve System, which may permit third parties to compete against us more effectively.

We rely on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect our technology and the Viveve System. We have an exclusive license to or own 10 issued U.S. patents primarily covering the Viveve System and methods of use, 2 of which have expired. The remaining 8 will expire between 2016 and 2029. Additionally, we have 4 pending U.S. patent applications; 16 issued foreign patents; and 20 pending foreign patent applications, some of which foreign applications preserve an opportunity to pursue patent rights in multiple countries. Some of the Viveve System components are not, and in the future may not be, protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. Moreover, we do not have patent rights in all foreign countries in which a market may exist, and where we have applied for foreign patent rights, the laws of many foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S.

In addition, competitors could purchase the Viveve System and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to defend our market against competitors’ products and methods, our competitive position and business could be adversely affected.

We may be involved in future costly intellectual property litigation, which could impact our future business and financial performance.

Our industry has been characterized by frequent intellectual property litigation. Our competitors or other patent holders may assert that the Viveve System and the methods we employ are covered by their patents. If the Viveve System or methods are found to infringe, we could be prevented from marketing the Viveve System. In addition, we do not know whether our competitors or potential competitors have applied for, or will apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use, sell, import or export the Viveve System. We may also initiate litigation against third parties to protect our intellectual property that may be expensive, protracted or unsuccessful. In the future there may be companies that market products for competing purposes in direct challenge to our intellectual property position, and we may be required to initiate litigation in order to stop them. If we initiate litigation to protect our rights, we run the risk of having our patents invalidated, which would undermine our competitive position.

Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and could divert management’s attention from our business. If we lose this kind of litigation, a court could require us to pay substantial damages, and prohibit us from using technologies essential to the Viveve System, any of which would have a material adverse effect on our business, results of operations and financial condition. In that event, we do not know whether necessary licenses would be available to us on satisfactory terms, or whether we could redesign the Viveve System or processes to avoid infringement.

Competing products may also appear in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, we could be prevented from marketing the Viveve System in one or more countries.

In addition, we may hereafter become involved in litigation to protect our trademark rights associated with our name or the names used with the Viveve System. Names used with the Viveve System and procedures may be claimed to infringe names held by others or to be ineligible for proprietary protection. If we have to change the name of the company or the Viveve System, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the Commission have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. These rules and regulations may also make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

Our officers, directors and principal stockholders, i.e., stockholders who beneficially own greater than 10% of our outstanding common stock, collectively own approximately 50% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of our other stockholders.

We are a holding company with no business operations of our own and we depend on cash flow from Viveve, Inc. to meet our obligations.

As a result of the Merger, we are a holding company with no business operations of our own or material assets other than the stock we own in Viveve, Inc. All of our operations are conducted by Viveve, Inc. As a holding company, we will require dividends and other payments from our subsidiary to meet cash requirements. The terms of any agreements governing indebtedness that we may enter into may restrict our subsidiary from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of our subsidiary, our stockholders likely will have no right to proceed against its assets. Creditors of our subsidiary will be entitled to payment in full from the sale or other disposal of the assets of our subsidiary before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Viveve, Inc. is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Because we are incorporated in Canada, you may not be able to enforce judgments against us and our Canadian directors.

Under Canadian law, you may not be able to enforce a judgment issued by courts in the U.S. against us or our Canadian directors. The status of the law in Canada is unclear as to whether a U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectations of securities analysts or investors in a particular period;

●

changes in financial estimates and recommendations by securities analysts concerning our business, the market for our products, the health services industry, or the healthcare and health insurance industries in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, fluctuations in interest rates and international currency fluctuations.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is held by a small number of holders, and the price may not reflect our actual or perceived value. We have filed an application for listing on The NASDAQ Capital Market. However, approval of our application is contingent upon a number of factors and events. Further, even if our common stock begins to trade on The NASDAQ Capital Market in the future, we may not be able to meet the requirements for continued listing going forward. In either case, there can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at a depressed price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to the Company being current in our periodic reports filed with the Commission.

Upon effectiveness of the registration statement relating to this prospectus, up to 4,054,062 shares of common stock held by the selling stockholders will become freely tradable without restriction under the Securities Act.

As of April 15, 2016, there were approximately 3,484,349 shares of common stock of the 7,497,857 shares issued and outstanding that could be sold pursuant to Rule 144, which estimate is based on a list provided to us by our transfer agent, 39,494 shares of restricted stock, 401,446 shares subject to outstanding warrants, 1,131,768 shares subject to outstanding options and an additional 118,780 shares reserved for future issuance under our 2013 Employee Stock Option and Incentive Plan, as amended, all of which will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements or Rule 144 under the Securities Act.

We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We intend to retain any earnings to develop, carry on, and expand our business.

Penny stock rules may make buying or selling our common stock difficult, and severely limit its marketability and liquidity.

Because our securities are considered a penny stock, stockholders will be more limited in their ability to sell their shares. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common shares is less than $5.00 per share, the common shares will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission that contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; contains a toll-free telephone number for inquiries on disciplinary actions; defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such shares; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue an unlimited number of shares of “blank check” preferred stock and, following our redomicile to Delaware we will be authorized to issue 10,000,000 shares of blank check preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. Our board of directors is currently, and following our redomicile to Delaware will be, empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and we have no plans to issue shares of preferred stock, either now or following our redomicile to Delaware. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of our common stock. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby. We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. In particular, forward-looking statements include statements relating to future actions, prospective products and applications, customers, technologies, future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology;

●	whether we are successful in having our medical device approved for sale by the FDA;

●	whether demand develops for our medical device;

●	the impact of competitive or alternative products, technologies and pricing;

●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;

●	our ability to obtain adequate financing in the future, as and when we need it;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus to conform such statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

This prospectus relates to 4,054,062 shares of our common stock that may be offered and sold from time to time by the selling stockholders. The proceeds from the sales will belong to the selling stockholders. We will bear the costs of preparing and filing the registration statement, of which this prospectus is a part.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of 4,054,062 shares of our common stock.

The selling stockholders obtained the securities registered on this registration statement in a private offering of approximately $12,000,000 in securities consisting of a total of 4,054,062 shares of common stock (the “2015 Private Offering”). The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they hold. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. We have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus.

Certain of the selling stockholders serve as executive officers and directors or employees of the Company including, Patricia Scheller, our Chief Executive Officer and a director, Scott Durbin, our Chief Financial Officer, Jim Robbins our Vice President of Finance, and Scott Greenwood, our European and Middle East Sales Director. Jim Atkinson, our President and Chief Business Officer is also the sole beneficiary of the shares of common stock owned by the James Gregory Atkinson IRA and co-trustee of the Atkinson Family Revocable Trust Dated 8/26/2013. In addition, Stonepine Capital, L.P., which owns approximately 30.7% of our common stock, exercised its right to designate a director to our board of directors. Mr. Plexico was appointed to our board of directors as a representative of Stonepine Capital, L.P. on March 14, 2016. Our directors Dan Janney and Jon Plexico are each also affiliated with Alta Bioequities, L.P. and Stonepine Capital, L.P., respectively. Stonepine Capital, L.P., Alta Bioequities, L.P. and 5AM Ventures II, L.P. each own more than 5% of our common stock. Each of the foregoing may be deemed an underwriter within the meaning of the Securities Act. Except as otherwise described herein, none of the selling stockholders or any of their affiliates currently holds an executive office, or has any other material relationship, with us or any of our predecessors or affiliates.

As used in this prospectus, the term “selling stockholders” includes each of the selling stockholders and any donees, pledgees, transferees or other successors in interest selling shares received from the selling stockholders as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 7,497,857 shares of our common stock outstanding as of April 15, 2016.

Selling Stockholder	Shares Beneficially Owned Before this Offering	% of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering	Shares Beneficially Owned After this Offering	% of Outstanding Shares Beneficially Owned After this Offering(1)
Stonepine Capital, L.P.	2,299,711	30.67%	1,942,568	357,143	4.76%
RTW Master Fund, Ltd.	594,226	7.93%	422,298	171,928	2.29%
Alta Bioequities, L.P.	707,204	9.40%	337,838	369,366	4.91%
Wexford Spectrum Investors LLC	427,124	5.70%	337,838	89,286	1.19%
Charles Schwab & Co. Inc. for the benefit of James Gregory Atkinson IRA Contributory Account(2)	333,737	4.45%	253,379	80,358	1.07%
Atkinson Family Revocable Trust Dated 8/26/2013(3)	98,099	1.31%	84,460	13,639	0.18%
James Besser	67,568	0.90%	67,568	0	-
Manchester Explorer, L.P.	101,352	1.35%	101,352	0	-
Pura Vida Master Fund, Ltd.	168,919	2.25%	168,919	0	-
Pamela Jo Rosenau Trust, dated 10/4/2005	146,960	1.96%	146,960	0	-
5AM Co-Investors II, L.P.	36,057	0.48%	3,207	32,850	0.44%
5AM Ventures II, L.P.	913,780	12.19%	81,254	832,526	11.10%
Roger A. Stern	33,784	0.45%	33,784	0	-
Patricia Scheller(4)	146,908(5)	1.93%	16,892	130,016	1.71%
Michelle Kopp Trust	16,892	0.23%	16,892	0	-
Mission Design & Development, LLC	16,892	0.23%	16,892	0	-
Jim Robbins(6)	24,871(7)	0.33%	8,446	16,425	0.22%
Scott Durbin(8)	61,327(9)	0.81%	5,068	56,259	0.74%
George Kallas	5,068	0.07%	5,068	0	-
Scott Greenwood(10)	3,379	0.05%	3,379	0	-

(1) Based on 7,497,857 shares issued and outstanding as of April 15, 2016.

(2) Jim Atkinson, our President and Chief Business Officer, is the sole beneficiary of the shares of common stock beneficially owned by this selling stockholder.

(3) Mr. Atkinson is the co-trustee of the Atkinson Family Revocable Trust and therefore has voting and investment control over the shares of common stock owned by this selling stockholder.

(4) Patricia Scheller is the Chief Executive Officer and a Director of the Company.

(5) Included in this amount are 19,337 shares of common stock, the right to purchase 27,711 shares of common stock underlying a 10-year option having an exercise price of $9.92 per share, the right to purchase 48,924 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, the right to purchase 25,209 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share, and a 10-year warrant to purchase 25,727 shares of common stock at an exercise price of $4.00 per share. Excludes 7,325 shares of common stock underlying a restricted stock award that will vest within one-year of January 4, 2016. Excludes 285,284 shares of common stock underlying unvested options.

(6) Jim Robbins is the Company’s Vice President of Finance.

(7) Included in this amount are 8,446 shares of common stock, the right to purchase 6,948 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, the right to purchase 2,526 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share, a 10-year warrant to purchase 5,378 shares of common stock at an exercise price of $4.00 per share, and a 10-year warrant to purchase 1,875 shares of common stock at an exercise price of $5.60 per share. Excludes 6,250 shares of common stock underlying a restricted stock award that will vest within one-year of January 4, 2016. Excludes 29,276 shares of common stock underlying unvested options.

(8) Scott Durbin is the Company’s Chief Financial Officer.

(9) Included in this amount are 5,068 shares of common stock, the right to purchase 10,323 shares of common stock underlying a 10-year option having an exercise price of $9.92 per share, the right to purchase 19,918 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, and a 10-year warrant to purchase 26,018 shares of common stock at an exercise price of $4.00 per share. Excludes 124,636 shares of common stock underlying unvested options

(10) Scott Greenwood is the Company’s European and Middle East Sales Director.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Pink or the OTCQB platform of the OTC Markets Group, Inc. or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities and the selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We have agreed to indemnify the selling stockholders and each selling stockholder has agreed, severally and not jointly, to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on a post-split basis on the OTCQB under the temporary symbol “VIVMD” on April 18, 2016, after effecting the reverse stock split. Prior to April 18, 2016, our common stock was trading on the OTCQB market under the symbol “VIVMF”. Prior to October 22, 2014, our common stock traded under the symbol “PLCSF” and “PLCSD”.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Markets, after giving effect to the one-for-eight reverse stock split that we effected on April 15, 2016. The bid quotations reported by the OTC Markets reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
January 1, 2016 through March 31, 2016	$7.12	$4.24

October 1, 2015 through December 31, 2015	$7.76	$5.36
July 1, 2015 through September 30, 2015	$8.40	$6.40
April 1, 2015 through June 30, 2015	$9.20	$2.40
January 1, 2015 through March 31, 2015	$5.20	$2.56

October 1, 2014 through December 31, 2014	$11.20	$2.80
July 1, 2014 through September 30, 2014	$21.60	$4.00
April 1, 2014 through June 30, 2014	$32.00	$4.80
January 1, 2014 through March 31, 2014	$39.20	$28.16

The last reported closing price of our common stock on the OTCQB market on April 28, 2016 was $9.00 per share. As of April 15, 2016 there were approximately 611 holders of record of our common stock. This number does not include stockholders for whom shares were held in a “nominee” or “street” name.

We have applied for the listing of our common stock on The Nasdaq Capital Market under the symbol “VIVE”. No assurance can be given that such applications will be approved or that a trading market will develop. In order to satisfy the NASDAQ listing requirements we effected a one-for-eight reverse split of our common stock on April 15, 2016.

Dividend Policy

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business; we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Future Sales of Securities

There is a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market could adversely affect the market price and our ability to raise capital in the future.

As of April 15, 2016, there were approximately 3,484,349 shares of common stock of the 7,497,857 shares issued and outstanding that could be sold pursuant to Rule 144, which estimate is based on a list provided to us by our transfer agent, 39,494 shares of restricted stock, 401,446 shares subject to outstanding warrants, 1,131,768 shares subject to outstanding options and an additional 118,780 shares reserved for future issuance under our 2013 Employee Stock Option and Incentive Plan, as amended, all of which will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements or Rule 144 under the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

In the discussion below, when we use the terms “we”, “us” and “our”, we are referring to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc., which was acquired on September 23, 2014.

We design, develop, manufacture and market a medical device for the non-invasive treatment of vaginal laxity that we refer to as the Viveve Treatment. While our product has not been approved for sale in the U.S., we currently have 17 exclusive partnerships covering distribution of the Viveve System in 51 countries around the world, and we have regulatory clearance to market and sell our product in 22 of those countries:

GEOGRAPHIC REGION	DISTRIBUTION COVERAGE	REGULATORY CLEARANCE
North America	1	1
Latin America	1	-
Europe	28	18
Asia Pacific	11	3
Middle East	10	-
TOTAL	51	22

Outside the U.S., we market and sell the Viveve System, including the single-use treatment tips, through trained sales employees, consultants, and distributors. As of the date of this prospectus, we have sold 75 Viveve Systems and approximately 1,700 single-use treatment tips in countries outside of the U.S.

Because the revenues we have earned to date have not been sufficient to support our operations, we have relied on sales of our securities, loans from related parties and a bank term loan, as more fully described below, to fund our operations. We are located in Sunnyvale, California.

Reverse Acquisition and Recent Events

On September 23, 2014, we completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (“Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of the Company with and into Viveve, Inc., a Delaware corporation (the “Merger”). In connection with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. Viveve, Inc. operates as a wholly-owned subsidiary of Viveve Medical.

Pursuant to the Merger Agreement, all shares of capital stock (including common and preferred stock) of Viveve, Inc. were converted into 467,911 shares of Viveve Medical, Inc.’s common stock which represented approximately 62% of the issued and outstanding shares of common stock of Viveve Medical on a fully diluted basis. In addition, non-accredited investors were entitled to receive, on a pro-rata basis, an aggregate of approximately $16,000 upon closing.

As a condition to and upon the closing of the Merger, an aggregate amount of $4,875,000 and related accrued interest of approximately $522,000 were extinguished pursuant to the terms and conditions of a Convertible Note Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and 5AM Co-Investors II, LP, a Convertible Note Termination Agreement, dated May 9, 2014 (collectively, the “5AM Note Termination Agreements”), by and between Viveve, Inc. and 5AM Ventures II, LP (together with 5AM Co-Investors II, LP, the “5AM Parties”) and a Convertible Note Exchange Agreement, dated May 9, 2014 (the “GBS Note Exchange Agreement”) by and between Viveve, Inc. and GBS Venture Partners Pty Ltd., trustee for GBS BioVentures III (“GBS”). In accordance with the terms and conditions of the 5AM Note Termination Agreements, the 5AM Parties acknowledged and agreed that the benefits received from the closing of the Merger, including the portion of the merger consideration issued to the 5AM Parties as shareholders of Viveve, Inc. in accordance with the terms of the merger agreement, was full and fair consideration to cancel or extinguish all principal and interest underlying the notes held by such holders. Pursuant to the terms of the Note Exchange Agreement, GBS agreed to cancel and extinguish all principal and interest underlying the notes held by GBS in exchange for a warrant to acquire such number of shares of common stock of Viveve Medical equal to 5% of the issued and outstanding common stock of Viveve Medical following the effective date of the Merger (the “GBS Warrant”). Upon the closing of the Merger, we issued an aggregate of 117,950 shares of common stock to GBS upon the automatic conversion of the warrant.

Upon the closing of the Merger, all rights, title or interest in outstanding warrants to purchase securities of Viveve, Inc. were also terminated, extinguishing approximately $572,000 in outstanding warrant liabilities, in accordance with the terms and conditions of a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and each of the 5AM Parties, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and GBS, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and Oxford Finance LLC (“Oxford”), and a Warrant Termination Agreement, dated May 9, 2014 (collectively, the “Warrant Termination Agreements”), by and between Viveve, Inc. and SVB Financial Group (“SVB Financial”). The cancellation of the outstanding principal amount and related accrued interest underlying the convertible bridge notes and the warrant liabilities were accounted for as part of the Merger transaction and no gain was recorded in the statement of operations.

The acquisition was accounted for as a reverse merger and recapitalization effected by a share exchange. Viveve, Inc. was considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity were brought forward at their book value and no goodwill was recognized. Therefore, the historical financial data of Viveve, Inc. is deemed to be our historical financial data.

Concurrent with the consummation of the Merger, we completed a private offering pursuant to which we sold 1,425,867 shares of our common stock (of which 1,413,197 shares of our common stock were issued at the closing as a result of beneficial ownership limitations), together with five-year warrants for the purchase of up to 117,535 shares of common stock, at an exercise price of $4.24 per share, for gross proceeds of approximately $6.0 million, which included the conversion of $1.5 million of convertible notes (the “2014 Offering”). The price per unit was $4.24 per share.

On September 30, 2014, we entered into a Loan and Security Agreement, as amended on February 19, 2015, May 14, 2015, and November 30, 2015 (collectively the “Loan Agreement”), with Pacific Western Bank (as successor in interest by merger to Square 1 Bank) (the “Lender”) pursuant to which we received a term loan in the amount of $5.0 million, funded in 3 tranches. The first tranche of $2.5 million was provided to us on October 1, 2014 and proceeds of $500,000 from the second tranche were received on each of February 19, 2015, March 16, 2015 and April 6, 2015 for aggregate proceeds of $1.5 million. The first tranche borrowing is repayable in interest only payments until November 1, 2015 and then 30 equal installments of principal and interest at a rate of 5.25% per annum. The second tranche borrowings in February, March and April 2015 are repayable in interest only payments until March 1, 2016 and then 30 equal installments of principal and interest at a rate of 5.00%, 5.06% and 5.00% per annum, respectively. The terms of the loan also require that the Company meet certain financial covenants and milestones in connection with the OUS Clinical Trial, including, but not limited to, (a) full enrollment as of March 31, 2015, (b) positive 3-month interim data as of July 10, 2015, and (c) positive results from the trial as of January 31, 2016. Full enrollment of the OUS Clinical Trial was achieved prior to March 31, 2015. Additionally, Viveve Medical provided evidence to the Lender of positive three month interim results with respect to the OUS Clinical Trial, and on July 15, 2015 we received the final $1.0 million of the term loan with a drawdown of funds from the third tranche. The third tranche borrowing is repayable in interest only payments until August 1, 2016 and then 30 equal installments of principal and interest at a rate of 6.56% per annum. While we were able to provide evidence of positive 3-month interim data as of July 10, 2015, due to over-enrollment of the OUS Clinical Trial we were unable to provide positive results as of January 31, 2016 and we were not in compliance, as of February 18, 2016, of a covenant requiring us to keep a minimum cash balance at the Lender’s institution (the “Covenant Failures”). On March 18, 2016, we entered into the Fourth Amendment to the Loan and Security Agreement pursuant to which the Lender waived the Covenant Failures. The Fourth Amendment also extended the date, to April 30, 2016, of the requirement that we provide evidence of positive results from the OUS Clinical Trial and revised the minimum cash balance requirement. Following execution of the Fourth Amendment, we must maintain a balance of cash of at least $3,000,000 at the Lender’s institution. As of December 31, 2015 and the date of this prospectus, the outstanding term loan principal balance was $4.8 million and $4.5 million, respectively.

In connection with the terms of the Loan Agreement, we entered into the Intellectual Property Security Agreement, dated as of September 30, 2014, pursuant to which a first priority security interest was created in all of our intellectual property and we issued a 10-year warrant to the Lender for the purchase of 58,962 shares of Viveve Medical common stock at an exercise price of $4.24 per share (the “Warrant”), such number of shares to automatically increase in the event that we fail to meet certain covenants to achieve certain OUS Clinical Trial milestones or capital raising requirements as set forth in the Loan Agreement, as amended, by a number equal to the quotient derived by dividing (i) 1% of the principal balance outstanding under the Loan Agreement by (ii) the exercise price $4.24 per share (the “Amended Warrant”). In connection with the second amendment to the Loan Agreement in May 2015, Viveve Medical issued a second 10-year warrant to the Lender to purchase a total of 3,125 shares of common stock at an exercise price of $2.96 per share.

On May 14, 2015, we completed a private offering (the “May 2015 Offering”) pursuant to which we sold 4,054,062 shares of common stock for gross proceeds of approximately $12.0 million, to 20 accredited investors pursuant to the terms of a Securities Purchase Agreement dated as of May 12, 2015. The net proceeds from the May 2015 Offering were approximately $11.0 million.

On November 24, 2015, we completed a private offering (the “November 2015 Offering”) pursuant to which we sold 1,071,679 shares of common stock for gross proceeds of approximately $6,000,000, to 12 accredited investors pursuant to the terms of a Securities Purchase Agreement dated as of November 20, 2015. The net proceeds from the November 2015 Offering were approximately $5.4 million.

We are subject to risks, expenses and uncertainties frequently encountered by companies in the medical device industry. These risks include, but are not limited to, intense competition, whether we can be successful in obtaining FDA approval for the sale of our product and whether there will be a demand for the Viveve Treatment, given that the cost of the procedure will likely not be reimbursed by the government or private health insurers. In addition, we will continue to require substantial funds to support our clinical trials and fund our efforts to expand regulatory approval for our products in locations in which we do not currently have approval to market our product, including the U.S. We cannot be certain that any additional required financing will be available when needed or on terms which are favorable to us. As noted above, our operations to date have been primarily funded through sales of our securities, loans from related parties and the bank term loan described above. Various factors, including our limited operating history with minimal revenues to date and our limited ability to market and sell our product have resulted in limited working capital available to fund our operations. The recent Merger and concurrent Private Offering was consummated in an effort to raise additional capital and increase public awareness of Viveve, as well as to create opportunities for access to additional capital by increasing liquidity. While we believe that our recent going public transaction will be attractive to investors and even though we completed the May 2015 Offering and the November 2015 Offering, there are no assurances that we will be successful in securing additional financing in the future to fund our operations going forward. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives. These factors raise substantial doubt about our ability to continue as a going concern.

Plan of Operation

We intend to increase our sales and exposure both internationally and in the United States market by seeking regulatory approvals for the sale and distribution of our product, identifying and training qualified distributors and expanding the scope of physicians who offer the Viveve Treatment to include plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and primary care physicians. In addition, we intend to use the strategic relationships that we have developed with outside contractors and medical experts to improve the Viveve System by focusing our research and development efforts on various areas including, but not limited to:

●	designing new treatment tips optimized for both ease-of-use and to reduce procedure times for patients and physicians;

●	increasing security to prevent the re-use of treatment tips, resulting in improved procedure efficacy and reduced safety concerns; and

●	developing a new cooling system that integrates a substitute for hydrofluorocarbon, to maintain compliance with changes in international environmental regulations.

The net proceeds received from the sales of our securities and the term loan have been used to support commercialization of our product in existing and new markets, for our research and development efforts and for protection of our intellectual property, as well as for working capital and other general corporate purposes. We expect that our cash will be sufficient to fund our activities for the next nine months, however, we will continue to require funds to fully implement our plan of operation. Our operating costs include employee salaries and benefits, compensation paid to consultants, professional fees and expenses, costs associated with our clinical trials, capital costs for research and other equipment, costs associated with research and development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an early stage public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also expect to incur expenses related to obtaining regulatory approvals in the U.S. and internationally as well as legal and related expenses to protect our intellectual property. We expect capital expenditures, for the foreseeable future, to be less than $250,000 annually.

We intend to continue to meet our operating cash flow requirements through the sales of our products and by raising additional funds from the sale of equity or debt securities. If we sell our equity securities, or securities convertible into equity, to raise capital, our current stockholders will likely be substantially diluted. We may also consider the sale of certain assets, or entering into a transaction, such as a merger, with a business complimentary to ours, although we do not currently have plans for any such transaction. While we have been successful in raising capital to fund our operations since inception, other than as discussed in this prospectus, we do not have any committed sources of financing and there are no assurances that we will be able to secure additional funding. If we cannot obtain financing, then we may be forced to curtail our operations or consider other strategic alternatives.

Results of Operations

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Revenue

	Year Ended December 31,		Change
	2015	2014	$		%
	(in thousands, except percentages)

Revenue	$1,447	$90		1,357	1,508%

We recorded revenue of $1,447,000 for the year ended December 31, 2015, compared to revenue of $90,000 for the year ended December 31, 2014, an increase of $1,357,000. The increase in revenue was primarily due to sales of Viveve Systems and disposable treatment tips and other ancillary consumables to our new distributors. Sales in 2014 were limited primarily because of insufficient commercial inventory available for sale. In 2014, inventory production was slowed due to funding constraints and the majority of inventory during the second half of 2014 was used to support our OUS Clinical Trial.

Gross Profit

	Year Ended December 31,		Change
	2015	2014	$		%
	(in thousands, except percentages)

Gross profit	$462	$40		$422	1,055%

Gross profit was $462,000, or 32% of revenue, for the year ended December 31, 2015, compared to gross profit of $40,000, or 44% of revenue, for the year ended December 31, 2014. The increase in gross profit was primarily due to sales of 34 Viveve Systems to our new distributors in 2015. Gross margin decreased primarily due to demo pricing offered to certain new distributors and higher manufacturing costs. Sales in 2014 did not include any Viveve Systems and were limited to smaller quantities of disposable treatment tips and other ancillary consumables primarily because of insufficient commercial inventory available for sale. In 2014, inventory production was slowed due to funding constraints and the majority of inventory during the second half of 2014 was used to support our OUS Clinical Trial.

Research and development expenses

	Year Ended December 31,		Change
	2015	2014	$		%
	(in thousands, except percentages)

Research and development	$4,988	$1,426		$3,562	250%

Research and development expenses totaled $4,988,000 for the year ended December 31, 2015, compared to research and development expenses of $1,426,000 for year ended December 31, 2014, an increase of $3,562,000, or approximately 250%. Spending on research and development increased in 2015 primarily due to costs associated with our OUS Clinical Trial. The Viveve OUS Clinical Trial commenced in the fourth quarter of 2014 and is a post-market study designed to evaluate the safety and effectiveness of the Viveve Treatment. The study duration is approximately 12-15 months. Research and development expenses also included increased engineering and development work with our contract manufacturer related to product improvement efforts and additional stock-based compensation expense primarily due to stock options granted to new employees and performance bonuses for employees in 2015.

Selling, general and administrative expenses

	Year Ended December 31,		Change
	2015	2014	$		%
	(in thousands, except percentages)

Selling, general and administrative	$7,464	$4,276		$3,188	75%

Selling, general and administrative expenses totaled $7,464,000 for the year ended December 31, 2015, compared to $4,276,000 for the year ended December 31, 2014, an increase of $3,188,000, or approximately 75%. The increase in selling, general and administrative expenses in 2015 was primarily attributable to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts. Selling, general and administrative expenses during 2015 also included higher personnel costs due to hiring new employees (primarily in connection with our sales and marketing efforts) and additional stock-based compensation expense primarily due to stock options granted to new employees and performance bonuses for employees in 2015. In contrast, selling, general and administrative expenses in 2014 were primarily attributable to professional services-related expenses associated with the Merger transaction that was completed in September 2014 and to a lesser degree greater spending to build brand and market awareness. Selling, general and administrative expenses in 2014 also included additional stock-based compensation expense associated with the accelerated vesting of certain stock options in connection with the Merger. Selling, general and administrative expenses in 2014 were impacted by lower spending in the first half of the year as a result of reduced activity due to funding constraints.

Interest expense

	Year Ended December 31,		Change
	2015	2014	$		%
	(in thousands, except percentages)

Interest expense	$415	$567		$(152)	(27)%

During the year ended December 31, 2015, we had interest expense of $415,000, compared to $567,000 for the year ended December 31, 2014. The decrease of $152,000, or approximately 27%, resulted primarily from the discontinuance of the interest expense on our convertible bridge notes which were extinguished in connection with the Merger, partially offset by interest expense from the new term loan.

Other income (expense), net

	Year Ended December 31,		Change
	2015	2014	$		%
	(in thousands, except percentages)

Other income (expense), net	$(21)	$49		$(70)	(143)%

During the year ended December 31, 2015 we had other expense, net, of $21,000 as compared to other income, net, of $49,000 for the year ended December 31, 2014. The decrease of $70,000, or approximately 143%, was primarily attributable to mark-to-market adjustments in 2014 associated with the change in the fair value of our preferred stock warrants, which were accounted for as liabilities. The warrants were extinguished in connection with the Merger.

Liquidity and Capital Resources

Year Ended December 31, 2015

Liquidity is our ability to generate sufficient cash flows from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate financing or to raise capital. We have funded our operations since inception through the sale of our securities, loans from related parties and the bank term loan. To date, we have not generated sufficient cash flows from operating activities to meet our obligations and commitments, and we anticipate that we will continue to incur losses for the foreseeable future.

Because we have incurred losses and reported negative cash flow from operations since inception, our consolidated financial statements have been prepared assuming that we will continue as a going concern. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The following table summarizes the primary sources and uses of cash for the periods presented below (in thousands):

	Year Ended December 31,
	2015	2014

Net cash used in operating activities	$(12,195)	$(5,991)
Net cash used in investing activities	(109)	(117)
Net cash provided by financing activities	18,769	6,573
Net increase in cash and cash equivalents	$6,465	$465

Operating Activities

We have incurred, and expect to continue to incur, significant expenses in the areas of research and development, regulatory compliance and clinical study costs associated with the Viveve System.

Operating activities used $12,195,000 for the year ended December 31, 2015 compared to $5,991,000 used for the year ended December 31, 2014. The primary use of our cash was to fund selling, general and administrative expenses and research and development expenses associated with the Viveve System. Net cash used during the year ended December 31, 2015 consisted of a net loss of $12,426,000 adjusted for non-cash expenses including depreciation and amortization of $77,000, stock-based compensation of $220,000, fair value of warrants issued to employees for performance bonuses of $286,000, fair value of warrants issued to service providers of $251,000 (primarily related to nonemployee contractors), non-cash interest expense of $197,000, and outflows from changes in operating assets and liabilities of $800,000. Net cash used during the year ended December 31 2014 consisted of a net loss of $6,180,000 adjusted for non-cash expenses including depreciation and amortization of $56,000, stock-based compensation of $184,000, fair value of warrants issued to service providers of $137,000 (primarily related to nonemployee contractors), gain of $52,000 from the revaluation of the warrant liability, non-cash interest expense of $418,000, and outflows from changes in operating assets and liabilities of $556,000.

Investing Activities

Net cash used in investing activities during the year ended December 31, 2015 and 2014 was $109,000 and $117,000, respectively, which was used for the purchase of property and equipment. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors including, but not limited to, any increase in the number of our employees and any changes to the capital equipment requirements related to our development programs and clinical trials.

Financing Activities

Net cash provided by financing activities during year ended December 31, 2015 was $18,769,000, which was the result of the net proceeds of $11,040,000 from our May 2015 Offering, the net proceeds of $5,393,000 from our November 2015 Offering, and the proceeds of $2,500,000 from the drawdown of funds from the second and third tranches of the term loan. Cash provided by financing activities during the year ended December 31, 2014 was $6,573,000, which was the result of the net proceeds of $4,204,000 from our 2014 Offering, the proceeds of $2,500,000 from the first tranche of the term loan, partially offset by the repayment of the existing term loan of $1,631,000, and the proceeds of $1,500,000 from the issuance of related party convertible bridge notes which were extinguished in connection with the Merger.

Contractual Payment Obligations

We have obligations under a non-cancelable operating lease, a bank term loan and a purchase commitment for inventory. As of December 31, 2015, our contractual obligations are as follows (in thousands):

Contractual Obligations:	Total	Less than 1 Year	1 - 3 Years	3 -5 Years	More than 5 Years
Non-cancellable operating lease obligations	$287	$229	$58	$-	$-
Debt obligations (including interest)	5,213	1,894	3,319	-	-
Total	$5,500	$2,123	$3,377	$-	$-

In June 2006, we entered into a Development and Manufacturing Agreement with Stellartech Research Corporation (the "Agreement"). The Agreement was amended on October 4, 2007. Under the Agreement, we agreed to purchase 300 generators manufactured by Stellartech. As of December 31, 2015 and the date of this prospectus, we have purchased 112 units and 113 units, respectively. The price per unit is variable and dependent on the volume and timing of units ordered.

In January 2012, we entered into a lease agreement for office and laboratory facilities. The lease agreement, as amended in January 2015, commenced in March 2012 and will terminate in March 2017.

As described above, on September 30, 2014, we entered into the Loan Agreement with the Lender pursuant to which we received a term loan in the amount of $5.0 million. As of December 31, 2015 and the date of this prospectus, the outstanding term loan principal balance was $4.8 million and $4.5 million, respectively.

Critical Accounting Policies and Estimates

The discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Please see Note 2 to our consolidated financial statements for a more complete description of our significant accounting policies.

Inventory

Inventory is stated at the lower of cost or market, cost being determined on an actual cost basis on a first-in, first-out method and market being determined as the lower of replacement cost or net realizable value. All inventory as of December 31, 2015 and 2014 is finished goods. We regularly assess the valuation of inventory and write down inventory which is obsolete or in excess of forecasted usage to their estimated realizable value. Estimates of realizable value are based upon our analysis and assumptions including, but not limited to, forecasted sales by product, expected product life cycle, product development plans and future demand requirements. If market conditions are less favorable than our forecast or actual demand from customers is lower than our estimates, we may be required to record additional inventory write-downs. At the point of write down, a new lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. If there were to be a sudden and significant decrease in demand for our products, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements, we could be required to increase inventory write-downs, and our gross margin could be adversely affected. If demand is higher than expected, we may sell inventories that had previously been written down.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company has not identified any such impairment losses to date.

Revenue Recognition

The Company recognizes revenue from the sale of its products, the Viveve System, single-use treatment tips and ancillary consumables. Revenue is recognized upon delivery, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. Sales of Viveve’s products are subject to regulatory requirements that vary from country to country. The Company has regulatory clearance outside the U.S. and currently sells the Viveve System in Canada, Hong Kong, Japan, Europe, the Middle East and Southeast Asia.

The Company does not provide its customers with a contractual right of return.

Product Warranty

The Company’s products are generally subject to a one year warranty, which provides for the repair, rework or replacement of products (at the Company’s option) that fail to perform within stated specification. The Company has assessed the historical claims and, to date, product warranty claims have not been significant. The Company will continue to assess if there should be a warranty accrual going forward.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs include, but are not limited to, payroll and personnel expenses, prototype materials, laboratory supplies, consulting costs, and allocated overhead, including rent, equipment depreciation, and utilities.

Income Taxes

Accounting for income taxes requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. The liability method is used in accounting for income taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. We evaluate annually the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. As of December 31, 2015 and 2014, the Company has recorded a full valuation allowance for our deferred tax assets based on our historical loss and the uncertainty regarding our ability to project future taxable income. In future periods if we are able to generate income, we may reduce or eliminate the valuation allowance.

Accounting for Uncertainty in Income Taxes

We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Whether the more-likely-than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence.

Accounting for Stock-Based Compensation

Stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee’s service period. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the award.

We determined that the Black-Scholes option pricing model is the most appropriate method for determining the estimated fair value for stock options. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock.

Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Recent Accounting Pronouncements

In May 2014, as part of its ongoing efforts to assist in the convergence of accounting principles generally accepted in the United States of America (“US GAAP”) and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in US GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The ASU provides alternative methods of initial adoption and is effective for annual and interim periods beginning after December 15, 2017. We are currently evaluating the impact that this standard will have on our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved After a Requisite Service Period” (“ASU 2014-12”). Companies commonly issue share-based payment awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition. The performance target should not be reflected in estimating the grant date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 will be effective for our fiscal year beginning fiscal 2016 and interim reporting periods within that year, using either the retrospective or prospective transition method. Early adoption is permitted. We are currently evaluating the effect of the adoption of this guidance on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. We are currently evaluating the effect of the adoption of this guidance on our consolidated financial statements and disclosures.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for our fiscal year beginning January 1, 2016 and subsequent interim periods, with earlier adoption permitted. We will adopt this guidance in the first quarter of 2016. We do not expect the adoption of this guidance to have a material effect on our consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that an entity should measure inventory within the scope of this pronouncement at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The pronouncement does not apply to inventory that is being measured using the last-in, first-out (“LIFO”) or the retail inventory method. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 will be effective for our fiscal year beginning January 1, 2017 and subsequent interim periods, with earlier adoption permitted. We are currently evaluating the effect of the adoption of this guidance on our consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes” ("ASU 2015-17'), which amends existing guidance to require that deferred income tax liabilities and assets be classified as noncurrent in a classified balance sheet, and eliminates the prior guidance which required an entity to separate deferred tax liabilities and assets into a current amount and a noncurrent amount in a classified balance sheet. The standard is effective for our fiscal year 2017. Early adoption is permitted. As permitted by ASU 2015-17, we have early-adopted this standard and applied it retrospectively to all periods of the tax provision presented. As we have a full valuation allowance against the deferred assets, there is no impact to the consolidated financial statements.

Off-Balance Sheet Transactions

We do not have any off-balance sheet transactions.

Trends, Events and Uncertainties

Research and development of new technologies is, by its nature, unpredictable. Although we will undertake development efforts, including efforts to obtain approvals from U.S. and foreign regulatory agencies, with commercially reasonable diligence, there can be no assurance that we will have adequate capital to develop our technology to the extent needed to create future sales to sustain our operations.

We cannot assure you that our technology will be adopted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, since we have no committed source of financing other than the bank term loan, which is fully drawn down, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Other than as discussed above and elsewhere in this prospectus, we are not aware of any trends, events or uncertainties that are likely to have a material effect on our financial condition.

OUR BUSINESS

On September 23, 2014, Viveve Medical, Inc. (formerly PLC Systems, Inc.), a Yukon Territory corporation (“Viveve Medical”, “we”, “us” or “our”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc., with and into Viveve, Inc., a Delaware corporation (the “Merger”). In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business. Viveve Medical competes in the women’s health industry by marketing the Viveve System as a way to improve the overall sexual well-being and quality of life of women suffering from vaginal laxity. We are located at 150 Commercial Street, Sunnyvale, California and our telephone number is (408) 530-1900. Our website can be accessed at www.viveve.com. The information contained on or that may be obtained from our website is not a part of this prospectus. Viveve, Inc. operates as a wholly-owned subsidiary of Viveve Medical.

Viveve, Inc., our wholly-owned subsidiary, was incorporated in 2005. We design, develop, manufacture and market medical devices for the non-invasive treatment of vaginal laxity. Vaginal laxity occurs in many women as a result of natural childbirth, during which the vaginal opening, or introitus, is over-stretched and fails to return to its pre-childbirth state. Vaginal laxity can often cause decreased sexual function and satisfaction in women. The Viveve Treatment is a non-invasive solution for vaginal laxity that is performed in less than 30 minutes, in a physician’s office, and does not require the use of anesthesia. The Viveve System uses patented monopolar radiofrequency, or RF, energy to generate low temperature heat. The vaginal mucosa is simultaneously cooled while this non-ablative heat is delivered into the submucosal layer. The RF energy stimulates the formation of collagen and causes the collagen fibers to remodel thereby tightening the submucosal tissue of the vaginal introitus. The RF stimulation causes subtle alterations in the collagen that can renew the tissue and further tighten the vaginal tissue over the next one to three months following treatment (the “Viveve Treatment”) and lead to increased sexual function as shown by the results of our clinical trials described in this prospectus. (See discussion under the heading “Clinical Studies”.) The Viveve Treatment provides patients suffering from vaginal laxity and decreased sexual function a non-invasive alternative to surgical procedures, which in contrast, can cost up to tens of thousands of dollars and involve weeks of recovery. The tissue tightening effect caused from the application of RF energy has been demonstrated by our own pre-clinical and clinical studies, as more fully described in the discussion under the heading “Clinical Studies”. The technology underlying the Viveve System is identical to the technology underlying the Thermage System, except for certain system modifications required for use in a different indication than that used by the Thermage System. (See discussion under the heading “Patents and Proprietary Technology”.)

We received regulatory approval to market the Viveve System in Europe through a CE Mark issued on December 7, 2010. An amendment to the CE Mark was approved and it will remain active through September 18, 2020. On April 26, 2012, we received Canada Health Medical Device License approval from the Canadian Medical Devices Bureau, subject to annual renewal. In Hong Kong, a Certification of Type Acceptance was issued on June 28, 2012. We currently import into Japan via Japan’s physician import license pathway. We currently market and sell the Viveve System, including the single-use treatment tips, through trained sales employees, consultants and distributors. Experienced OB/GYN physicians who currently use the Viveve System provide initial training for new physicians on its proper use, and our sales employees and consultants and distributors maintain frequent interactions with customers to promote repeat sales of our single-use treatment tips.

We currently have 17 exclusive relationships covering distribution of the Viveve System in 51 countries around the world, and we have regulatory clearance to market and sell our product in 22 of those countries:

GEOGRAPHIC REGION	DISTRIBUTION COVERAGE	REGULATORY CLEARANCE
North America	1	1
Latin America	1	-
Europe	28	18
Asia Pacific	11	3
Middle East	10	-
TOTAL	51	22

As of the date of this prospectus, we have sold 75 Viveve Systems and approximately 1,700 single-use treatment tips in countries outside of the U.S.

Market Overview

Overview of Vaginal Laxity

Vaginal laxity and tissue architecture have often been overlooked as contributing etiological factors to female sexual dysfunction. Vaginal laxity can lead to diminished physical sensation during intercourse. This reduction in sensation is often coupled with a reduction in sexual satisfaction, all of which can also impact a woman’s sense of sexual self-esteem and her relationship with her sexual partner.

Vaginal laxity is rarely discussed in the clinical situation, yet most surveyed OB/GYNs and urogynecologists recognize that it is an underreported, yet bothersome, medical condition that impacts relationship happiness and sexual function.1 Another survey of OB/GYNs, found that vaginal laxity is the most frequent physical change seen or discussed post-vaginal delivery.2 Additionally, in a survey of women ranging from 25-45 years of age, who had experienced at least one vaginal delivery, approximately half expressed some degree of concern over “looseness” of the vaginal introitus.3

Women can develop vaginal laxity for a number of reasons, including aging, genetic predisposition, lifestyle, and/or trauma. As women age, slower cellular renewal coupled with reduced vascular and glandular networks contributes to loss of underlying supportive fibrous tissue. Some women may have underlying pathophysiological issues with collagen formation, remodeling and repair; and their lifestyle choices (e.g., alcohol consumption, tobacco use, and excessive food consumption) also play a role in the integrity of vaginal tissue. Vaginal trauma (e.g., childbirth, surgery, self-stimulation, or coitus) can also contribute to vaginal laxity.

All women who have given birth vaginally undergo stretching of the tissues of the vaginal opening to accommodate the fetal head. Often the effects are permanent and many women have long-term physical and psychological consequences including sexual dissatisfaction. One significant issue is the loosening of the introitus ─ the vaginal opening. This happens with the first vaginal delivery and usually is made worse with subsequent vaginal deliveries. Vaginal laxity can result in decreased sexual pleasure for both women and their partners during intercourse. We believe that this condition is not frequently discussed because women are embarrassed, fear that their concerns will be dismissed or fear that their physicians will not understand. Physicians hesitate to discuss the situation with their patients because historically there has been no safe and effective treatment. Physicians frequently recommend Kegel exercises. However, these exercises only strengthen the pelvic floor muscles and do not address the underlying cause of vaginal laxity – loss of tissue elasticity. While surgery can be performed to tighten the vaginal canal, the formation of scar tissue from the surgery may lead to painful intercourse and permanent side effects.

As a consequence of the physical tissue damage that can result from childbirth, a significant decrease in sexual satisfaction has been reported in women who underwent vaginal delivery, when assessed two years after delivery, in comparison with those who underwent elective caesarian section. In the past several years there has been a marked increase in the number of women requesting delivery by caesarian section with the intention of preventing damage to the pelvic floor and introitus. Caesarian sections are not without risk to both the baby and mother. Whether or not to agree to a woman’s request for an elective caesarian section has generated considerable controversy among obstetricians. If a procedure were available to address the concerns of women about vaginal laxity, we believe the perceived need to have a caesarian section to prevent vaginal tissue damage may decrease significantly.

1 Pauls RN, Fellner AN, Davila GW. Vaginal laxity: a poorly understood quality of life problem; a survey of physician members of the International Urogynecological Association (IUGA). Int Urogynecol J. 2012 Oct;23(10):1435-48.

2 Lukes A, Kigsberg S. OB/GYNs Attitudes and Perceptions Regarding Sexual Health of Patients After Delivery. Poster at ISSWSH Annual Meeting. 2010.

3 Millheiser L, Kingsberg S, Pauls R. A cross-sectional survey to assess the prevalence and symptoms associated with laxity of the vaginal introitus. ICS Annual Meeting 2010. Abstract #206

Market for a Proven Solution to Vaginal Laxity

In 2009, we sponsored several on-line marketing surveys in the U.S. with both OB/GYNs and women, ages 25-55, to assess attitudes of physicians and women about vaginal laxity and towards a safe, non-invasive solution to treat this condition.

●

Physician Survey: An OB/GYN marketing survey was conducted by OB/GYN Alliance with nearly 525 practicing OB/GYNs from across the U.S. The objectives of the study were to: obtain insights from physicians on physical changes resulting from childbirth and the corresponding sexual health implications for patients; understand the perceptions and opinions of OB/GYN physicians on a procedure that could be offered to address vaginal laxity following childbirth; and gain an understanding of whom the early adopters may be of the Viveve Treatment.

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Consumer Survey: In a consumer marketing survey conducted by Q&A Research, 421 women were screened for vaginal delivery, age (25-55), Herfindahl-Hirschman Index (“HHI”) ($50K+) and education. The objectives of the survey were to assess the need for the Viveve Treatment and better understand the complexity of emotions and the psychological profile of women who experience, but do not discuss, vaginal changes post childbirth.

Results from these surveys suggested that vaginal laxity is a significant unmet medical need, and that patients and physicians would benefit significantly from a safe and effective non-invasive treatment that would also increase physical sensation and sexual satisfaction following vaginal childbirth. Of the 421 patient respondents, up to 48% felt that vaginal laxity was a concern post-childbirth. Furthermore, it is evident that patients and their OB/GYNs are not discussing vaginal laxity on a regular basis; in fact, we believe such conversations occur quite infrequently due to many factors, including patient embarrassment and fear of being ridiculed, lack of time and lack of solutions for physicians. Of the 525 OB/GYNs surveyed, 84% indicated that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence and stretch marks, and believe that it is under-reported by their patients. Additionally, in a separate international survey of urogynecologists, 83% of the 563 respondents described vaginal laxity as underreported by their patients and the majority considered it a bothersome condition that impacts sexual function and relationships. Despite the lack of communication regarding this issue, we believe there is a strong interest among patients and doctors for a treatment that is clinically proven and safe.

Applying U.S. census data, CDC Vital Statistics data and our projections as a result of these studies, we estimate there are approximately 6 million post-partum women who are potential candidates for this procedure in the U.S. alone, approximately 3 million of whom could be early adopters for the Viveve Treatment.

In 2012, we conducted a similar consumer study in Japan and Canada in order to understand cultural differences that may exist towards vaginal laxity and the Viveve Treatment. The results corroborated our U.S. survey conclusions. Applying World Health Organization census data as well as data from individual countries, we estimate there are 25-30 million women outside the U.S. that could be early adopters of the Viveve Treatment.

Current Treatments and Their Limitations

Currently, few medical treatments are available to effectively treat vaginal laxity. The most widely prescribed treatments include Kegel exercises and invasive surgical procedures, known as laser vaginal rejuvenation (“LVR”) or vaginoplasty.

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Kegel Exercises: Kegels are an exercise that was developed by Dr. Arnold Kegel designed to strengthen the muscles of the pelvic floor - the pubococcygeal (“PC”) muscles - to increase vaginal muscle tone, improve sexual response, and limit involuntary urine release due to stress urinary incontinence. These exercises are often prescribed following childbirth or during and after menopause. However, we are not aware of any validated evidence indicating that Kegels improve vaginal laxity or sexual function due to laxity.

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Surgical Procedures: Of the various alternatives for treating vaginal laxity, invasive surgical procedures, such as LVR, are the only modalities with any proven efficacy outcomes. Typically, they are performed by plastic surgeons with patients under general anesthesia. According to The International Society of Aesthetic Plastic Surgeons (“ISAPS”), approximately 114,135 LVR surgeries were performed world-wide in 2013. However, these invasive surgical procedures are expensive, costing thousands of dollars, and can involve weeks of post-surgical recovery time for the patient. They also carry the risk of scarring, which can lead to uncomfortable or painful intercourse, long-term or permanent loss of sensation, serious infection, tissue necrosis, hematomas (fluid collection under the tissue that may require removal), and adverse reactions to anesthesia.

The Viveve Solution

We believe that the Viveve System provides a compelling, safe, non-invasive treatment for vaginal laxity and improvement of sexual function. The Viveve System consists of an RF generator with cooling capability that protects the mucosa from over-heating and a handpiece that, in conjunction with a single-use treatment tip, regulates the application of RF energy and monitors treatment data. The Viveve Treatment is typically performed in a medical office setting by, or under the supervision of, trained and qualified physicians, that may include obstetricians and gynecologists, plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists or family practitioners.

Benefits of the Viveve Solution

Our solution provides a number of benefits for physicians and patients:

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Non-Invasive, Non-Ablative Alternative to Surgery with No Identified Safety Issues. The Viveve Treatment has been used to treat over 200 clinical patients and physician users have reported use of the Viveve Treatment on approximately 1,500 additional patients as of the date of this prospectus. The procedure is non-invasive and offers an alternative to surgery at a much lower price with little or no downtime from the patient’s normal routine. It is also not a surgical procedure and does not damage either the mucosal or sub-mucosal tissue or require any form of anesthesia.

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Single Treatment. The Viveve Treatment is normally performed in a medical office setting as a single treatment that takes less than 30 minutes to complete. Our studies have shown that the clinical effect from our procedure occurs within one to three months and patients continue to report improvements over a period of six months following treatment. In addition, our studies have shown that the Viveve Treatment maintains its effect for at least 12 months, based upon currently available data from our clinical studies.

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Compelling Physician Economics. We believe that in an era of declining government and insurance reimbursement, many physicians are seeking to add effective and safe, self-pay procedures to their practices. The Viveve System can be easily adapted into many physician practices and offers compelling per-procedure economics for the physician, despite requiring a small capital equipment purchase.

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Ease of Use. The Viveve System offers an easy-to-use, straightforward user interface that allows a trained physician to perform the treatment in less than 30 minutes. The Viveve System provides real-time feedback and can be monitored during the treatment. The handpiece and single-use treatment tip are designed with a small profile for accurate placement during treatment, comfort and ease of use.

Our Technology

The Viveve System uses a patented method of delivering monopolar RF energy for heating collagen.

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Monopolar Radiofrequency Energy. Monopolar RF delivery uses two electrodes, with one active electrode being held in the device handpiece by the physician and the second, a passive return electrode, typically attached to the patient’s upper leg. Monopolar delivery allows for precise administration of energy because the electrical current is concentrated where the active electrode touches the body and disperses quickly as it travels towards the return electrode. The monopolar RF process is distinct from bipolar RF-based technology, which is superficial, relying on current passing through tissue located between two probes placed close together on the surface of the skin. We believe that our monopolar technology delivers energy more effectively and to a greater tissue depth than bipolar technology.

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The Capacitive Coupling Mechanism of Action for Collagen Heating. Our single-use Viveve treatment tip contains patented technology that uses monopolar RF energy as a controlled tissue heating source through the use of a non-conducting material, known as a dielectric. Capacitive coupling is the use of the dielectric to create an electric field in the area where the treatment tip touches the body. The electric field induces a current within the surrounding tissue, resulting in volumetric heating of the tissue due to the tissue’s natural resistance to electrical current flow. Collagen is an efficient conductor of electricity and therefore acts as a pathway for the electric current. This process results in heating of the fibrous septae, the strands of collagen fibers that permeate tissues and connect the outer mucosal layer to the underlying muscle. Delivery of heat to the fibrous septae located in deeper layers of the tissue shrinks and shortens them, resulting in tightening of the mucosal tissue. Over time, new collagen strands may grow as part of the body’s natural response to the activation of fibroblasts that results from the application of low-energy hyperthermic RF energy. These new strands may add strength and produce additional tissue tightening over the next one to three months. This tightening of the tissue has the potential to reduce vaginal laxity and increase sexual function.

The Viveve System

The Viveve System includes three major components: an RF generator housed in a table-top console, a reusable handpiece and a single-use treatment tip, as well as several other consumable accessories. Physicians attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired treatment without further physician intervention.

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Radiofrequency Generator. The generator produces a six-megahertz signal and is simple and efficient to operate. Controls are within easy reach, and important user information is clearly displayed on the console’s built-in display, including energy delivered, tissue impedance, duration and feedback on procedure technique. Cooling is achieved, in conjunction with the generator, though the delivery of a coolant that helps to cool and protect the mucosa during a procedure.

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Handpiece. The reusable handpiece holds the treatment tip in place and processes information about temperature, contact, cooling system function and other important data. A precision control valve within the handpiece meters the delivery of coolant, which protects the mucosal surface.

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Treatment Tip. The single-use treatment tip is available in one size and comes pre-sterilized. Each treatment tip contains a proprietary internal EPROM, or programmable memory chip, which stores treatment parameters and safety limits in order to optimize performance and safety. To enhance procedural safety, we have programmed the EPROM for single-use treatments. Using the same treatment tip to perform multiple procedures could result in injury, therefore, the EPROM disables the treatment tip after a pre-programmed number of pulses to ensure that the treatment tip is not reused.

The Viveve System also includes other consumable components. The console houses a canister of coolant that can be used for approximately four to five procedures. Each procedure requires a new return pad, which is typically adhered to the patient’s upper leg to allow a path of travel for the RF current through the body and back to the generator. We also sell proprietary single-use bottles of coupling fluid, a viscous liquid that helps ensure electrical and thermal contact with the treatment tip.

The Viveve Treatment

The Viveve Treatment is conducted on an outpatient basis in a physician’s office. The procedure typically takes less than 30 minutes and does not require any form of anesthesia. To perform the procedure, a physician attaches the single-use treatment tip to the handpiece. The return pad is then adhered to the patient’s upper leg to allow a path of travel for the RF current back to the generator. Prior to treatment, the treatment area is bathed in coupling fluid, which is used for conduction and lubrication. The area from the 1:00 o’clock position to the 11:00 o’clock position just inside the hymenal ring is treated using the Viveve treatment tip by delivering a three-phased pulse: Phase 1 – cooling, Phase 2 – 90 Joules/cm2 of RF energy, and Phase 3 – cooling. Each pulse lasts approximately eight seconds. The Viveve treatment tip is then repositioned in an overlapping fashion clockwise and the three-phased treatment pulse is repeated. The entire circumferential treatment area from the 1:00 o’clock position to the 11:00 o’clock position is treated five times with overlapping pulses. Treatment of the urethral area is avoided. During the treatment procedure patients are expected to feel a sensation of warmth when the RF phase is delivered and a cooling sensation when the cooling phases are delivered. Based on our current clinical results, the Viveve Treatment is only required once, with efficacy lasting for at least 12 months.

Our Customers

To date, we have focused our initial commercial efforts in markets where we have received regulatory clearances for the Viveve System, or in the case of Japan, where we use a physician import license pathway to sell our product. Within each market, we target thought leaders in the OB/GYN specialty in order to increase awareness of vaginal laxity and accelerate patient acceptance of the Viveve Treatment. As our markets mature, we intend to target a broader number of physician specialties, including plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and family practitioners.

Through our sales employees, consultants and distributors, we currently target physicians who have a demonstrated commitment to building a high-volume, non-invasive, treatment business within their practice. If distribution of our product expands globally, we intend to utilize sales consultants and distribution partners in all countries except the U.S. where we intend to hire a direct sales force. To date, we are heavily reliant on our relationships with distribution partners and sales employees and consultants for the sale of our products outside the U.S.

Business Strategy

Our goal is to become the leading provider of non-invasive solutions to treat vaginal laxity by:

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Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to expand the number of Viveve Systems from our initial base of early adopters by leveraging our current and future clinical study results and through innovative marketing programs directed at both physicians and patients. As a condition that has historically had no viable, non-invasive solutions, we intend to focus much of our marketing effort on physician and patient education. Further, we intend to expand the number of regulatory approvals both internationally and in the U.S., to further increase the areas in which we can market the Viveve System.

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Driving Increased Treatment Tip Usage. Unlike the capital equipment model of other businesses, we maintain an active, continuous relationship with our physician customer base because of the single-use, disposable nature of the treatment tips. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients. We believe that our customers’ interests are closely aligned with our interests, and we plan to monitor the market to foster continued procedure growth for our customers and treatment tip sales for us. We intend to launch innovative marketing programs with physician customers to develop a profitable Viveve Treatment practice.

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Broadening Our Physician Customer Base. While our initial focus is on marketing our procedure to the OB/GYN specialty, we intend to selectively expand our sales efforts into other physician specialties, such as plastic surgery, dermatology, urology, urogynecology, general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful aesthetic treatments.

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Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips to allow for even shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

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Investing in Intellectual Property and Patent Protection. We will continue to invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights. Areas in which we may pursue additional patent protection include, but are not limited to, redesign of certain system components, disposable components and software algorithms. We believe that our intellectual property rights protect our position as the exclusive provider of a vaginal laxity treatment using monopolar RF technology in the U.S. and in many other countries. (See discussion under the heading “Patents and Proprietary Technology”.)

Sales and Marketing

International

We currently market and sell the Viveve System, including the single-use treatment tips, in 22 countries outside the U.S. through trained sales employees, consultants, and distributors. As of the date of this prospectus, we had four sales directors (Europe and Middle East, Asia Pacific, and Latin America), one sales consultant (Canada) and 17 sales distributors covering 51 countries throughout the world.

By using a consultative sales process, we form strong relationships with our customers through frequent interactions. Beyond performing initial system installation and on-site training, which can occur within two weeks of a physician’s purchase decision, our sales consultants provide ongoing consultation to physicians on how to integrate the Viveve System into their practices and market procedures to their patients.

We also provide comprehensive training and education to each physician upon delivery of the Viveve System. We require this initial training to assist physicians in safely and effectively performing the Viveve Treatment.

Our strategy to grow sales internationally is to:

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increase penetration of the Viveve System by targeting physicians and clinics that perform in-office procedures and by implementing direct-to-consumer marketing programs to increase patient awareness of the Viveve Treatment;

●	expand into new international markets by gaining regulatory approval, and identifying and training qualified distributors; and

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expand the scope of physicians who offer the Viveve Treatment in addition to OB/GYNs, including plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and primary care physicians.

Further, we intend to actively engage in promotional opportunities through participation in industry tradeshows, clinical workshops and company-sponsored conferences with expert panelists, as well as through trade journals, brochures and our website. We intend to actively seek opportunities to obtain positive media exposure, and plan to engage in direct-to-consumer marketing of the Viveve Treatment, including extensive use of social media.

United States

In December 2008, Viveve received regulatory clearance from the FDA for a version of the device, no longer manufactured, for use in general surgical procedures for electrocoagulation and hemostasis. In March 2015, we submitted a Special 510(k) to the FDA for the Viveve System to take into account the design modifications to the original 510(k) cleared device, which include improved user interface capabilities and enhanced manufacturability.

We intend to seek regulatory clearance or approval from the FDA to allow us to begin to market the current Viveve System, for the treatment of vaginal tissue to improve sexual function, to physicians practicing in the U.S. and to build awareness of the Viveve Treatment in patients residing in the U.S. Because we do not have FDA clearance or approval for this indication, we have not generated any sales in the U.S. In June 2012, we submitted a pre-investigational device exemption, or IDE application, and requested an in-person meeting with the FDA to solicit feedback in advance of filing an IDE to conduct a clinical study of the Viveve System to support regulatory submission. In August 2012, we met with the FDA and received feedback on our pre-clinical data, historical clinical data, and a clinical protocol for a prospective randomized controlled trial. We had a second meeting with FDA on December 17, 2015 and received additional feedback on our clinical protocol design and indication for use. We plan to submit an IDE application in 2016. If approval is received, we intend to begin our U.S. clinical study.

Clinical Studies

We have completed several pre-clinical studies, as well as two human clinical studies and are currently conducting a third human clinical study outside of the US. We believe the completed studies have shown that the Viveve System has a very strong safety profile and is highly effective in the treatment of vaginal laxity and improvement of sexual function.

Pre-clinical Studies

In 2010, in collaboration with West Virginia University, we conducted an animal study in sheep to assess the safety, and further understand the mechanism of action, of the Viveve Treatment. The vaginal introitus of five parous sheep were treated once with the Viveve System using a variety of energy levels (75−90 Joules/cm2). Each sheep then underwent serial vaginal biopsies immediately after treatment, at approximately one week, and at one, three and six months (4-5 samples per occurrence). Control biopsies were also obtained from three untreated parous sheep. We examined the vaginal mucosa and underlying connective tissue for thermal changes and subsequent tissue responses over a six month period through light microscopic examination of haematoxylin and eosin (“H&E”) stained slides that were reviewed by blinded pathologists.

The results of the study indicated that the optimal level of RF energy delivered was 90 J/cm2 and the biopsies supported the hypothesis that the mechanism of action of our technology involves connective tissue remodeling with fibroblast activation and new collagen production. The post-treatment absence of ulcerations, regional necrosis or diffuse fibrosis, throughout the six month follow-up period, also underscores the strong safety profile of the Viveve Treatment.

As part of our clinical studies, we have studied and continue to study, the interaction of RF energy and tissue to further understand the mechanism of action. We have used transmission electron microscopy on ovine biopsied tissue samples to corroborate that our product induces subtle collagen modification and the deposition of new collagen that leads to tissue tightening and restoration of tissue elasticity. We have developed histology techniques to investigate the depth of heat in tissue, fibroblast activation and collagen deposition that we believe is responsible for long-term improvement and tightening of tissue. We have also created three-dimensional computer models to study tissue heating with our product. Determining the effectiveness of this type of treatment is inherently a subjective evaluation. When performing our clinical studies, we attempt to utilize the most compelling measures we can in order to provide convincing evidence of efficacy.

Clinical Studies

To date, we have conducted two human clinical studies using the Viveve System, one in the U.S. and one in Japan. Both studies were designed to assess the safety and efficacy of the Viveve System for the treatment of vaginal laxity and improvement of sexual function and were submitted to regulatory authorities in Europe and Canada for the purpose of seeking regulatory approval for the use and distribution of the Viveve System in such locations. Each study resulted in patients reporting that the Viveve System restored vaginal tightness to pre-childbirth level and improved sexual function. The results of our clinical trials are based on information reported by clinical patients in various response questionnaires (referred to as patient reported outcomes), designed to measure vaginal laxity and sexual function, completed by each clinical patient prior to treatment with respect to pre and post childbirth levels and at various times following treatment. All patient reported scores for each questionnaire and at each time point are compared to those scores reported by the same patients at baseline (prior to treatment) in order to assess whether patients have experienced a change due to the treatment. This change in score is then tested for statistical relevance (i.e. whether or not the change measured is due to chance). It is widely accepted by clinical trial industry standards that if the probability is less than 5% (p< .05) that this change is due to chance, than the results are deemed to be “Statistically Significant”. In other words, there is a 95% probability that the change in score measured is due to the treatment. Therefore, when we indicate that our clinical patients experienced a Statistically Significant result, we are referring to the change in responses as reported by such patients on the response questionnaires from the pre-treatment assessment (baseline) as compared to the post-treatment assessments at the various time points specified.

United States

We conducted our first human study of the Viveve System beginning in November 2008. The study was an open-label study (without a control group) conducted in 24 female subjects, ages 25-44 years old, each of whom had experienced at least one full-term vaginal delivery. The study was designed to assess the safety and efficacy of the procedure at three RF dosing levels. Each woman was treated once with the Viveve System, with no anesthesia – three patients received 60 joules/cm2, three patients received 75 joules/cm2, and 18 patients received 90 joules/cm2. Patient outcomes were measured at baseline, one month, three months, six months, and 12 months using several validated patient-reported outcome measures, including a company-designed vaginal laxity/tightness questionnaire, modified Female Sexual Function Index (“FSFI”), Female Sexual Distress Scale-Revised (“FSDS-R”) and the Global Response Assessment.

Within one month after the Viveve Treatment, patients reported a Statistically Significant improvement in vaginal laxity scores, sexual function and sexual satisfaction scores to pre-childbirth levels. These results continued throughout the 12 month follow-up period. Additionally, patients reported a Statistically Significant decrease at one month, and thereafter, in their personal distress scores from sexual activity.

The Viveve System also demonstrated a strong safety profile throughout the study. The treatment was well tolerated and there were no procedure-related adverse events or serious adverse events through the 12 month follow-up period.

Japan

Our second human clinical study of the Viveve System began in March 2010. This study was an open-label study conducted in 30 female subjects, ages 21-55 years old, each of whom had experienced at least one full-term vaginal delivery. The study was designed to assess the safety and efficacy of the procedure. Each woman was treated once with the Viveve System, with no anesthesia, using 90 joules/cm2 of RF energy as the therapeutic dose.

Like the U.S. study, patient outcomes were measured at baseline, one month, three months, six months, and 12 months using several validated patient-reported outcome measures, including a company-designed vaginal laxity/tightness questionnaire, FSFI, FSDS-R and the Global Response Assessment.

Within one month after the Viveve Treatment, patients reported a Statistically Significant improvement in vaginal laxity scores, sexual function and sexual satisfaction scores to pre-childbirth levels. These results continued throughout the 12 month follow-up period. Additionally, patients reported a Statistically Significant decrease at one month, and thereafter, in their personal distress scores from sexual activity.

Similar to the U.S. study, the Viveve Treatment continued to demonstrate a strong safety profile. The treatment was well tolerated and there were no procedure-related adverse events or serious adverse events through the 12 month follow-up period.

Europe, Japan and Canada

In the fourth quarter of 2014, we began the VIVEVE I clinical study, sometimes referred to in this prospectus as the “OUS Clinical Trial,” a randomized, blinded and sham-controlled trial designed to further demonstrate the efficacy and safety of the Viveve Treatment versus a sham-control procedure for the treatment of vaginal laxity. The study is designed to demonstrate that the Viveve Treatment is superior to the sham treatment for the primary effectiveness and safety endpoints described below. It is currently anticipated that up to ten clinical sites will enroll approximately 113 patients, which will include pre-menopausal females 18 years of age or older who have experienced at least one full term vaginal delivery at least 12 months prior to enrollment date, randomized in a 2:1 ratio to either an active treatment group or sham-control group. Patients will be followed for six months post-treatment to assess the primary effectiveness and safety endpoints of the study with data being collected at one, three and six month intervals. The study will also include an interim data analysis at the 3 month endpoint of 50% of the patients enrolled. Patients initially randomized to the sham arm will be offered the opportunity to receive the active Viveve treatment once they have completed the 6-month evaluation following the sham intervention.

The primary endpoint of the study is the proportion of subjects in the active arm as compared to the proportion of the subjects in the sham arm reporting no vaginal laxity at six months post-intervention. “No vaginal laxity” is operationally defined as a score > 4 on the Viveve System Questionnaires, patient reported global assessment of vaginal laxity based on a 7 point scale. Additionally, the primary safety endpoint is the proportion of subjects in the active arm experiencing an adverse event (“AE”) by six months post-treatment as compared to the proportion of the subjects in the sham arm experiencing an AE by six months post-intervention. Secondary endpoints include the percent change in mean score on the FSFI, FSDS-R and the Vaginal Laxity Inventory (“VALI”). The VALI was created specifically for the assessment of vaginal laxity by external medical experts. Its use as a comprehensive patient reported outcome questionnaire is currently being scientifically validated by us to assess women’s vaginal laxity on a 7 point scale.

We believe that the consistency of results, in both safety and efficacy, across these clinical study populations, is indicative of the cross-culture similarities in this medical condition and the positive impact that an effective treatment can have on the sexual health of women after vaginal childbirth. Notwithstanding the safety of the Viveve Treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue.

Research and Development

We intend to focus on various research and development efforts for the Viveve System, including but not limited to:

●	implementing a cost improvement program to further increase gross margins and gross profit opportunity;

●	developing a new cooling system to maintain compliance with potential changes in environmental regulations;

●	designing new treatment tips to further optimize ease-of-use and reduce procedure times for patients and physicians; and

●	increasing security to prevent counterfeiting and refurbishment.

We have formed strategic relationships with outside contractors for assistance on annualized projects, and we work closely with experts in the medical community to supplement our research and development resources. Research and development expenses for the years ended December 31, 2015 and 2014 were $4,988,000 and $1,426,000, respectively. In the future, we expect to pursue further research and development initiatives to improve and extend our technological capabilities and to foster an environment of innovation and quality.

Manufacturing

Our manufacturing strategy involves the combined utilization of internal manufacturing resources and expertise, as well as approved suppliers and contract manufacturers. Our internal manufacturing activities include the testing and packaging of Viveve treatment tips and handpieces, as well as the final integration, system testing and packaging of the Viveve System. We outsource the manufacture of components, subassemblies and certain finished products that are produced to our specifications and shipped to our Sunnyvale facility for final assembly or inspection, testing and certification. Our finished products are stored at and distributed from our Sunnyvale facility. Quality control, risk management, efficiency and the ability to respond quickly to changing requirements are the primary goals of our manufacturing operations.

We have arrangements with our suppliers that allow us to adjust the delivery quantities of components, subassemblies and finished products, as well as delivery schedules, to match our changing requirements. The forecasts we use are based on historical trends, current utilization patterns and sales forecasts of future demand. Lead times for components, subassemblies and finished products may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components and subassemblies. Most of our suppliers have no contractual obligations to supply us with, and we are not contractually obligated to purchase from them, the components used in our devices.

We obtain programmable memory chips for our treatment tips and the coolant valve for the handpiece from single suppliers, for which we attempt to mitigate risks through inventory management and utilization of 12- to 18-month purchase orders, and sterilization services from a single vendor, for which we attempt to mitigate risks by using two sterilization chambers at each of two locations. Other products and components come from single suppliers, but alternate suppliers have been qualified or, we believe, can be readily identified and qualified. In addition, the availability of cryogen for our cooling module, which we can source from multiple suppliers, may fluctuate due to changes in the global supply of this material. To date, shipments of finished products to our customers have not been delayed due to material delays in obtaining any of our components, subassemblies or finished products.

We are required to manufacture our product in compliance with Title 21 of the Code of Federal Regulations Part 820 (“21 CFR 820”) enacted by the FDA. 21 CFR 820 regulates the methods and documentation relating to the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. We maintain quality assurance and quality management certifications to enable us to market our product in the member states of the European Union, the European Free Trade Association and countries which have entered into Mutual Recognition Agreements with the European Union. These certifications include EN ISO 9001:2000 and CAN/CSA ISO 13485:2003. We are also required to maintain our product registration in a number of other foreign markets such as Canada.

We use small quantities of common cleaning products in our manufacturing operations, which are lawfully disposed of through a routine waste management program. Except for costs that may be incurred in the future in connection with environmental regulations requiring the phase out of R134a, a hydrofluorocarbon, or HFC, upon which our cooling module relies, we do not anticipate any material costs due to compliance with environmental laws or regulations. In 2007, the European Union enacted directives aimed at the automotive industry for the removal of HFC's from air conditioning. As a result of these directives, we anticipate that similar directives may be imposed on the medical device industry over the next decade. While we do not anticipate that we will have to incur costs in the near future to develop an alternative cooling module for our device which is not dependent on HFCs, if and when we are required to do so, and if we do not do so in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

Given our limited commercial history, we only offer a one year warranty providing for the repair, rework or replacement (at the Company’s option) of products that fail to perform within stated specifications. To the extent that any of our components have performance related or technical issues in the field, we typically replace those components as necessary.

Patents and Proprietary Technology

We rely on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect our technology and the Viveve System. We have an exclusive license to or own 10 issued U.S. patents primarily covering the Viveve System and methods of use, 2 of which have expired. The remaining 8 will expire between 2016 and 2029. Additionally, we have 4 pending U.S. patent applications, 16 issued foreign patents, and 20 pending foreign patent applications, some of which foreign applications preserve an opportunity to pursue patent rights in multiple countries.

US Patents			Foreign Patents
Issued	Pending	Expired	Issued	Pending	Expired
10	4	2	16	20	0

All of our employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. We cannot provide any assurance that our employees and consultants will abide by the confidentiality or invention assignment terms of their agreements. Despite measures taken to protect our intellectual property, unauthorized parties may copy aspects of our product or obtain and use information that we regard as proprietary.

“Viveve,” is a registered trademark in the U.S. and several foreign countries. As of the date of this prospectus, we have one registered trademark in the U.S., as well as various foreign registrations protecting the mark in 18 countries outside of the U.S. We may file for additional trademarks to strengthen our trademark rights, but we cannot be certain that our trademark applications will issue or that our trademarks will be enforceable.

Edward Knowlton Licensed Patents

On February 10, 2006, Viveve, Inc. entered into an Intellectual Property Assignment and License Agreement with Edward W. Knowlton (“Knowlton”), as amended on May 22, 2006 and July 20, 2007 (collectively, the “Knowlton IP Agreement”), pursuant to which Knowlton granted to Viveve, Inc. an exclusive, royalty-free and perpetual worldwide sublicense to certain intellectual property and technology licensed to Knowlton from a third party, including rights to several patents and patent applications owned by Thermage, Inc. outside the field of contraction, remodeling and ablation of the skin through and including (but not beyond) the subcutaneous fat layer below the skin (collectively, the “Knowlton Licensed IP”). The sublicense under the Knowlton Licensed IP is fully-paid, transferable, sublicensable and permits us to make, have made, use, sell, offer for sale and import any product or technology solely for use in the field of transmucosal treatment of the vagina or vulva (the “Field”) and to practice any process, method, or procedure solely in the Field. The Knowlton IP Agreement also assigns to us all technology and related intellectual property rights owned by Knowlton for the development and commercialization of devices, including any improvements, in the Field (the “Knowlton Assigned IP”). We are obligated to file and reasonably prosecute any patent applications that include a description of the Knowlton Assigned IP as prior art and maintain all patents included in the Knowlton Assigned IP, at our expense. In consideration of the sale, assignment, transfer, release and conveyance and other obligations of Knowlton under the Knowlton IP Agreement, Viveve, Inc. issued 200,000 shares of our common stock to Knowlton and agreed to engage the consulting services of Knowlton.

On February 10, 2006, Viveve, Inc. entered into a Consulting Agreement with Knowlton (“Knowlton `Consulting Agreement”), pursuant to which Knowlton assigned all rights to any inventions and intellectual property developed during the course of providing consulting services in the Field during the term of the agreement. Unless earlier terminated pursuant to the provisions described therein, the term of the Knowlton Consulting Agreement continued until the earlier to occur of (i) the date that is six months after the closing of an initial public offering of Viveve, Inc.’s stock; or (ii) the acquisition by a third party of all or substantially all of the business or assets of Viveve, Inc., whether by asset or stock acquisition, merger, consolidation or otherwise. The agreement could be renewed only upon the mutual written agreement of the parties prior to its expiration. The Knowlton Consulting Agreement expired by its terms on September 23, 2014, the effective date of the Merger. The assignment of the intellectual property developed during the term of the Knowlton Consulting Agreement survives termination. Under the Knowlton Consulting Agreement, Viveve, Inc. paid Knowlton $75,150 for consulting services during the year ended December 31, 2014.

Agreement with Solta Medical

Effective April 30, 2010, Viveve, Inc. entered into a Supply Agreement (the “Supply Agreement”) with Solta Medical, Inc. (“Solta”), pursuant to which Solta agreed to sell to Viveve, Inc. the cryogen cooling method and coupling fluid that Solta uses with its ThermaCool® System (“TC3 System”) for use with our compatible radio frequency medical device for the purpose of conducting our initial clinical trials. The applicable term of the Supply Agreement is the later of the period through completion of our initial clinical trials or six months following the effective date. On October 14, 2010, the parties amended the term of the Supply Agreement to remain in effect for so long as Solta supports its TC3 System. In the event that Solta discontinues support of its TC3 System and terminates the Supply Agreement, Solta agrees to (i) provide us with information for Solta’s cryogen supplier, (ii) permit us to make any arrangement with such supplier for a continued supply of cryogen and (iii) grant us a royalty free, non-exclusive perpetual license under any Solta intellectual property directed to the design of the cryogen container in the field of treating vaginal tissue.

The portion of the Supply Agreement relating to coupling fluid was subsequently superseded by the parties’ Coupling Fluid License and Product Supply Agreement on September 30, 2010, pursuant to which Solta agreed to (i) grant to Viveve, Inc. a license for the coupling fluid and (ii) supply the coupling fluid at preferred pricing for two years and at non-preferred pricing after two years. The agreement grants to us a royalty-free, fully paid-up, worldwide, perpetual, exclusive license in the field of treating vaginal tissue, with a right to grant sublicenses in such field, to make, have made, use and sell coupling fluid for an aggregate license fee of $125,000. The agreement was for an initial term of three years, after which it continues to remain in effect unless and until terminated in accordance with the terms therein. In addition, while the terms of the original agreement permit the use of the cryogen cooling method for initial clinical trials, Viveve also purchases the cryogen cooling method and coupling fluid from Solta for commercial purposes.  We currently do not have an alternative source of cryogen and if Solta refuses to sell to us for commercial reasons, or otherwise, our business could be materially adversely affected.

Agreement with Stellartech Research Corporation

On June 12, 2006, Viveve, Inc. entered into the Stellartech Agreement, as amended and restated on October 4, 2007, with Stellartech for an initial term of three years in connection with the performance of development and manufacturing services by Stellartech and the license of certain technology and intellectual property rights to each party. Under the Stellartech Agreement, we agreed to purchase 300 units of generators manufactured by Stellartech. In conjunction with the Agreement, Stellartech purchased 37,500 shares of Viveve, Inc.’s common stock at $0.008. Under the Stellartech Agreement, we paid Stellartech $3,446,000 and $484,000 for goods and services during the years ended December 31, 2015 and 2014, respectively. In addition, Stellartech granted to us a non-exclusive, nontransferable, worldwide, royalty-free license in the Field (defined above in the discussions titled “Edward Knowlton Licensed Patents”) to use Stellartech’s technology incorporated into deliverables or products developed, manufactured or sold by Stellartech to us pursuant to the Stellartech Agreement (the “Stellartech Products”) to use, sell, offer for sale, import and distribute the Stellartech Products within the Field, including the use of software object code incorporated into the Stellartech Products. The Stellartech technology consists of know-how applicable to the manufacturing and repair of the Viveve System, including any other intellectual property which Stellartech developed or acquired separate and apart from the Stellartech Agreement and all related derivative works. In addition, once we purchase a minimum commitment of 300 units of the RF generator component (the “Minimum Commitment”) and the Stellartech Agreement expires, Stellartech is to grant us a nonexclusive, nontransferable, worldwide, royalty-free, fully-paid license to use the Stellartech technology incorporated into the Stellartech Products to make and have made Stellartech Products in the Field.

Stellartech also granted (i) an exclusive (even as to Stellartech), nontransferable, worldwide, royalty-free license within the Field under those certain intellectual property rights licensed to Stellartech pursuant to a development and supply agreement between Stellartech and Thermage, dated October 1, 1997 (the “Thermage Technology”), to use any elements of the Thermage Technology incorporated into the Stellartech Products, solely for the use, sale, offer for sale, importation and distribution within the Field; (ii) upon our satisfaction of the Minimum Commitment and the expiration of the Stellartech Agreement, an exclusive, nontransferable, worldwide, royalty-free, fully-paid license within the Field under Stellartech’s license rights in the Thermage Technology to use any elements of the Thermage Technology which are incorporated into the Stellartech Products to make and have made Stellartech Products in the Field; and (iii) the exclusive right within the Field to prosecute infringers of the portion of Stellartech’s Thermage Technology rights exclusively licensed to us. Our license rights in Thermage Technology also include the use of software object code for Thermage Technology used in the Stellartech Products. As of the date of this prospectus, the Stellartech Agreement has expired by its terms, however, the parties still continue to operate under the terms of the agreement. In addition, we have not yet met the Minimum Commitment requirement, and therefore we are not permitted to use the Stellartech technology with any other manufacturer. If Stellartech refuses or is unable to meet our delivery requirements for the Viveve System, our business could be materially adversely affected.

In March 2012, Viveve, Inc. entered into a Quality and Regulatory Agreement with Stellartech, pursuant to which the parties clarified their respective quality and regulatory responsibilities under the Stellartech Agreement. The Quality and Regulatory Agreement provides that we will serve as the legal manufacturer for all Stellartech Products developed and sold to us thereunder and that we are obligated to maintain all relevant quality assurance and regulatory processes and requirements required by any regulatory authority and to comply with the processes and requirements set forth in the schedule of responsibilities provided in the agreement.

Government Regulation

The Viveve System is a medical device subject to extensive and rigorous regulation by international regulatory bodies as well as the FDA. These regulations govern the following activities that we perform, or that are performed on our behalf, to ensure that medical products exported internationally or distributed domestically are safe and effective for their intended uses:

●	product design, development and manufacture;

●	product safety, testing, labeling and storage;

●	record keeping procedures;

●	product marketing, sales and distribution; and

●	post-marketing surveillance, complaint handling, medical device reporting, reporting of deaths, serious injuries or device malfunctions and repair or recall of products.

In addition to the regulatory approvals already received in connection with the sale of the Viveve System in the foreign jurisdictions described below and the approvals being sought in the U.S., we are currently seeking regulatory approval for the sale of our product in many other countries around the world.

International

Sales of our product outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. In addition, exports of medical devices from the U.S. are regulated by the FDA. Complying with international regulatory requirements can be an expensive and time-consuming process and approval is not certain. The time required to obtain registrations or approvals, as required by other countries, may be longer than that required for FDA clearance, and requirements for such registrations or approvals may significantly differ from FDA requirements. We may be unable to obtain or maintain registrations or approvals in other countries. We may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals. If we experience delays in receiving necessary registrations or approvals to market our product outside the U.S., or if we fail to receive those registrations or approvals, we may be unable to market our product or enhancements in international markets effectively, or at all, which could have a material adverse effect on our business and growth strategy.

An entity that seeks to export an unapproved Class III medical device to a “non-Tier I” country is required to obtain export approval from the FDA. The Tier I countries are largely defined as industrialized countries with established regulatory infrastructure, such as, among others, Canada and the European Union. In January of 2011, we sought to obtain FDA approval to export the Viveve System to Mexico, Brazil and Korea (all non-Tier I countries). An export approval was obtained on March 7, 2011. Exportation of an unapproved Class III medical device to a Tier I country is permitted without FDA approval provided that certain conditions are met. Accordingly, we have exported the Viveve System to Canada and the European Union without FDA approval in accordance with Section 802 of the FDC Act.

Once an entity has obtained a marketing authorization for the product in a Tier I country (e.g., a CE mark, etc.), the device can then be shipped from the U.S. to any country in the world without FDA approval. On December 7, 2010, we obtained a CE Mark for the Viveve System. As a result, we may now legally export the Viveve System to non-Tier I countries, such as China and Hong Kong without FDA approval.

Entities legally exporting products from the U.S. are often asked by foreign customers or foreign governments to supply a certificate for products regulated by the FDA. To satisfy this request, an exporter may request that the FDA issue them an export certificate to accompany a device. An export certificate is a document prepared by the FDA containing information about a product’s regulatory or marketing status in the U.S. Although we have requested the issuance of export certificates to allow exports into many countries around the world, the FDA has not yet issued export certificates to us.

Canada

We are subject to the requirements of Health Canada and the regulations that govern medical devices in Canada. In Canada, certain devices must have a “medical device license” before they can be sold. Prior to selling a device in Canada, manufacturers of Class II, III and IV devices must submit a Medical Device Application which is reviewed by the Therapeutic Products Directorate (“TPD”), the Canadian authority that monitors and evaluates the safety, effectiveness and quality of diagnostic and therapeutic medical devices in Canada. All medical devices sold in Canada are categorized by the TPD into four different classes with Class I devices presenting the lowest potential risk (e.g. a thermometer) and Class IV devices presenting the greatest potential risk (e.g. pacemaker). Manufacturers of Class I devices do not need a medical device license to sell their product in Canada, but manufacturers of Class II, III and IV devices must receive a license. Once a medical device license has been granted, the TPD will continue to monitor medical devices to ensure they continue to be safe and effective. Medical device licenses granted by the TPD do not expire; however, the manufacturer is required to annually confirm that the information maintained by Health Canada with respect to the medical device is correct and accurate. The failure to do so may result in the cancellation of the license.

Viveve, Inc. currently holds a medical device license in Canada for the Viveve System which has been categorized as a Class III device.

European Union (EU)

We are subject to the requirements of the Medical Device Directive (“MDD”), Council Directive 93/42/EEC of 14 June 14, 1993 which were made mandatory on March 21, 2010. The MDD harmonizes the laws relating to medical devices laws within the European Union. In order for a manufacturer to legally place a medical device on the European market the requirements of the MDD have to be met. Manufacturers’ products meeting harmonized standards have a presumption of conformity to the MDD. Products conforming to the MDD must have a CE Mark applied.

Medical devices are classified by the MDD into four categories as Class I, Class IIa, Class IIb, and III. Class I devices present the lowest potential risk (e.g. a thermometer) and Class III devices present the greatest potential risk (e.g. implant, pacemaker). The MDD stipulates that an authorized third party or notified body must be involved in the review and conformity of the product in order to gain CE Mark. Viveve, Inc. has a notified body that reviews the Viveve System for conformity on an annual basis.

Viveve, Inc. currently holds a CE Mark in the European Union for the Viveve System which has been categorized as a Class IIb device.

Turkey

In January 2016, Viveve was notified that the Viveve System was registered in Turkey with the Turkish National Information Database for Medicines and Medical Devices. The effective date of the registration was December 24, 2015. The Viveve System is registered as a Class IIb device in Turkey which follows the classification for the EU countries.

Hong Kong

The Department of Health (“DOH”), is the main health authority in Hong Kong. Under the DOH, the Medical Device Control Office (“MDCO”), regulates medical devices. Similar to the Canadian classifications system described above, medical devices sold in Hong Kong are classified as I-IV according to the risk level associated with their intended use. Class I devices are low-risk medical devices, such as bandages and dressings. Class II devices are medium-low-risk devices, such as suction pumps and gastroscopes. Class III devices are medium-high-risk devices, such as orthopedic implants and medical lasers. Class IV devices are high-risk devices, such as prosthetic heart valves and implantable cardiac pacemakers. The main contact point with the MDCO is the Local Representative Person (“LRP”), who must be a locally-registered entity. The LRP must be either the manufacturer of the device or approved by the manufacturer to perform the duties of the LRP. The LRP submits the application for listing medical devices and fulfills any requests from the MDCO, such as making documents referenced in the application available for inspection. After the device is listed, the LRP is responsible for the marketing and post-market procedures, which include keeping distribution records, handling complaints, initiating product recalls, managing adverse incidents, and reporting changes. The manufacturer must issue an LRP appointment letter and attach it to each product registration application. Currently, market approval from one of the Global Harmonization Task Force (“GHTF”) founding members (U.S., Canada, Australia, the European Union, and Japan) is required for medical device registration in Hong Kong.

The Viveve System is currently classified in Hong Kong as a Class II device.

Philippines

The Viveve System is not regulated in the Philippines by the Department of Health. In December 2015, Viveve was notified by the Philippines Department of Health that the Viveve System was not required to register with the Philippines Department of Health and could be sold freely within the Philippines.

Japan

We currently import the Viveve System into Japan in accordance with the physician import license pathway which allows a medical device to be used and sold in Japan. The physician import license pathway permits a device to be sold in Japan provided that such device was specifically requested from a physician in Japan; however, we are not permitted to market the product directly in the country.

United States

FDA’s Premarket Clearance and Approval Requirements

Unless an exemption applies, any medical device we wish to commercially distribute in the U.S. will require either prior 510(k) clearance or premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either Class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting clearance to commercially distribute the device. This process is generally known as 510(k) clearance. In certain instances, devices that would otherwise be subject to premarket approval can be brought to market via de novo reclassification (which is described below). Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring premarket approval. Low to moderate risk devices that are dissimilar from existing Class I or II devices can be brought to market via de novo reclassification.

In December 2008, we received 510(k) clearance on our device. Since then, we have made design modifications to the original 510(k) cleared device. In March 2015, we submitted a Special 510(k) to the FDA for the Viveve System to take into account the design modifications, which include improved user interface capabilities and enhanced manufacturability.

510(k) Clearance Pathway

When a 510(k) clearance is required, we must submit a premarket notification to the FDA demonstrating that our proposed device is substantially equivalent to a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications (“PMA”). By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, the FDA will issue a not-substantially equivalent letter and place the device, or the particular use, into Class II.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. If the FDA were to disagree with a manufacturer’s determination that changes did not require a new 510(k), it could require the manufacturer to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained and the manufacturer could be subject to significant regulatory fines or penalties.

De Novo Process

If there is no known predicate for a device (i.e., a legally marketed Class I or II device with comparable indications for use and technological characteristics), a company can request a de novo classification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. The FDA’s de novo process has been streamlined to allow a company to request that a new product classification be established based on information provided by the requesting company. This process, known as the direct de novo process, must be discussed and agreed upon by the FDA prior to submission. The direct de novo process allows a company to submit a reclassification petition which includes information that would be included in a 510(k) notice for the subject device in addition to providing the FDA with a risk-benefit analysis demonstrating that the device presents a moderate risk thereby not requiring a PMA. The submitter also must provide a draft Annual Control document for the product. The Annual Control document specifies the scope of the device type and the recommendations for submission of subsequent devices for the same intended use. If a product is classified as Class II through the direct de novo review process, then that device may serve as a predicate device for subsequent 510(k) pre-market notifications. We intend to market the Viveve System by utilizing the direct de novo process. However, we cannot predict when or if approval of such a petition will be obtained, or whether the FDA will create a new product code. In addition, failure to approve a de novo petition, or establishment of a new product code, could require us to seek a PMA for the Viveve System. Delays in receipt or failure to receive clearances or approvals could reduce our sales, profitability and future growth prospects.

Premarket Approval (“PMA”) Pathway

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including but not limited to, technical, pre-clinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. The Viveve System, including the radiofrequency generator, reusable handpiece and single-use treatment tip have not required premarket approval. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the FDA’s quality system regulations (“QSRs”).

New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. There is no guarantee that the FDA will grant PMA approval of our future products, if one is required, and failure to obtain necessary approvals for our future products would adversely affect our ability to grow our business. Delays in receipt or failure to receive approvals could reduce our sales, profitability and future growth prospects.

Clinical Trials

Clinical trials are almost always required to support an FDA premarket application or de novo reclassification, and are sometimes required for 510(k) clearance. With respect to the Viveve System, the FDA has asked us to conduct a clinical study under an Investigational Device Exemption (“IDE”), to support a future product submission. In the U.S., these clinical trials generally require submission of an application for an IDE to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards (“IRBs”), at the clinical trial sites. Our clinical trials must be conducted under the oversight of an IRB at the relevant clinical trial sites and in accordance with FDA regulations, including but not limited to those relating to good clinical practices. We are also required to obtain the patients’ informed consent that complies with both FDA requirements and state and federal privacy regulations. We, the FDA or the IRB at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device, may be equivocal or may otherwise not be sufficient to obtain clearance or approval of the product. Similarly, in Europe and other regions, clinical study protocols must be approved by the local ethics committee and in some cases, including studies with high-risk devices, by the Ministry of Health in the applicable country.

In June 2012, we submitted a pre-IDE application and requested an in-person meeting with the FDA to solicit feedback in advance of filing an IDE to conduct a clinical study of the Viveve System to support regulatory submission. In August 2012, we met with the FDA and received feedback on our pre-clinical data, historical clinical data, and a clinical protocol for a prospective randomized controlled trial. We had a second meeting with the FDA on December 17, 2015 and received additional feedback on our clinical protocol design and indication for use. We plan to re-submit our IDE application in 2016. If approval of the IDE application is received, we intend to begin our U.S. clinical study.

Continuing Regulation

After a device is placed on the market, numerous regulatory requirements continue to apply. These include:

●	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

●

QSRs, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses;

●

Medical Device Reporting (“MDR”), regulations, which require that a manufacturer report to the FDA if its device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

●	regulations pertaining to voluntary recalls and notices of corrections or removals.

The FDA has broad post-market and regulatory enforcement powers. We and our third-party manufacturers are subject to announced and unannounced inspections by the FDA and the Food and Drug Branch of the California Department of Health Services (“CDHS”), to determine compliance with the QSR and other regulations. In the past, our facility has been inspected, and observations were noted, including an April 2012 CDHS inspection that cited deficiencies related to signature authority of inspection documentation, incomplete corrective action responses, and labeling indicating that our product contained no latex without proper objective evidence. The FDA and CDHS have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following actions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	repair, replacement, refunds, recall or seizure of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusing our requests for 510(k) clearance or premarket approval of new products or new intended uses;

●	refusing to grant export approval for our product;

●	withdrawing 510(k) clearance or premarket approvals that are already granted; and

●	criminal prosecution.

If any of these events were to occur, it could have a material adverse effect on our business.

We are also subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. We believe that compliance with these laws and regulations as currently in effect will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

Competition

The medical device industry is characterized by intense competition and rapid innovation. While we believe that our solution to treat vaginal laxity is unique and offers a more effective solution from that which is on the market currently, the market for the treatment of vaginal laxity and related decreases in women’s sexual function remains a tremendous, under-developed opportunity. Therefore, competition is expected to increase, particularly as the market becomes more developed with further solutions. Aside from Kegel exercises and invasive surgical procedures, such as LVR, there are many companies developing energy-based technologies for vaginal rejuvenation as well as others developing drug therapies and therapeutics for the treatment of various types of female sexual dysfunction. Further, the overall size and attractiveness of the market may compel larger companies focused in the OB/GYN, aesthetic or women’s health markets, and with much greater capital and other resources, to pursue development of or acquire technologies that may address these areas. Potential competitors include, but are not limited to Cynosure, Syneron Medical, Fotona, Thermi Aesthetics (acquired by Almirall, S.A.), Cutera, Apricus, and others.

Employees

As of April 15, 2016, we had 23 full-time employees and we retain the services of several qualified consultants. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Facilities

We currently lease office and laboratory facilities at 150 and 154 Commercial St., Sunnyvale, California 94086. The space consists of approximately 7,777 square feet, leased from the Castine Group. The term of the lease agreement, dated January 25, 2012, as amended in January 2015, commenced in March 2012 and will terminate on March 31, 2017. Rent expense for the year ended December 31, 2015 was $210,000. Future minimum payments under the lease are approximately as follows:

Year Ending December 31,

2016	–	$229,000
2017	–	$ 58,000

We believe that these facilities are adequate for our current business operations.

Legal Proceedings

On March 11, 2016, the Company filed a demand for Arbitration with the American Arbitration Association (“AAA”) against a former employee, asserting common law and statutory negligence claims against the former employee arising from her alleged negligent performance of certain work duties. The demand seeks damages for lost profits, along with attorney's fees, interest, and costs. On April 7, 2016, the former employee served an arbitration answering statement and counterclaim request (the “Counterclaim”) to our demand. In the Counterclaim, the former employee alleges causes of action for, among other claims, retaliation, wrongful termination, disability-related discrimination, intentional misrepresentation, breach of contract and intentional infliction of emotional distress. The former employee has asked for recovery of general damages, special damages, statutory damages and penalties, damages for emotional distress, restitution and disgorgement, injunctive relief, punitive damages, costs and attorney’s fees. The amount of the damages was not specified in the Counterclaim.

On April 12, 2016 the Company was served with a Notice of Commencement of Action, a Summons and a Complaint. The action was filed in the Supreme Court of the State of New York, New York County, Index No. 951928/2016 and is titled “Denville and Dover Fund LLC , Plaintiff, against Viveve Medical, Inc. (f/k/a PLC Systems, Inc.), Defendant”. The Complaint alleges that PLC Systems, Inc. (“PLC”), during the period from 2011 through 2013, sold securities to the Plaintiff, including a Common Stock Purchase Warrant, No. R-3B, for the purchase of 679,825 pre-Merger shares of PLC common stock (the “Warrant”). The Warrant expiration date was February 22, 2016. Plaintiff alleges that the Warrant was exercised on January 30, 2016 but that the Defendant has failed and refused to issue the common stock, as required by the terms of the Warrant. Plaintiff asks the Court to order the Defendant to issue the shares of common stock underlying the Warrant, pay compensatory damages in an amount no less than $400,000, pay liquidated damages in the amount of $10,732.46 accrued from February 4, 2016 through February 10, 2016 and liquidated damages of $3,066.42 per day from February 10, 2016 until judgement and for attorney’s fees and the costs and expenses of the legal action. The Company believes the claim is meritless and intends to vigorously defend against such claim.

Continuance into Delaware

On July 22, 2015, at our 2015 Annual and Special Meeting of Stockholders, our stockholders approved a special resolution authorizing a continuance of the Company (the “Continuance”) into the State of Delaware under the Delaware General Corporation Law (the “DGCL”) and the adoption of charter documents that comply with the DGCL in connection therewith, effective as of a date to be determined by the Board, in its sole discretion, no more than 12 months from the date of the meeting. The Board intends to effect the Continuance by filing a Certificate of Conversion and a Certificate of Incorporation with the Secretary of State of the State of Delaware within the approved timeframe.

The Continuance will not involve any change in our business, properties, corporate headquarters or management. The officers of the Company immediately prior to the Continuance will continue to serve as our officers following the Continuance, and the current members of the Board of Directors will continue to serve as the members of the Board following the Continuance. There will be no change in our operations, assets, liabilities or obligations as a result of the Continuance. Other than the approval of our stockholders and the filings with the Yukon Registrar of Corporations and the Secretary of State of Delaware, there are no federal or state regulatory requirements that we will be required to comply with or approvals that we were required to obtain in connection with the Continuance.

Upon the effectiveness of the Continuance, each outstanding share of our common stock will continue to be an outstanding share of our common stock as incorporated in Delaware and each outstanding option, right or warrant to acquire shares of our common stock will continue to be an option, right or warrant to acquire an equal number of shares of common stock under the same terms and conditions. Upon effectiveness of the Continuance, we will be governed by the Certificate of Incorporation filed with the Secretary of State of Delaware and by bylaws prepared in accordance with the DGCL, which were approved by our stockholders at the 2015 Annual and Special Meeting. Following the Continuance, we will be governed by the DGCL instead of the Yukon Business Corporation Act.

MANAGEMENT

Set forth below is certain information regarding our current executive officers and directors. Each of the directors was elected to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. Our officers are appointed by, and serve at the pleasure of, the board of directors.

Name	Age	Position

Patricia Scheller	55	Chief Executive Officer and Director
Brigitte Smith	48	Director
Mark S. Colella	43	Director
Carl Simpson	75	Director
Daniel Janney	50	Director
Jon Plexico	47	Director
Scott Durbin	47	Chief Financial Officer
James Atkinson	58	Chief Business Officer, President

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Patricia Scheller. Ms. Scheller was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with her service beginning following the Merger) and has been a director of our wholly-owned subsidiary, Viveve, Inc., since June 2012. Ms. Scheller also serves as our Chief Executive Officer and, since May 2012, as Chief Executive Officer of Viveve, Inc. Prior to joining Viveve, Inc., she served as the Chief Executive Officer of Prescient Medical, Inc. (“PMI”), a privately held company that developed diagnostic imaging catheters and coronary stents designed to reduce deaths from heart attacks, from September 2004 through April 2012 and as a director of PMI from July 2004 to September 2011. Prior to joining PMI, from August 2003 to September 2004, she was the Chief Executive Officer of SomaLogic, a biotechnology company focused on the development of diagnostic products using aptamer technology. From December 2000 to April 2003, Ms. Scheller also managed several business units at Ortho-Clinical Diagnostics, a Johnson & Johnson company, and from October 1997 to November 2000 served in key executive positions at Dade Behring, a clinical diagnostics firm. While at Dade Behring Holdings, Inc., she directed the commercialization of the hsCRP diagnostic test, a screening test for systemic inflammation, which has been shown to increase the risk of heart attacks. The hsCRP test was the first diagnostic test added to the cardiac test panel by the Centers for Disease Control and Prevention and the American Heart Association in over 30 years. As Director of cardiology systems at Cordis Corporation (a Johnson & Johnson company) from February 1994 to February 1996, Ms. Scheller managed the launch of the first Palmaz-Schatz® balloon-expandable coronary stent, the first major product entry into what became a $6 billion market. Ms. Scheller received a B.S.E. degree in Biomedical Engineering from Duke University and completed executive business education programs at Harvard University, Massachusetts Institute of Technology, Columbia University and Northwestern University. Because of her extensive experience in the healthcare industry, we concluded that Ms. Scheller should serve as a director.

Brigitte Smith. Ms. Smith was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with her service beginning following the Merger) and has been a director of Viveve, Inc. since January 2007. Ms. Smith is co-founder and Managing Director of GBS Venture Partners Pty Ltd., a leading Australian life science venture capital investor founded in 1998 whose fund, GBS Bioventures III, is one of our significant stockholders. GBS Venture Partners Pty Ltd. has completed more than 40 medical device and life science investments for companies based in Australia and the U.S. Before joining GBS Venture Partners Pty Ltd., Ms. Smith worked with high-tech start-up companies in Australia and the U.S. in fundraising and business development roles. From 1990 to 1992 Ms. Smith also served as a consultant for Bain & Company, a strategic management consulting firm. Ms. Smith is also on the board of GBS Venture Partners Pty Ltd. portfolio companies in Australia and the United States. Ms. Smith previously served on the board of KaloBios Pharmaceuticals, Inc., which is listed on the NASDAQ Global Market (KBIO). Ms. Smith earned her Bachelor of Chemical Engineering with Honors from the University of Melbourne, her Master of Business Administration with Honors from the Harvard Business School and her Master of International Relations from the Fletcher School of Law and Diplomacy in Boston, Massachusetts, where she was also a Fulbright Scholar. Ms. Smith is a Fellow of The Australian Institute of Company Directors. Because of her significant experience in assessing early stage medical device and life sciences companies and her investing experience, we concluded that Ms. Smith should serve as a director.

Mark S. Colella. Mark S. Colella has over 19 years of venture capital and operating experience in life science, medical device and healthcare companies. Mr. Colella is a Partner at Stamos Capital Partners, having joined in 2015, and leads the private capital investment team. Stamos Capital is a private investment management firm specializing in alternative and multi-asset investment solutions. Previously a Principal, Mr. Colella is now an Advisor to 5AM Ventures where he has held board and advisory roles with a number of public and private companies. Currently, in addition to being a director of Viveve, Mr. Colella serves as a director to Ceterix, a surgical medical device company. Mr. Colella has served, in board or advisory roles, with Biodesy, Ceterix, DVS (acquired by Fluidigm), Flexion (IPO), Incline (acquired by The Medicines Company), Pearl (acquired by AstraZeneca), Semprus (acquired by Teleflex) and WaveRx. Mr. Colella was an executive, and part of the early team, for BÂRRX Medical, a medical device company sold to Covidien for $413 million, and he held management roles with Stryker, a medical device company focused on orthopedics, laparoscopy, urology, gynecology, and minimally invasive general surgery. He spent four years on the founding team and as an Executive Director managing healthcare facilities with Primrose Alzheimer’s Living, an early-stage healthcare service start-up company, and one year working as an analyst for Versant Ventures, a life science venture capital firm.

Mr. Colella holds a B.S. in Biology from Williams College and earned his M.B.A. from Northwestern University, the Kellogg School of Management, where he sits on the Advisory Board for the Innovation and New Ventures Office. Prior to Williams College, he spent two years at the United States Air Force Academy. Mr. Colella's extensive experience in serving on boards of medical device companies led us to conclude he should serve as a director.

Carl Simpson. Mr. Simpson was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with his service beginning following the Merger) and has been a director of Viveve, Inc. since its inception in September of 2005. Mr. Simpson has worked in the medical device industry for over 40 years. In 2005, Mr. Simpson founded and became the Managing Director of Coronis Medical Ventures, LLC, a venture capital entity. From 2001 to 2004, Mr. Simpson was a partner for Versant Ventures. In 1993, he founded CardioGenesis Corp. a medical device company that designs, manufactures and distributes laser-based surgical products that promote cardiac angiogenesis and served as Vice President of Development until 1997. In 1979, Mr. Simpson founded Advanced Cardiovascular Systems (“ACS”) a medical device company that develops and markets medical devices for treatment of cardiovascular diseases and served as Senior Vice President of Research and Development until 2001. ACS was sold to Eli Lilly in 1984 and spun-off into Guidant Vascular Intervention. Mr. Simpson currently serves on the board of Novobionics, Curant Medical, Uptake Medical and Entent. He also served on the board of Silver Bullet from 2009 to 2012, CoRepair from 2007 to 2013, Revascular Therapeutics from 2004 to 2011, Conor MedSystems Inc. from 2003 to 2005, Thermage from 1997 to 2004, Interventional Thermodynamics (Innerdyne) from 1989 to 1991 and Interventional Technologies from 1985 to 1989. His undergraduate training is in Microbiology and Biochemistry. His graduate degree is in Electrical Engineering/Computer Science and he holds an M.B.A., both from the University of Santa Clara. Because of Mr. Simpson’s prior experience with multiple start-up companies, his understanding of venture capital business models and 40 years of operational and clinical experience, we concluded that he should serve as a director.

Daniel Janney. Mr. Janney was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with his service beginning following the Merger). Since November 2012, Mr. Janney has served as a director of Esperion Therapeutics, Inc. (NASDAQ: ESPR). Mr. Janney is a managing director at Alta Partners, a life sciences venture capital firm, which he joined in 1996. Prior to joining Alta, from 1993 to 1996, he was a Vice President in Montgomery Securities' healthcare and biotechnology investment banking group, focusing on life sciences companies. Mr. Janney is a director of a number of companies including Alba Therapeutics Corporation, Lithera, Inc., Prolacta Bioscience, Inc., Sutro Biopharma and ViroBay, Inc. He holds a Bachelor of Arts in History from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles. Because of Mr. Janney's experience working with and serving on the board of directors of various life sciences companies and his experience working in the venture capital industry, we concluded that he should serve as a director.

Jon Plexico. Mr. Plexico was appointed as a director of Viveve Medical, Inc. on March 14, 2016. Mr. Plexico is currently one of two Managing Members of Stonepine Capital Management, LLC ("Stonepine Management"). Stonepine Management, is the General Partner of Stonepine Capital, L.P. ("Stonepine"), a holder of approximately 30.7% of the outstanding common stock of the Company. Mr. Plexico was appointed to the board of directors as a representative of Stonepine, at Stonepine's election, under the terms of that certain letter agreement, dated May 12, 2015 (the "Letter Agreement"), by and between the Company and Stonepine, pursuant to which, among other things, for so long as Stonepine owns at least 15% of the Company's outstanding equity securities, Stonepine shall have the option, but not the obligation, to designate a Stonepine representative to serve on the board. The Company and Stonepine entered into the Letter Agreement in connection with the May 2015 Offering. Mr. Plexico has not been appointed to any board committees.

Mr. Plexico has approximately 24 years of life science industry operational and advisory experience, including eight years as Managing Member and Founder of Stonepine Management. Previously, Mr. Plexico was Managing Director at Merriman Curhan Ford & Co., now known as Merriman Capital, where he ran healthcare corporate finance focusing on private investments in public equity, secondary offerings, and mergers and acquisitions. Prior to that, Mr. Plexico was co-founding partner of Venture Ready Partners, a life science advisor providing capital raising services to private biotechnology companies. Mr. Plexico was employee #5 and served as director of business development at Chemdex Corporation, an electronic life-science commerce company that grew to 500 employees and completed an initial public offering during his tenure. He began his career at Quidel Corporation, where he became National Sales Manager for the Autoimmune Division. He has served on the Boards of Directors of Zila, Inc. and Immunetech, Inc. Mr. Plexico is a graduate of Colgate University. Mr. Plexico's extensive experience in advising and raising funding for life sciences companies led us to believe that he should serve as a director.

Scott Durbin. Mr. Durbin joined Viveve, Inc. as its Chief Financial Officer in February 2013 and was appointed as the Chief Financial Officer of Viveve Medical, Inc. on September 23, 2014. From June 2012 to January 2013, he served as an advisor and Acting Chief Financial Officer for Viveve, Inc. Prior to joining Viveve, Inc., from June 2010 to October 2011, he was Chief Financial Officer of Aastrom Biosciences (“Aastrom”), a publicly traded, cardiovascular cell therapy company. Before Aastrom, he spent six years as Chief Operating and Financial Officer for Prescient Medical (“Prescient”) from May 2004 to June 2010, a privately held company that developed diagnostic imaging catheters and coronary stents designed to reduce deaths from heart attacks. Prior to Prescient, from January 2003 to April 2004, he spent several years as a financial consultant for two publicly traded biotech companies, Scios Inc., a Johnson & Johnson company, and Alteon Inc. Mr. Durbin began his career in corporate finance as an investment banker in the Healthcare and M&A groups at Lehman Brothers Inc. from August 1999 to January 2003, where he focused on mergers and acquisitions and financings for the life science industry. At Lehman, he successfully executed over $5 billion in transactions for medical device and biotechnology companies. He began his career as a Director of Neurophysiology for Biotronic, Inc. Mr. Durbin received a B.S. from the University of Michigan and an M.P.H. in Health Management with Honors from the Yale University School of Medicine and School of Management.

James Atkinson. Mr. Atkinson was appointed to serve as the Chief Business Officer and President of the Company and Viveve, Inc. effective as of February 4, 2015. Mr. Atkinson has over 30 years of experience in medical device sales, marketing and business development with both Fortune 50 and start-up medical device companies. Mr. Atkinson was a founding principal at Ulthera, Inc. where he served as Senior Vice President of Sales and Marketing from October 2006 through April 2014. While at Ulthera, he assisted in growing the company from 3 to 165 employees and established a global distribution network that included 42 distributors, covering 52 countries. Mr. Atkinson’s prior experience includes various executive positions, including (i) Vice President of Sales and Marketing for the Cardiac Surgery Division at St. Jude Medical, Inc. from October 2004 to October 2006 where his responsibilities included launching the Biocor® stented tissue valve, recognized as the fastest growing heart valve brand in the industry, (ii) Vice President of Sales for Medtronic Vascular, a $200 million division of Medtronic, Inc., a company whose stock is traded on the New York Stock Exchange (Ticker: MDT), from January 2003 to September 2004 and (iii) co-founder and Vice President of Sales and Business Development for Medical Simulation Corporation. Mr. Atkinson’s career began as a sales representative at Ethicon Endosurgery, a Johnson and Johnson company, where he progressed through positions with increasing responsibility to Regional Manager.

Director or Officer Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Independent Directors

We believe that, with the exception of Patricia Scheller, each of our remaining directors are “independent directors,” as that term is defined by Rule 5605 of The NASDAQ Stock Market.

Committees of the Board of Directors

Audit Committee

Our audit committee consists of independent directors Mark Colella, Daniel Janney and Carl Simpson. The board of directors has determined based on its evaluation that Mark Colella qualifies as an "audit committee financial expert" as defined by SEC rules. The audit committee’s duties under the terms of its charter are to (1) review with management and the independent auditor, as appropriate, the Company’s financial reports and other financial information provided by the Company to any governmental body or the public, and the Company’s compliance with legal and regulatory requirements; (2) retain and monitor the independent auditor’s qualifications, performance and independence; (3) establish and review compliance procedures regarding accounting, internal auditing controls and auditing matters and serve as an independent and objective party to monitor the Company’s financial reporting process and internal controls; (4) issue the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The audit committee members possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

Our compensation committee consists of independent directors Brigitte Smith Mark Colella and Carl Simpson. The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.

Governance and Nominating Committee

Our nominating committee consists of independent directors Brigitte Smit, Mark Colella and Dan Janney. Under the charter of our governance and nominating committee, the governance and nominating committee (i) identifies, reviews and evaluates individuals qualified to become Board members; (ii) recommend nominees to the Board and to each committee of the Board; (iii) develop and recommend to the Board criteria for selecting qualified director candidates (including an assessment of any minimum qualifications a nominee for the Board should possess and any specific qualities or skills the Committee believes are necessary for one or more directors to possess); (iv) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the Company, and monitor compliance with them, and (v) assist the Board in its annual reviews of the performance of the Board, and each committee

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or as the principal executive officer of Viveve Medical, Inc., and (ii) our most highly compensated executive officers, other than our principal executive officer, who were serving as our executive officers or as the executive officers of Viveve Medical, Inc. at the end of the last fiscal year. We refer to these individuals in the discussion below as our “named executive officers”.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Patricia Scheller, Chief Executive	2015	346,000	154,696	(1)		785,552	(3)			45,247	(6)	1,331,495
Officer, Viveve Medical, Inc.	2014	335,000	82,943	(2)		297,744	(4)			19,520	(6)	735,207

Scott Durbin, Chief Financial	2015	311,000	97,965	(1)		314,059	(3)			24,222	(6)	747,246
Officer, Viveve Medical, Inc.	2014	298,000	133,882	(2)(5)		121,219	(4)			17,364	(6)	570,463

James Atkinson, Chief Business Officer and President,	2015	290,667	144,904	(1)(9)		417,442	(3)			120,447	(7)	973,457
Viveve Medical, Inc.	2014									50,000	(8)	50,000

(1) The amounts represent the cash and the fair market value of restricted stock (received in lieu of cash) issued to employees for 2015 performance bonuses: (i) Ms. Scheller: cash of $108,990 and restricted stock of $45,706; (ii) Mr. Durbin: cash of $105,819 and restricted stock of $0; and (iii) Mr. Atkinson: cash of $0 and restricted stock of $114,654. The cash portion of the bonus was paid on January 7, 2016. The fair market value of the restricted stock was determined based on the closing stock price of $6.24 on the date of grant - January 4, 2016.

(2) The amounts represent the aggregate fair value of common stock warrants issued for 2014 performance bonuses. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrants using the Black-Scholes option pricing model. The assumptions underlying the equity awards are as follows: (i) contractual life: ten years; (ii) risk free interest rate: 2.14%; (iii) average volatility: 77.6%; and (iv) expected dividend yield: none.

(3) The amounts represent the aggregate grant date fair value of the stock option awards granted by the Company during 2015. The grant date fair value is computed using the Black-Scholes option pricing model. The assumptions underlying the valuation of the equity awards are as follows: (i) expected term: 5 years; (ii) risk-free interest rate: 1.70%; (iii) average volatility: 63%, and (iv) expected dividend yield: none.

(4) The amounts represent the aggregate grant date fair value of the stock option awards granted by the Company during 2014. The grant date fair value is computed using the Black-Scholes option pricing model. The assumptions underlying the valuation of the equity awards are as follows: (i) expected term: 5 years; (ii) risk-free interest rate: 1.80%; (iii) average volatility: 61%; and (iv) expected dividend yield: none.

(5) The 2014 bonus amount for Mr. Durbin also includes a cash bonus payment of $50,000.

(6) These amounts represent a cash-out of accrued PTO hours in accordance with the Company’s PTO Policy per the Employee Handbook.

(7) The amount represents compensation paid pursuant to the terms of a consulting arrangement with Mr. Atkinson entered into in February 2015, prior to his employment with the Company: (i) cash payments of $33,000; (ii) the aggregate fair value of a common stock warrant issued of $55,086; and (iii) commissions earned of $32,358 but not yet paid. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant using the Black-Scholes option pricing model. The assumptions underlying the equity awards are as follows: (i) contractual life: ten years; (ii) risk free interest rate: 2.28%; (iii) average volatility: 80.1%; and (iv) expected dividend yield: none.

(8) The amount represents consulting compensation paid pursuant to the terms of a consulting arrangement with Mr. Atkinson entered into in February 2015, prior to his employment with the Company.

(9) The 2015 bonus amount for Mr. Atkinson also includes the aggregate fair value of common stock warrant issued for a 2015 performance bonus of $30,250. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant using the Black-Scholes option pricing model. The assumptions underlying the equity awards are as follows: (i) contractual life: ten years; (ii) risk free interest rate: 2.27%; (iii) average volatility: 76.8%; and (iv) expected dividend yield: none.

Outstanding Equity Awards at Fiscal Year End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Patricia Scheller	27,711	0	0	$9.92	October 24, 2022
	36,693	80,723	0	$4.80	September 26, 2024
		242,001	0	$6.00	December 16, 2025
Scott Durbin	10,323	0	0	$9.92	February 2, 2023
	14,939	32,865	0	$4.80	September 26, 2024
		96,751	0	$6.00	December 16, 2025
Jim Atkinson	0	66,875	0	$3.76	February 3,,2025
	0	88,000	0	$6.00	December 16, 2025

Employment Agreements, Termination of Employment and Change-in Control Agreements

Patricia Scheller

On May 14, 2012, Viveve, Inc. extended a written offer of employment to Patricia Scheller, the terms of which we have assumed. Pursuant to the agreement, Ms. Scheller serves as our Chief Executive Officer on an at-will basis and as a director. The agreement provides that Ms. Scheller will receive a base salary of $335,000 per year, which is subject to adjustment in accordance with our employee compensation policies in effect from time-to-time.

In addition the agreement provides for: (i) an annual incentive bonus (if approved by the board of directors, in their sole discretion) in an amount to be determined by the board of directors; (ii) an incentive payment of $1,000 for every $1 million in new equity financing raised during her first year of service, up to $20,000 (iii) an option for the purchase of 27,711 shares of Viveve, Inc. common stock exercisable at the fair market value on the date of grant, with the right to purchase 25% of the option shares vesting after 12 months of continuous service and the right to purchase the remainder of the option shares vesting in equal monthly installments over the next 36 months of continuous service, with accelerated vesting upon an Involuntary Termination within 12 months of a Change in Control (as those terms are defined in the agreement); (iv) Company-sponsored benefits as in effect from time to time; (v) paid vacation in accordance with our vacation policy, as in effect from time to time; and (vi) continued base salary and benefits for twelve months following an Involuntary Termination. In conjunction with the Merger, the option issued to Ms. Scheller was assumed by us. As a result of the assumption, the number of shares of our common stock subject to the option was computed by multiplying the number of shares of Viveve, Inc. common stock into which the option was exercisable immediately prior to the effective time of the Merger by 0.0080497 (or 0.0010062 on a post- reverse stock split basis), the Merger exchange ratio. The exercise price of the option was determined by dividing the option exercise price immediately prior to the effective time of the Merger by the exchange ratio (rounded up to the nearest cent).

Scott Durbin

On January 23, 2013, Viveve, Inc. extended a written offer of employment to Scott Durbin, the terms of which we have assumed. Pursuant to the agreement, Mr. Durbin serves as our Chief Financial Officer on an at-will basis. The agreement provides that Mr. Durbin will receive a base salary of $298,000, which is subject to adjustment in accordance with our employee compensation policies in effect from time-to-time.

In addition the agreement provides for: (i) an annual incentive bonus (if approved by the board of directors, in their sole discretion) in an amount to be determined by the board of directors; (ii) an incentive bonus of $50,000 in the event a minimum of $1.5 million is raised in equity financing from new investors; (iii) an option for the purchase of 10,323 shares of Viveve, Inc. common stock exercisable at the fair market value on the date of grant, with the right to purchase 101 option shares vesting on the grant date, 2,631 option shares vesting after 12 months of continuous service and the right to purchase the remainder of the option shares vesting in equal monthly installments over the next 36 months of continuous service, with accelerated vesting upon a Change in Control before Mr. Durbin’s service terminates; (iv) Company-sponsored benefits in effect from time to time; (v) paid vacation in accordance with our vacation policy, as in effect from time to time; and (vi) continued base salary and benefits for ten months following an Involuntary Termination. In conjunction with the Merger, the option issued to Mr. Durbin was assumed by us. As a result of the assumption, the number of shares of our common stock subject to the option was computed by multiplying the number of shares of Viveve, Inc. common stock into which the option was exercisable immediately prior to the effective time of the Merger by .0080497 (or 0.0010062 on a post- reverse stock split basis), the Merger exchange ratio. The exercise price of the option was determined by dividing the option exercise price immediately prior to the effective time of the Merger by the exchange ratio (rounded up to the nearest cent).

James Atkinson

In accordance with the terms of an offer letter dated February 4, 2015 (the “Offer Letter”), Mr. Atkinson will receive (i) an annual base salary of $320,000, which is subject to adjustment in accordance with our employee compensation policies in effect from time-to-time, (ii) an initial target bonus of up to 30% of the annual base salary as shall be approved by the board of directors, (iii) an overachievement bonus in the form of a five-year warrant to purchase up to 13,750 shares of the Company’s common stock at an exercise price equal to the greater of $4.24 per share or the fair market value of the Company’s common stock on the date of grant, contingent upon the achievement of certain goals to be determined by the board of directors, (iv) an option to purchase 66,875 shares of the Company’s common stock, issued under the Company’s 2013 Stock Option Plan and subject to the terms of the applicable stock option agreement and (v) various other standard employee benefits.

In addition, the Offer Letter further provides that Mr. Atkinson’s employment is “at will” and may be terminated at any time and for any reason by either party. In the event of involuntary termination, upon return of all Company property and execution of a general release of any claims against the Company, Mr. Atkinson shall be entitled to (i) continued payment of his base salary for a period of six months and (ii) either (a) a continuation of health insurance coverage until the earlier of the close of six months following his date of termination or eligibility for substantially equivalent health insurance coverage in connection with new employment or self-employment or (b) a lump sum payment in lieu of health insurance coverage, at the sole and absolute discretion of the Company.

The Company provides a 401(k) plan. Participation is voluntary and open to all employees. The Company has not made any contributions to the plan to date.

Director Compensation

The table below sets forth the compensation paid to our directors, exclusive of reimbursed out-of-pocket expenses, during the year ended December 31, 2015 for services provided as a director.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Brigitte Smith	--	--	43,822(1)(2)(3)	--	--	--	43,822
Mark Colella	--	--	43,822(1)(2)(3)	--	--	--	43,822
Carl Simpson	--	--	43822(1)(2)(3)	--	--	--	43,822
Daniel Janney	--	--	43,822(1)(2)(3)	--	--	--	43,822

(1) The high and low trading prices of our common stock on the OTCQB during the 30-day period prior to December 16, 2015, the date of grant, were $7.68 and $5.36. Options issued to these directors on December 16, 2015 have an exercise price of $6.00.

(2) Amounts represent the aggregate grant date fair value of the stock option as of December 16, 2015, the option grant date.

(3) As of December 31, 2015, each of Ms. Smith and Messrs. Colella, and Janney held options to purchase an aggregate of 19,375 shares of our common stock (2015 option grant: 13,500 shares; and 2014 option grant: 5,875 shares). Mr. Simpson held options to purchase an aggregate of 19,602 shares of our common stock (2015 option grant: 13,500 shares; 2014 option grant: 5,875 shares; and 2007 option grant; 227 shares). The grant date fair value is computed using the Black-Scholes option pricing model. The assumptions underlying the valuation of the equity awards in 2015 are as follows: (i) expected life: 5 years; (ii) interest rate: 1.70%; (iii) volatility: 63%; and (iv) expected dividend yield: none.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 15, 2016 regarding the beneficial ownership of our common stock by the following persons:

●	each person who, to our knowledge, owns more than 5% of our common stock;

●	each of our named executive officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power. The address for each of our named executive officers and directors is c/o Viveve Medical, Inc., 150 Commercial Street, Sunnyvale, California 94086. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of April 15, 2016, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. As of April 15, 2016, we had 7,497,857 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Named Executive Officers and Directors

Patricia Scheller	146,908(2)	1.93%
Scott Durbin	61,327(3)	0.81%
James Atkinson	500,587(4)	6.62%
Brigitte Smith	477,740(5)(13)	6.37%
Mark S. Colella	3,855(6)	0.05%
Carl Simpson	6,005(7)	0.08%
Daniel Janney	711,059(8)(11)	9.45%
Jon Plexico	2,299,711(9)	30.67%
All named executive officers and directors as a group (8 persons)	4,207,258	54.03%

Owners of More than 5% of Our Common Stock

Stonepine Capital, L.P. (9) 919 NW Bond Street, Suite 208 Bend, Oregon 97701	2,299,711	30.67%
5AM Ventures II, L.P. (10) 2200 Sand Hill Road, Suite 110 Menlo Park, California 94025	913,780	12.19%
Alta Bioequities, L.P. (11) One Embarcadero Center, Suite 3700 San Francisco, California 94111	707,204	9.40%
RTW Master Fund, Ltd. (12) c/o Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue, George Town Grand Cayman KY1-9001, Cayman Islands	594,226	7.93%
GBS Venture Partners Pty Ltd., trustee for GBS BioVentures III (13) 71 Collins Street, Level 5 Melbourne, Australia C3 VIC 3000	449,852	6.00%
Wexford Spectrum Investors LLC (14) 411 West Putnam Avenue, Suite 125 Greenwich, Connecticut 06830	427,124	5.70%

(1) Based on 7,497,857 shares issued and outstanding as of April 15, 2016. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned of record by each individual named as the beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(2) Included in this amount are 19,337 shares of common stock, the right to purchase 27,711 shares of common stock underlying a 10-year option having an exercise price of $9.92 per share, the right to purchase 48,924 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, the right to purchase 25,209 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share, and a 10-year warrant to purchase 25,727 shares of common stock at an exercise price of $4.00 per share. Excludes 7,325 shares of common stock underlying a restricted stock award that will vest within one-year of January 4, 2016. Excludes 285,284 shares of common stock underlying unvested options.

(3) Included in this amount are 5,068 shares of common stock, the right to purchase 10,323 shares of common stock underlying a 10-year option having an exercise price of $9.92 per share, the right to purchase 19,918 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, and a 10-year warrant to purchase 26,018 shares of common stock at an exercise price of $4.00 per share. Excludes 124,636 shares of common stock underlying unvested options.

(4) Included in this amount are 333,737 shares of common stock owned of record by Charles Schwab & Co. Inc. for the benefit of James Gregory Atkinson IRA Contributory Account #3027-4954, of which James Atkinson is the sole beneficiary, 98,099 shares of common stock owned of record by the Atkinson Family Revocable Trust Dated 08/26/2013, of which Mr. Atkinson is co-trustee, 3,825 shares of common stock owned of record by Mr. Atkinson as custodian for the account of a minor child, the right to purchase 22,292 shares of common stock underlying a 10-year option having an exercise price of $3.76 per share, the right to purchase 9,167 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share, a 10-year warrant to purchase 27,217 shares of common stock at an exercise price of $4.24 per share, and a 10-year warrant to purchase 6,250 shares of common stock at an exercise price of $5.60 per share. Excludes 11,525 shares of common stock underlying a restricted stock award that will vest within one-year of January 4, 2016. Excludes 123,418 shares of common stock underlying unvested options.

(5) Includes 449,852 shares of common stock owned of record by GBS Venture Partners Pty Ltd. as trustee for GBS BioVentures III, 24,033 shares of common stock owned of record by Ms. Smith, the right to purchase 2,448 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, and the right to purchase 1,407 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share. Excludes 15,520 shares of common stock underlying unvested options. GBS Venture Partners Pty Ltd. is trustee for GBS BioVentures III. Brigitte Smith is the Managing Partner of GBS Venture Partners Pty Ltd. and has voting and investment power over the shares beneficially owned by GBS BioVentures III. Voting and investment power over the shares of common stock owned of record by GBS Venture Partners Pty Ltd. as trustee for GBS BioVentures III is held by Ms. Smith.

(6) Includes the right to purchase 2,448 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share and the right to purchase 1,407 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share. Excludes 15,520 shares of common stock underlying unvested options.

(7) Included in this amount are 1,923 shares of common stock, the right to purchase 227 shares of common stock underlying a 10-year option having an exercise price of $59.60 per share, the right to purchase 2,448 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, and the right to purchase 1,407 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share. Excludes 15,520 shares of common stock underlying unvested options.

(8) Includes 681,954 shares of common stock owned of record by Alta Bioequities, L.P. and a 10-year warrant to purchase 25,250 shares of common stock at an exercise price of $4.24 per share held by Alta Bioequities, L.P. Includes the right to purchase 2,448 shares of common stock underlying a 10-year option having an exercise price of $4.80 per share, and the right to purchase 1,407 shares of common stock underlying a 10-year option having an exercise price of $6.00 per share. Excludes 15,520 shares of common stock underlying unvested options. Alta Bioequities Management, LLC is the general partner of Alta Bioequities, L.P. Daniel Janney is the Managing Director of Alta Bioequities Management, LLC and has voting and investment power over the shares beneficially owned by Alta Bioequities, L.P.

(9) Includes 2,299,711 shares of common stock owned of record by Stonepine Capital, L.P. Stonepine Capital Management, LLC is the general partner of Stonepine Capital, L.P. Jon M. Plexico and Timothy P. Lynch are the Managing Members of Stonepine Capital Management, LLC and have shared voting and investment power over the shares beneficially owned by Stonepine Capital, L.P.

(10) Dr. John Diekman, Andrew J. Schwab and Dr. Scott M. Rocklage, the managing members of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Ventures II, L.P. As the managing members of 5AM Partners II, LLC, these individuals also have voting and investment power over 36,057 shares of common stock owned of record by 5AM Co-Investors II, L.P. 5AM Partners II, LLC is the general partner of both 5AM Ventures II, L.P. and 5AM Co-Investors II, L.P.

(11) Included in this amount are 681,954 shares of common stock and a 10-year warrant to purchase 25,250 shares of common stock at an exercise price of $4.24 per share. Alta Bioequities Management, LLC is the general partner of Alta Bioequities, L.P. Daniel Janney is the Managing Director of Alta Bioequities Management, LLC and has voting and investment power over the shares beneficially owned by Alta Bioequities, L.P.

(12) RTW Investments, LLC is the investment manager of RTW Master Fund, Ltd. Roderick Wong is the Managing Member of RTW Investments, LLC and has sole voting and investment power over the shares beneficially owned by RTW Master Fund, Ltd.

(13) GBS Venture Partners Pty Ltd. is trustee for GBS BioVentures III. Brigitte Smith is the Managing Partner of GBS Venture Partners Pty Ltd. and has voting and investment power over the shares beneficially owned by GBS BioVentures III. Voting and investment power over the shares of common stock owned of record by GBS Venture Partners Pty Ltd. as trustee for GBS BioVentures III is held by Ms. Smith.

(14) Wexford Capital LP is a manager of Wexford Spectrum Investors LLC. Wexford GP LLC is the General Partner of Wexford Capital LP. Each of Charles E. Davidson and Joseph M. Jacobs is a controlling person of Wexford GP LLC. Each of Wexford Capital LP, Wexford GP LLC, and Mr. Davidson and Mr. Jacobs have shared voting and investment power over the shares beneficially owned by Wexford Spectrum Investors LLC.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS

AND DIRECTOR INDEPENDENCE

Our determination of the independence of our directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market. On the basis of information solicited from each director, the board has determined that each of Ms. Smith and Messrs. Colella, Simpson and Janney is independent within the meaning of such rules. Mr. Plexico has recently joined the board and a determination of independence has not yet been made.

Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2013, through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Employment and Consulting Agreements

We entered into an employment agreement with Mark Tauscher in December 1999, which was amended in June 2008, and again in August 2013, providing for an annual base salary of not less than $225,000. If Mr. Tauscher’s employment is terminated within 12 months of a change of control, the agreement also provides for the payment to Mr. Tauscher of 50% of his base salary payable immediately upon termination of his employment, with the remaining 50% to be paid in nine equal monthly installments following such termination. Additionally, any severance amount over $300,000 is to be payable in unregistered common stock from the successor entity. We made no severance payment to Mr. Tauscher in conjunction with the Merger.

We entered into an employment agreement with Gregory Mann in October 2011 providing for an annual base salary of not less than $120,000, benefits in accordance with our standard benefits package and stock options to purchase up to 18,750 shares of our common stock. On July 2, 2012, we increased Mr. Mann’s annual base salary to $140,000. In June 2012, our board of directors approved the payment of severance to Mr. Mann in an amount equal to 12 months’ salary as of such time in the event Mr. Mann's employment is terminated upon a change of control and is not retained for at least 12 months following the date of such change of control. We made no severance payment to Mr. Mann in conjunction with the Merger.

Information relating to employment agreements entered into by the Company and its current executive officers and executive officer compensation can be found at the section of this prospectus titled “Executive Compensation”.

Related Party Convertible Bridge Notes

Viveve, Inc. entered into that certain Note Purchase Agreement dated as of November 20, 2012, as amended by that certain Amendment No. 1 to the Note Purchase Agreement on February 13, 2013, pursuant to which it issued convertible promissory notes in the aggregate principal amount of $1,000,000 (the “2012 Bridge Notes”) to GBS and the 5AM Parties. The 2012 Bridge Notes accrued interest at an annual rate of 8% and matured on the earlier of (i) the date upon which the majority note holders demand repayment after May 15, 2013 or (ii) the date of the closing of a qualified financing in which Viveve, Inc. (or, in the event of a reverse merger into a public shell company, the shell company) issues equity securities for gross proceeds of not less than $5,000,000 (the “Qualified Financing”) (excluding the aggregate amount of debt securities converted into shares of equity securities upon conversion of the 2012 Bridge Notes). Upon the closing of a Qualified Financing prior to the maturity date, all outstanding principal and unpaid accrued interest under the 2012 Bridge Notes were to automatically convert into that certain number of shares of equity securities equal to the principal and unpaid accrued interest divided by the per share purchase price of the shares sold in the Qualified Financing. On September 23, 2014, in conjunction with the Merger, we issued 213,418 shares of common stock to GBS and 213,418 shares of common stock to the 5AM Parties, representing 9.5% and 9.5%, respectively, of the common stock outstanding.

Viveve, Inc. entered into that certain Note Purchase Agreement dated as of February 13, 2013 pursuant to which it issued convertible promissory notes in the aggregate principal amount of $2,500,000 (the “February 2013 Bridge Notes”) to GBS and 5AM Ventures II in multiple closings occurring on February 13, February 20, March 13, March 27, April 26, 2013, June 13, August 9 and August 23, 2013. The February 2013 Bridge Notes accrued interest at an annual rate of 8% and were to mature on the earlier of (i) the date upon which the majority note holders demand repayment after August 13, 2013 or (ii) the closing of a Qualified Financing (excluding the aggregate amount of debt securities converted into shares of equity securities upon conversion of the February 2013 Bridge Notes and the 2012 Bridge Notes). Upon the closing of a Qualified Financing prior to the maturity date, the outstanding principal and unpaid accrued interest of each February 2013 Bridge Note was to automatically convert into that certain number of shares of equity securities equal to the principal and unpaid accrued interest divided by 80% of the per share purchase price of the shares sold in the Qualified Financing.

On September 27, 2013, Viveve, Inc. entered into a note purchase agreement pursuant to which it issued convertible promissory notes in the aggregate principal amount of $500,000 to 5AM Ventures II (the “September 2013 Bridge Notes”). The September 2013 Bridge Notes were intended as bridge financing to a planned alternative public offering (“APO”) in the third quarter of 2013. The September 2013 Bridge Notes accrued interest at 8% per annum and were to mature at the earlier of the date upon which the majority note holders demanded repayment after March 31, 2014 or the date of the closing of a qualified financing in which Viveve, Inc. would issue common or preferred stock for gross proceeds of not less than $5,000,000, excluding the conversion of the September 2013 Bridge Notes, the November 2012 Bridge Notes and the February 2013 Bridge Notes. The September 2013 Bridge Notes were to convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which was defined as 70% of the purchase price in the qualified financing.

On November 12, 2013, Viveve, Inc. entered into a note purchase agreement pursuant to which it issued convertible promissory notes in the aggregate principal amount of $500,000 to 5AM Ventures II (the “November 2013 Bridge Notes”). The November 2013 Bridge Notes were intended as bridge financing to a planned APO in the fourth quarter of 2013. The November 2013 Bridge Notes accrued interest at 8% per annum and matured at the earlier of the date upon which the majority note holders demanded repayment after March 31, 2014 or the date of the closing of a qualified financing in which Viveve, Inc. would issue common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of the November 2013 Bridge Notes, the November 2012 Bridge Notes, the February 2013 Bridge Notes and the September 2013 Bridge Notes. The November 2013 Bridge Notes were to convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which was defined as 70% of the purchase price in the qualified financing.

On December 27, 2013, Viveve, Inc. entered into a note purchase agreement pursuant to which it issued convertible promissory notes in the aggregate principal amount of $375,000 to 5AM Ventures II (the “December 2013 Bridge Notes”). The December 2013 Bridge Notes were intended as bridge financing to a planned APO in the first quarter of 2014. The December 2013 Bridge Notes accrued interest at 9% per annum and were to mature at the earlier of the date upon which the majority note holders demanded repayment after March 31, 2014 or the date of the closing of a qualified financing in which Viveve, Inc. would issue common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of the bridge notes. The December 2013 Bridge Notes were to convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing.

On March 5, 2014, Viveve, Inc. entered into a note purchase agreement, as amended on May 9, 2014, and May 29, 2014 (the “March 2014 Note Purchase Agreement”) pursuant to which Viveve issued convertible promissory notes in the aggregate principal amount of $1,500,000 to GCP, Alpha Capital Anstalt, Sandor Capital Master Fund, Barry Honig, 5AM Ventures II, GBS, and Alta Bioequities, L.P. The notes accrued interest at 9% per annum and were exchanged for common stock in the private offering that was completed on September 23, 2014.

Agreements related to the Merger

On September 23, 2014, we completed the Merger.

As a condition to and upon the closing of the Merger, an aggregate amount of $4,875,000 in convertible promissory notes and related accrued interest of approximately $522,000 were extinguished pursuant to the terms and conditions of a Convertible Note Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and 5AM Co-Investors II, LP, a Convertible Note Termination Agreement, dated May 9, 2014 (collectively, the “5AM Note Termination Agreements”), by and between Viveve, Inc. and 5AM Ventures II, LP (together with 5AM Co-Investors II, LP, the “5AM Parties”) and a Convertible Note Exchange Agreement, dated May 9, 2014 (the “GBS Note Exchange Agreement”) by and between Viveve, Inc. and GBS Venture Partners Pty Ltd., trustee for GBS BioVentures III (“GBS”). In accordance with the terms and conditions of the 5AM Note Termination Agreements, the 5AM Parties agreed to cancel or extinguish all principal and interest underlying the notes held by such holders. Pursuant to the terms of the Note Exchange Agreement, GBS agreed to cancel and extinguish all principal and interest underlying the notes held by GBS in exchange for a warrant to acquire such number of shares of common stock of the Company equal to 5% of the issued and outstanding common stock of the Company following the effective date of the Merger (the “GBS Warrant”). Upon the closing of the Merger, the Company issued an aggregate of 117,950 shares of common stock to GBS upon the automatic conversion of the warrant.

Upon the closing of the Merger, all rights, title or interest in outstanding warrants to purchase securities of Viveve, Inc. were also terminated, extinguishing approximately $572,000 in outstanding warrant liabilities, in accordance with the terms and conditions of a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and each of the 5AM Parties, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and GBS, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and Oxford Finance LLC (“Oxford”), and a Warrant Termination Agreement, dated May 9, 2014 (collectively, the “Warrant Termination Agreements”), by and between Viveve, Inc. and SVB Financial Group (“SVB Financial”).

Private Offerings

On May 14, 2015, The Company completed a private offering pursuant to which it issued 4,054,062 shares of common stock, no par value, for gross proceeds of approximately $12,000,000, to 20 accredited investors pursuant to the terms of a Securities Purchase Agreement dated as of May 12, 2015 (the “May 2015 Offering”). Purchasers in the offering included Stonepine Capital, L.P., Alta Bioequities L.P., an affiliate of director Dan Janney, 5AM Ventures II, L.P., Patricia Scheller, the Company’s Chief Executive Officer, Scott Durbin, the Company’s Chief Financial Officer, Jim Robbins, the Company’s Vice President of Finance and James Atkinson, the Company’s Chief Business Officer and President.

In connection with the May 2015 Offering, the Company entered into a Registration Rights Agreement with the purchasers, dated as of May 12, 2015, pursuant to which the Company agreed to register the shares on a registration statement to be filed with the Securities and Exchange Commission within 45 days after the closing of the offering and to use its commercially reasonable efforts to cause the registration statement to be declared effective within 90 days after the filing date. If the Company (i) failed to file the registration statement by the filing date, (ii) did not obtain effectiveness of the registration statement within 90 days after the filing date or (iii) allows certain lapses in effectiveness, the Company is obligated to pay to the purchasers liquidated damages equal to 1.5% of the original subscription amount paid by the purchasers upon the occurrence of the event and for every seven days after the occurrence of an event until cured. The Company filed the registration statement within 45 days after the closing of the May 2015 Offering and the registration statement was declared effective by the SEC within 90 days after the filing date .

On November 24, 2015, the Company completed a private offering pursuant to which it issued 1,071,679 shares of common stock, no par value, at a per share purchase price of $5.60 for gross proceeds of approximately $6,000,000 (the “November 2015 Offering”) to 12 accredited investors pursuant to the terms of a Securities Purchase Agreement, by and among the Company and the purchasers, dated as of November 20, 2015 (the “Securities Purchase Agreement”). Purchasers in the offering included Stonepine Capital, L.P., Alta Bioequities L.P., an affiliate of director Dan Janney, Patricia Scheller, the Company’s Chief Executive Officer, and James Atkinson, the Company’s Chief Business Officer and President.

In connection with the November 2015 Offering, the Company entered into a Registration Rights Agreement with the purchasers, dated as of November 20, 2015, pursuant to which the Company agreed to register the shares on a registration statement to be filed with the Securities and Exchange Commission within 60 days after the closing of the offering and to use its commercially reasonable efforts to cause the registration statement to be declared effective within 90 days after the filing date. If the Company (i) failed to file the registration statement by the filing date, (ii) did not obtain effectiveness of the registration statement within 90 days after the filing date or (iii) allows certain lapses in effectiveness, the Company is obligated to pay to the purchasers liquidated damages equal to 1.5% of the original subscription amount paid by the purchasers upon the occurrence of the event and for every seven days after the occurrence of an event until cured. The Company filed the registration statement within 60 days after the closing of the November 2015 Offering and the registration statement was declared effective by the SEC within 90 days after the filing date.

Policies and Procedures for Related Person Transactions

While our board of directors has not adopted a formal written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions it the Company’s practice and procedure to present all transactions arrangements, relationships, or any series of similar transactions, arrangements, or relationships, in which the Company was or is to be a participant and a related person had or will have a direct or indirect material interest, to the board of directors for approval.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized an unlimited number of shares of common stock and preferred stock, without par value. As of April 15, 2016, we had 7,497,857 shares of common stock outstanding and held by approximately 611 stockholders of record. There are no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. The directors may from time to time by resolution passed before the issue of any preferred stock of any particular series, alter our Articles of Continuance to fix the number of shares of preferred stock of any particular series, alter our Articles of Continuance to fix the number of shares of preferred stock in, and to determine the designation of the shares of preferred stock of, that series and alter our Articles of Continuance to create, define and attach special rights and restrictions to the shares of preferred stock of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of any stock exchange on which our shares are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions.

Holders of preferred stock will be entitled, on the distribution of our assets or in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or on any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, to receive before any distribution to be made to holders of common stock or any other shares of stock ranking junior to the preferred stock with respect to repayment of capital, the amount due to the holders of preferred stock in accordance with our Articles of Continuance with respect to each share of preferred stock held by them, together with all accrued and unpaid cumulative dividends, (if any and if preferential) thereon, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon.

Except for voting rights that may be attached to any series of the preferred stock by the directors, holders of preferred stock will not be entitled to vote at any meeting of our stockholders. Holders of preferred stock will be given notice of and be invited to attend meetings of our voting stockholders.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of our common stock;

●	diluting the voting power of our common stock;

●	impairing the liquidation rights of our common stock; and

●	delaying or preventing a change of control without further action by our stockholders.

Warrants

As of April 15, 2016, we have warrants issued and outstanding for the purchase of up to 401,446 shares of our common stock, at exercise prices ranging from $2.72 to $6.08 per share.

Options

As of April 15, 2016, we have options issued and outstanding for the purchase of up to 1,131,768 shares of our common stock, at exercise prices ranging from $2.64 to $296.00 per share.

Restricted Stock

As of April 15, 2016, we have restricted stock awards issued and outstanding for the issuance of up to 39,494 shares of our common stock.

Transfer Agent

Our transfer agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Indemnification of Directors and Officers

Indemnification under the Yukon Business Corporation Act

The Yukon Business Corporation Act (the “Business Corporations Act”), Section 126, enables a corporation to indemnify a director or officer or a former director or officer of the corporation, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a stockholder or creditor, and his heirs and personal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment reasonably incurred by him in any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if:

(a)     he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Business Corporations Act also enables a corporation, with the approval of the Supreme Court of the Yukon Territory, to indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set forth in subparagraphs (a) and (b) above. Furthermore, the Business Corporation Act provides that a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate if the person seeking indemnification:

(a)     fulfills the conditions set forth in subparagraphs (a) and (b) above;

(b)     was substantially successful on the merits in his defense of the action or proceeding; and

(c)     is fairly and reasonably entitled to indemnity.

The Business Corporations Act also provides that a corporation may purchase and maintain insurance for the benefit of a Person against liability incurred by him:

(a)     in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)     in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Indemnification Provisions in our Business Corporations Act Bylaws

Our current bylaws provide that none of our directors shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the our moneys, securities or effects are deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto, unless the same are occasioned by his or her own willful neglect or default or from any breach of his or her duty to act in accordance with the Business Corporations Act and the regulations thereunder.

Our bylaws provide that, subject to the limitations contained in the Business Corporations Act, and to the extent he or she is otherwise fairly and reasonably entitled thereto, we shall indemnify a director or officer, a former director or officer, or a person who acts or acted our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of us or any such body corporate) and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been our director or officer or such body corporate, if

(1)     he or she acted honestly and in good faith with a view to our best interests; and

(2)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, our bylaws provide that directors may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct or upon statements in a written report of the Company’s auditor and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting in good faith upon any such statement.

Our bylaws also provide that subject to the limitations contained in the Business Corporations Act, we may purchase and maintain insurance for the benefit of our directors and officers as the board of directors may from time to time determine. We have obtained on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. However, to the extent such coverage is inadequate to cover claims against directors or officers, we may be required pursuant to our bylaws to reimburse the directors or officers for the uninsured portion of such claims.

Indemnification Provisions included in our Delaware Certificate of Incorporation and Bylaws

Following our change of domicile to Delaware, we will be governed by a certificate of incorporation and bylaws (the “DGCL bylaws”) prepared under the Delaware General Corporation Law (the “DGCL”) and approved by our stockholders at the Annual and Special Meeting of Stockholders held on July 22, 2015.

Article X of the certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article X also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article X by our stockholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

The DGCL bylaws provide that each of our directors and officers shall be indemnified and held harmless by us to the fullest extent authorized by the DGCL, as the DGCL exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted prior to such amendment) against any and all Expenses (as defined in the DGCL bylaws), judgments, penalties, damages, liabilities, losses, excise taxes, fines and amounts reasonably paid in settlement that are incurred by the director or officer or on the director’s or officer’s behalf in connection with any threatened, pending or completed Proceeding (as defined in the DGCL bylaws) or any claim, issue or matter therein, which the director or officer is, or is threatened to be made, a party to or participant in by reason of his or her service as our director or officer or as a director or officer of any of our subsidiaries, so long as the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

However, for any action or suit by or in the right of the Company, the indemnification will be limited to Expenses actually and reasonably incurred by the director or officer. Furthermore, no indemnification under such circumstances will be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Company, unless and to the extent of a determination of entitlement to indemnification by the Court of Chancery of the State of Delaware. The rights of this indemnification will continue as to a director or officer after he or she has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Company will indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding was authorized by our board of directors, unless the Proceeding is brought to enforce an officer or director’s rights to indemnification or, in the case of directors, advancement of Expenses under the DGCL bylaws.

The DGCL bylaws also provide that employees other than officers and directors may, in the discretion of our board of directors, be indemnified by us to the fullest extent authorized by the DGCL, as the same exists or may be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such employee or on such employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such employee is, or is threatened to be made, a party to or participant in by reason of such employee’s service, so long as such employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided will exist as to an employee after he or she has ceased to be an employee and will inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, we may indemnify any employee seeking indemnification in connection with a Proceeding initiated by the employee only if the Proceeding was authorized by our board of directors.

Article V of the DGCL bylaws requires us to advance all Expenses incurred by or on behalf of any director or officer in connection with any Proceeding within 10 days after we receive a written statement from the director or officer requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement must be preceded or accompanied by an undertaking by or on behalf of the officer or director to repay any Expenses so advanced if it shall ultimately be determined that the officer or director is not entitled to be indemnified against such Expenses. If a claim for advancement of Expenses is not paid in full within 10 days after receipt by us with the required undertaking, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

We may also, at the discretion of our board of directors, advance any or all Expenses incurred by or on behalf of any employee in connection with any Proceeding in which the employee is involved upon our receipt of a statement or statements from the employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. The statement must reasonably evidence the Expenses incurred by the employee and must be preceded or accompanied by an undertaking by or on behalf of the employee to repay any Expenses so advanced if it is ultimately be determined that the employee is not entitled to be indemnified against the Expenses.

If we do not pay a claim for indemnification by a director or officer in full within 60 days after we receive a written claim for indemnification, the director or officer may at any time thereafter bring suit against us to recover the unpaid amount of the claim, and if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such claim.

The rights to indemnification and advancement of Expenses set forth in the DGCL bylaws shall not be exclusive of any other right which any director or officer may have or acquire under any statute, provision of the certificate of incorporation or the DGCL bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We are required to maintain insurance, at our expense, to protect the Company and any director or officer against any liability asserted against or incurred by the Company or any director or officer, or arising out of any such person’s service to us, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of Article V of the DGCL bylaws.

The provisions of Article V of the DGCL bylaws are deemed to be a contract between us and each director and officer entitled to the benefits thereof at any time while Article V is in effect, and any repeal or modification of Article V will not affect any rights or obligations then existing with respect to any state of facts then existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Indemnification Provisions included in the DGCL

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Effect of Certain Charter Provisions

Business Corporation Act Provisions

Our Business Corporation Act charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Continuance grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Authority to call a special meeting of stockholders. Section 4.04 of our bylaws states that our stockholders may, by ordinary resolution passed at a special meeting, remove any director from office and the vacancy created by such removal may be filled at the same meeting. However, a special meeting of stockholders may only be called by the board of directors. This provision prevents stockholders from calling a special meeting to remove directors.

DGCL Provisions

Effects of authorized but unissued common stock and blank check preferred stock. Our certificate of incorporation has been prepared to allow us to issue 75 million shares of common stock and 10 million shares of preferred stock. As discussed above as relates to our Articles of Continuance, in Delaware, the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Authority to call a special meeting of stockholders. Article I of the DGCL bylaws provide that special meetings of stockholders may be called at any time by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or by the Board of Directors, or by any stockholder holding 25% or more of our issued and outstanding capital stock (on a fully-diluted basis). The requirement that a stockholder hold 25% or more of our issued and outstanding capital stock means that small stockholders will not have the power to call a special meeting to, for example, elect new directors.

Effect of Delaware Anti-Takeover Statute. We will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

LEGAL MATTERS

MacDonald & Company, with offices at 204 Lambert Street, Whitehorse, Yukon Territory, Canada have passed upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Viveve Medical, Inc. as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given the authority of such firm as experts in auditing and accounting.

VIVEVE MEDICAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Viveve Medical, Inc.

We have audited the accompanying consolidated balance sheets of Viveve Medical, Inc. (a Yukon Territory corporation) and its subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viveve Medical, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flow from operations since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

April 15, 2016

VIVEVE MEDICAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$7,360	$895
Accounts receivable	593	6
Inventory	1,549	131
Prepaid expenses and other current assets	1,615	923
Total current assets	11,117	1,955
Property and equipment, net	239	187
Other assets	138	156
Total assets	$11,494	$2,298
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,432	$416
Accrued liabilities	1,293	223
Note payable	4,833	2,500
Total liabilities	7,558	3,139
Commitments and contingences (Note 7)
Stockholders’ equity (deficit):
Preferred stock, no par value; unlimited shares authorized; no shares issued and outstanding as of December 31, 2015 and 2014	-	-
Common stock and paid-in capital, no par value; unlimited shares authorized as of December 31, 2015 and 2014; 7,490,288 and 2,293,057 shares issued and outstanding as of December 31, 2015 and 2014, respectively	52,447	35,244
Accumulated deficit	(48,511)	(36,085)
Total stockholders’ equity (deficit)	3,936	(841)
Total liabilities and stockholders’ equity (deficit)	$11,494	$2,298

Note: All share and per share data has been adjusted to reflect the 1-for-8 reverse stock split which became effective April 15, 2016, as discussed in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

 VIVEVE MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2015	2014

Revenue	$1,447	$90
Cost of revenue	985	50
Gross profit	462	40

Operating expenses:
Research and development	4,988	1,426
Selling, general and administrative	7,464	4,276
Total operating expenses	12,452	5,702
Loss from operations	(11,990)	(5,662)
Interest expense	(415)	(567)
Other income (expense), net	(21)	49
Comprehensive and net loss	$(12,426)	$(6,180)

Net loss per share:
Basic and diluted	$(2.47)	$(10.16)

Weighted average shares used in computing net loss per common share
Basic and diluted	5,023,080	608,193

Note: All share and per share data has been adjusted to reflect the 1-for-8 reverse stock split which became effective April 15, 2016, as discussed in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

VIVEVE MEDICAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For each of the two years in the period ended December 31, 2015

(in thousands, except share data)

	Convertible Preferred Stock		Convertible Preferred Stock		Common Stock, $0.001		Common Stock and		Additional		Total Stockholders’
	Series A		Series B		par value		Paid-In Capital		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances as of December 31, 2013	2,982,913	$24	21,399,919	$171	819,414	$7	-	$-	$22,396	$(29,905)	$(7,307)

Extinguishment of related party convertible notes and related accrued interest									5,397		5,397
Extinguishment of warrants									572		572
Stock exchange pursuant to Merger Agreement	(2,982,913)	(24)	(21,399,919)	(171)	(819,414)	(7)	467,911	28,551	(28,365)		(16)
Issuance of common stock upon automatic conversion of warrant in connection with extinguishment of related party convertible notes							117,950				-
PLC common stock assumed in connection with Merger							253,420				-
Private placement offering, net of issuance costs							1,048,649	4,204			4,204
Conversion of outstanding amount of principal and interest of certain bridge notes in connection with private placement offering							364,548	1,546			1,546
Issuance of warrant in connection with note payable								622			622
Issuance of warrants to vendors and service providers								137			137
Stock-based compensation expense								184			184
Exercise of stock option							20	-			-
Cancellation of shares in exchange for rights to shares							(106,874)				-
Issuance of shares pursuant to rights to shares							147,433				-
Net loss										(6,180)	(6,180)
Balances as of December 31, 2014	-	-	-	-	-	-	2,293,057	35,244	-	(36,085)	(841)
May 2015 Offering, net of issuance costs							4,054,062	11,040			11,040
November 2015 Offering, net of issuance costs							1,071,679	5,393			5,393
Issuance of warrants to employees for performance bonuses								286			286
Issuance of warrants to vendors and service providers								251			251
Issuance of warrant in connection with note payable								10			10
Stock-based compensation expense								220			220
Issuance of shares pursuant to rights to shares							70,755	-			-
Exercise of warrant							735	3			3
Net loss										(12,426)	(12,426)
Balances as of December 31, 2015	-	$-	-	$-	-	$-	7,490,288	$52,447	$-	$(48,511)	$3,936

Note: All share and per share data has been adjusted to reflect the 1-for-8 reverse stock split which became effective April 15, 2016, as discussed in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

VIVEVE MEDICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

	Year Ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(12,426)	$(6,180)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	77	56
Stock-based compensation	220	184
Fair value of warrants issued to employees for bonuses	286	-
Fair value of warrants issued to service providers	251	137
Revaluation of fair value of warrant liability	-	(52)
Non-cash interest expense	197	418
Loss on disposal of property and equipment	-	2
Changes in assets and liabilities:
Accounts receivable	(587)	(6)
Inventory	(1,438)	97
Prepaid expenses and other current assets	(879)	(41)
Other noncurrent assets	18	(112)
Accounts payable	1,016	(551)
Accrued liabilities	1,070	57
Net cash used in operating activities	(12,195)	(5,991)

Cash flows from investing activities:
Purchase of property and equipment	(109)	(117)
Net cash used in investing activities	(109)	(117)

Cash flows from financing activities:
Net cash proceeds from issuance of common stock in connection with private placement offerings	16,433	4,204
Proceeds from note payable	2,500	2,500
Repayments of notes payable	(167)	(1,631)
Proceeds from exercise of warrant	3	-
Proceeds from related party convertible bridge notes	-	1,500
Net cash provided by financing activities	18,769	6,573
Net increase in cash and cash equivalents	6,465	465

Cash and cash equivalents - beginning of period	895	430
Cash and cash equivalents - end of period	$7,360	$895

Supplemental disclosure:
Cash paid for interest	$196	$149
Cash paid for income taxes	$1	$1

Supplemental disclosure of cash flow information as of end of period:
Net transfer of equipment between inventory and property and equipment	$20	$-
Issuance of warrant in connection with note payable	$10	$622
Conversion of certain bridge notes and related accrued interest in connection with private placement offering	$-	$1,546
Extinguishment of convertible notes debt and related related accrued interest pursuant to Merger Agreement	$-	$5,397
Extinguishment of warrants pursuant to Merger Agreement	$-	$572
Payable to non-accredited investors in connection with Merger Agreement	$-	$16

The accompanying notes are an integral part of these consolidated financial statements.

VIVEVE MEDICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company and Basis of Presentation

On September 23, 2014, Viveve® Medical, Inc. (formerly PLC Systems Inc.) a Yukon Territory corporation (“ Viveve Medical”, the “Company”, “we”, “our”, or “us”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Viveve, Inc., a Delaware corporation (“Viveve”) and PLC Systems Acquisition Corp., a wholly owned subsidiary of the Company (the “Merger”). As of that date, Viveve operates as a wholly-owned subsidiary of the Company and on that date the Company changed its name from PLC Systems Inc. to Viveve Medical, Inc. Viveve Medical competes in the women’s health industry by marketing the Viveve System™ as a way to improve the overall sexual well-being and quality of life of women suffering from vaginal laxity. Viveve Medical retained all its personnel following the Merger and continues to be headquartered in Sunnyvale, California.

At the effective time of the Merger, the Company divested the ownership of its former operating subsidiaries, PLC Medical Systems, Inc. and PLC Systemas Medicos Internacionais, which, following the Merger, operate as independent entities under new ownership.

In connection with the Merger, certain outstanding convertible bridge notes in the aggregate principal amount of $4,875,000 and related accrued interest of approximately $522,000 were extinguished.

Additionally, warrant liabilities of Viveve for approximately $572,000 were extinguished in connection with the Merger.

Pursuant to the Merger Agreement, all shares of capital stock (including common and preferred stock) of Viveve owned by accredited investors were converted into 467,911 shares of the Company's common stock which represented approximately 62% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. In addition, non-accredited investors of Viveve were entitled to receive, on a pro-rata basis, an aggregate of approximately $16,000 in exchange for the shares of common stock of Viveve owned by such shareholders upon closing. Upon the closing of the Merger, an additional 117,950 shares of the Company’s common stock were issued upon the automatic conversion of a warrant issued in exchange for the cancellation of related party convertible bridge notes.

The acquisition was accounted for as a reverse merger and recapitalization effected by a share exchange. Viveve was considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity were brought forward at their book value and no goodwill was recognized.

Concurrent with the Merger, Viveve Medical completed a private placement for total gross proceeds of approximately $6 million (including the conversion of approximately $1.5 million in outstanding convertible bridge notes) (the “September 2014 Offering”). As a result, Viveve Medical issued 1,413,197 shares of common stock (which excludes an additional 12,671 shares of common stock which were not issued as a result of beneficial ownership limitations) and 5-year warrants to purchase up to 117,535 shares of common stock at an exercise price of $4.24 per share.

 On May 14, 2015, in connection with the closing of a private placement (the “May 2015 Offering”), Viveve Medical issued an aggregate of 4,054,062 shares of common stock at $2.96 per share for gross proceeds of approximately $12,000,000 in accordance with the terms and conditions of those certain Securities Purchase Agreements by and between the Company and certain accredited investors. The net proceeds to the Company after the deduction of placement agent commissions and other expenses were approximately $11,040,000.

On November 24, 2015, in connection with the closing of a private placement (the “November 2015 Offering”), Viveve Medical issued an aggregate of 1,071,679 shares of common stock at $5.60 per share for gross proceeds of approximately $6,000,000 in accordance with the terms and conditions of those certain Securities Purchase Agreements by and between the Company and certain accredited investors. The net proceeds to the Company after the deduction of placement agent commissions and other expenses were approximately $5,393,000.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from operations since its inception and has an accumulated deficit of $48,511,000 as of December 31, 2015. Management expects operating losses to continue through the foreseeable future. The Company's ability to transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. The Company has not generated significant revenues and has funded its operating losses through the sale of preferred and common stock and the issuance of debt. The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the industry. These risks include, but are not limited to, the uncertainty of availability of additional financing and the uncertainty of achieving future profitability. Management of the Company intends to raise additional funds through the issuance of equity securities. There can be no assurance that such financing will be available or on terms which are favorable to the Company. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries, Viveve and Viveve BV (which was established in January 2015). All significant intercompany accounts and transactions have been eliminated in consolidation.

Reverse Stock Split

On April 15, 2016, the Company effected a 1-for-8 reverse stock split of its common stock. On the effective date of the reverse stock split, (i) each 8 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding warrant or option to purchase common stock is exercisable were proportionately reduced on a 8-to-1 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock were proportionately increased on a 1-to-8 basis. All of the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-8 reverse stock split.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less, at the time of purchase, to be cash equivalents. The Company’s cash and cash equivalents are deposited in demand accounts primarily at one financial institution. Deposits in this institution may, from time to time, exceed the federally insured amounts.

Concentration of Credit Risk and Other Risks and Uncertainties

To achieve profitable operations, the Company must successfully develop, manufacture, and market its products. There can be no assurance that any such products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect upon the Company’s financial results, financial position, and future cash flows.

The Company’s products may require approval from the U.S. Food and Drug Administration or other international regulatory agencies prior to commencing commercial sales. There can be no assurance that the Company’s products will receive any of these required approvals. If the Company was denied such approvals or such approvals were delayed, it would have a material adverse effect on the Company’s financial results, financial position and future cash flows.

The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

The Company outsources the manufacture and repair of the Viveve System to a single contract manufacturer. Also, certain other components and materials that comprise the Viveve System are currently manufactured by a single supplier or a limited number of suppliers. A significant supply interruption or disruption in the operations of the contract manufacturer or these third-party suppliers would adversely impact the production of our products for a substantial period of time, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

During the year ended December 31, 2015, four customers accounted for 87% of the Company’s revenue. During the year ended December 31, 2014, two customers accounted for 91% of the Company’s revenue. As of December 31, 2015, three customers accounted for 86% of total accounts receivable.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and are not interest bearing. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company makes ongoing assumptions relating to the collectibility of its accounts receivable in its calculation of the allowance for doubtful accounts. In determining the amount of the allowance, the Company makes judgments about the creditworthiness of customers based on ongoing credit evaluations and assesses current economic trends affecting its customers that might impact the level of credit losses in the future and result in different rates of bad debts than previously seen. The Company also considers its historical level of credit losses. As of December 31, 2015 and 2014, there was no allowance for doubtful accounts.

 Inventory

Inventory is stated at the lower of cost or market. Cost is determined on an actual cost basis on a first-in, first-out method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess, obsolescence or impaired inventory. Excess and obsolete inventory is charged to cost of revenue and a new lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

As part of the Company’s normal business, the Company generally utilizes various finished goods inventory as sales demos to facilitate the sale of its products to prospective customers. The Company is amortizing these demos over an estimated useful life of five years. The amortization of the demos is charged to selling, general and administrative expense and the demos are included in the medical equipment line within the property and equipment, net balance on the consolidated balance sheets as of December 31, 2015 and 2014.

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight line method over their estimated useful lives of three to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful lives or the life of the lease. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company has not identified any such impairment losses to date.

Revenue Recognition

The Company recognizes revenue from the sale of its products, the Viveve System, single-use treatment tips and ancillary consumables. Revenue is recognized upon delivery, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. Sales of our products are subject to regulatory requirements that vary from country to country. The Company has regulatory clearance outside the U.S. and currently sells the Viveve System in Canada, Hong Kong, Japan, Europe, the Middle East and Southeast Asia.

The Company does not provide its customers with a contractual right of return.

Product Warranty

The Company’s products are generally subject to a one-year warranty, which provides for the repair, rework or replacement of products (at the Company’s option) that fail to perform within stated specification. The Company has assessed the historical claims and, to date, product warranty claims have not been significant. The Company will continue to assess the need to record a warranty accrual at the time of sale going forward.

Shipping and Handling Costs

The Company includes amounts billed for shipping and handling in revenue and shipping and handling costs in cost of revenue.

Advertising Costs

Advertising costs are charged to general and administrative expenses as incurred. Advertising expenses, which are recorded in selling, general and administrative expenses, were immaterial for the years ended December 31, 2015 and 2014.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs include, but are not limited to, payroll and personnel expenses, prototype materials, laboratory supplies, consulting costs, and allocated overhead, including rent, equipment depreciation, and utilities.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company must assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, the Company establishes a valuation allowance. Management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the net deferred tax assets. The Company recorded a full valuation allowance as of December 31, 2015 and 2014. Based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize its deferred tax assets in the future. The Company intends to maintain valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances. The Company makes estimates and judgments about its future taxable income that are based on assumptions that are consistent with its plans. Should the actual amounts differ from the Company’s estimates, the carrying value of the Company’s deferred tax assets could be materially impacted.

The Company recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not believe there are any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.

Accounting for Stock-Based Compensation

Share-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee’s service period. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the award.

We determined that the Black-Scholes option pricing model is the most appropriate method for determining the estimated fair value for stock options. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock.

Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the years ended December 31, 2015 and 2014, the Company’s comprehensive loss is the same as its net loss.

Net Loss per Share

The Company’s basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents outstanding during the period. For purposes of this calculation, warrants to purchase common stock, stock options and rights to common stock are considered common stock equivalents. For periods in which the Company has reported net losses, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

The following securities were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive.

	Year Ended December 31,
	2015	2014

Stock options to purchase common stock	1,022,195	286,501
Warrants to purchase common stock	383,321	224,248
Rights to common stock	-	70,755

Recently Issued and Adopted Accounting Standards

In May 2014, as part of its ongoing efforts to assist in the convergence of US GAAP and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The ASU provides alternative methods of initial adoption and is effective for annual and interim periods beginning after December 15, 2017. We are currently evaluating the impact that this standard will have on our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved After a Requisite Service Period” (“ASU 2014-12”). Companies commonly issue share-based payment awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition. The performance target should not be reflected in estimating the grant date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 will be effective for the Company’s fiscal year beginning fiscal 2016 and interim reporting periods within that year, using either the retrospective or prospective transition method. Early adoption is permitted. We are currently evaluating the effect of the adoption of this guidance on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. We are currently evaluating the effect of the adoption of this guidance on our consolidated financial statements and disclosures.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for the Company’s fiscal year beginning January 1, 2016 and subsequent interim periods, with earlier adoption permitted. We will adopt this guidance in the first quarter of 2016. We do not expect the adoption of this guidance to have a material effect on our consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that an entity should measure inventory within the scope of this pronouncement at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The pronouncement does not apply to inventory that is being measured using the last-in, first-out (“LIFO”) or the retail inventory method. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 will be effective for the Company’s fiscal year beginning January 1, 2017 and subsequent interim periods, with earlier adoption permitted. We are currently evaluating the effect of the adoption of this guidance on our consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes” ("ASU 2015-17'), which amends existing guidance to require that deferred income tax liabilities and assets be classified as noncurrent in a classified balance sheet, and eliminates the prior guidance which required an entity to separate deferred tax liabilities and assets into a current amount and a noncurrent amount in a classified balance sheet. The standard is effective for the Company’s fiscal year 2017. Early adoption is permitted. As permitted by ASU 2015-17, the Company early-adopted this standard and applied it retrospectively to all periods of the tax provision presented. As the Company has a full valuation allowance against the deferred assets, there is no impact to the consolidated financial statements. The Company has reflected the change of this pronouncement in Note 12 to the consolidated financial statements.

3.	Fair Value Measurements

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1

Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2

Pricing is provided by third party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3

Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

There were no financial instruments that were measured at fair value on a recurring basis as of December 31, 2015 and 2014.

The carrying amounts of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses as of December 31, 2015 and 2014 approximate fair value because of the short maturity of these instruments. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

There were no changes in valuation technique from prior periods.

4.	Property and Equipment, Net

Property and equipment, net, consisted of the following as of December 31, 2015 and 2014 (in thousands):

	Life	December 31,
	(in years)	2015	2014

Medical equipment	5	$454	$367
Computer equipment	3	56	39
Furniture and fixtures	7	24	13
		534	419
Less: Accumulated depreciation and amortization		(295)	(232)
Property and equipment, net		$239	$187

Depreciation and amortization expense for the years ended December 31, 2015 and 2014 was $77,000 and $56,000, respectively.

5.	Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2015 and 2014 (in thousands):

	December 31, 2015	December 31, 2014

Accrued professional fees	$388	$117
Accrued clinical trial costs	112	-
Accrued bonuses	613	-
Accrued vacation	68	86
Other accruals	112	20
Total accrued liabilities	$1,293	$223

6.	Note Payable

On September 30, 2014, we entered into a Loan and Security Agreement, as amended on February 19, 2015 and May 14, 2015 (collectively, the “Loan Agreement”), pursuant to which we received a term loan in the amount of $5.0 million, funded in 3 tranches. The first tranche of $2.5 million was provided to us on October 1, 2014. The proceeds from the first tranche were used to repay the existing loan with a financial institution which totaled approximately $1,631,000 and the balance was used for general working capital purposes and capital expenditures. The first tranche borrowing is repayable in interest only payments until November 1, 2015 and then 30 equal monthly installments of principal and interest at a rate of 5.25% per annum. The second tranche of the term loan is equal to $1.5 million, of which $500,000 was provided to us on each of February 19, 2015, March 16, 2015 and April 6, 2015. The second tranche borrowings in February, March and April 2015 are repayable in interest only payments until March 1, 2016 and then 30 equal monthly installments of principal and interest at a rate of 5.00%, 5.06% and 5.00% per annum, respectively. The Company provided evidence to the lender of positive three month interim results with respect to the Company’s randomized, blinded and sham-controlled clinical trial in Europe and Canada (the “OUS Clinical Trial”), and on July 15, 2015 we received the final $1,000,000 drawdown of funds from the third tranche. The third tranche borrowing is repayable in interest only payments until August 1, 2016 and then 30 equal monthly installments of principal and interest at a rate of 6.56% per annum. The proceeds from the second and third tranches will be used for general working capital purposes and capital expenditures. As of December 31, 2015 and 2014, the note payable had an outstanding term loan principal balance of $4.8 million and $2.5 million, respectively, which is recorded as a current liability on the consolidated balance sheets. All borrowings under the Loan Agreement are collateralized by substantially all of the Company’s assets, including intellectual property.

The Loan Agreement also requires that the Company comply with certain financial covenants and milestones in connection with the OUS Clinical Trial, including, but not limited to, (a) full enrollment as of March 31, 2015, (b) positive 3-month interim data as of July 10, 2015, and (c) positive results from the trial as of January 31, 2016. Full enrollment of the OUS Clinical Trial was achieved prior to March 31, 2015 and the Company provided evidence to the lender of positive 3-month interim results with respect to the Company’s OUS Clinical Trial prior to July 10, 2015. As of December 31, 2015, the Company was in compliance with all covenants of the Loan Agreement.

In connection with the Loan Agreement, the Company issued a 10-year warrant to the lender for the purchase of 58,962 shares of the Company’s common stock at $4.24 per share. In connection with the first loan amendment in February 2015, the Company also amended the terms of the warrant issued to the lender to provide for an automatic increase of the number of shares the lender may acquire in the event the Company fails to meet certain covenants. In connection with the second loan amendment in May 2015, the Company issued a second 10-year warrant to the lender to purchase a total of 3,125 shares of common stock at an exercise price of $2.96 per share. (See Note 8.)

The Loan Agreement with the financial institution contains a material adverse change clause, as defined in the Loan Agreement, which would result in an event of default if the lender deems a material adverse change to have occurred to the Company’s business. The continuing liquidity issues the Company faces could be construed by the lender (or any subsequent note holder) as a material adverse change which could trigger an acceleration of all of the outstanding debt. As such, the Company has classified all of its outstanding debt balance as a current liability as of December 31, 2015 and 2014.

As of December 31, 2015, future minimum payments under the note payable are as follows (in thousands):

Year Ending December 31,
2016	$1,894
2017	2,124
2018	1,161
2019	34
Total payments	5,213
Less: Amount representing interest	(380)
Present value of obligations	4,833
Less: Notes payable, current portion	4,833
Note payable, noncurrent portion	$-

7.	Commitments and Contingencies

Operating Lease

In January 2012, the Company entered into a lease agreement for office and laboratory facilities. The lease agreement, as amended in January 2015, commenced in March 2012 and will terminate in March 2017. Rent expense for the years ended December 31, 2015 and 2014 was $210,000 and $171,000, respectively.

As of December 31, 2015, future minimum payments under the lease are as follows (in thousands):

Year Ending December 31,
2016	229
2017	58
Total minimum lease payments	$287

Indemnification Agreements

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with performance of services within the scope of the agreement, breach of the agreement by the Company, or noncompliance of regulations or laws by the Company, in all cases provided the indemnified party has not breached the agreement and/or the loss is not attributable to the indemnified party’s negligence or willful malfeasance. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

Loss Contingencies

The Company is or has been subject to proceedings, lawsuits and other claims arising in the ordinary course of business. The Company evaluates contingent liabilities, including threatened or pending litigation, for potential losses. If the potential loss from any claim or legal proceedings is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based upon the best information available. For potential losses for which there is a reasonable possibility (meaning the likelihood is more than remote but less than probable) that a loss exists, the Company will disclose an estimate of the potential loss or range of such potential loss or include a statement that an estimate of the potential loss cannot be made. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates, which could materially impact the consolidated financial statements.

8.	Common Stock

In conjunction with the September 2014 Offering, the Company entered into a Right to Shares Agreement with certain investors. Pursuant to this agreement, 106,874 shares of common stock purchased by the investors in the September 2014 Offering were cancelled. The Company is obligated to issue, and the investors have the right to receive up to 119,545 shares of the Company’s common stock, which includes 12,671 shares that were not issued in the September 2014 Offering due to beneficial ownership limitations. No additional consideration will be paid upon the issuance of the shares and the subscription amount has been paid in full by the investors and is non-refundable. The Company is obligated to deliver the shares to the investors within 3 days of the investors’ request for the share issuance. If the Company fails to deliver the shares within 3 days of the request, under certain circumstances defined in the Right to Shares Agreement, the Company may be obligated to reimburse the investors in cash for losses that the investors incur as a result of not having access to the shares (the “Buy-In Shares”). In December 2014, certain investors exercised their right to such shares and the Company issued 48,790 shares of common stock. In June 2015, certain investors exercised their right to such shares and the Company issued 70,755 shares of common stock. As of December 31, 2015, there were no additional shares issuable or reserved pursuant to the Rights to Shares Agreement.

The Company assessed the provisions of the Buy-In Share feature of the Right to Shares Agreements as an embedded derivative and has concluded that the feature meets the definition of a derivative and is not clearly and closely related to the Rights to Shares equity host agreement. The Buy-In Shares feature has been bifurcated from the Rights to Shares agreement and accounted for separately. The value of this feature was nominal as of the issuance date and December 31, 2014.

On May 14, 2015, in connection with the closing of the May 2015 Offering, we issued an aggregate of 4,054,062 shares of common stock at $2.96 per share for gross proceeds of approximately $12,000,000 in accordance with the terms and conditions of those certain Securities Purchase Agreements by and between the Company and certain accredited investors. The net proceeds to the Company after the deduction of placement agent commissions and other expenses were approximately $11,040,000.

On November 24, 2015, in connection with the closing of the November 2015 Offering, we issued an aggregate of 1,071,679 shares of common stock at $5.60 per share for gross proceeds of approximately $6,000,000 in accordance with the terms and conditions of those certain Securities Purchase Agreements by and between the Company and certain accredited investors. The net proceeds to the Company after the deduction of placement agent commissions and other expenses were approximately $5,393,000.

Warrants for Common Stock

As of December 31, 2015, outstanding warrants to purchase an aggregate of 383,321 shares of common stock were as follows:

Issuance Date	Exercisable for	Expiration Date	Exercise Price	Number of Shares Outstanding Under Warrants

September 2014	Common Shares	September 23, 2019	$4.24	116,800
September 2014	Common Shares	September 30, 2024	$4.24	58,962
October 2014	Common Shares	October 13, 2019	$4.24	29,625
October 2014	Common Shares	October 31, 2019	$4.24	469
November 2014	Common Shares	November 12, 2019	$4.24	12,500
February 2015	Common Shares	February 17, 2025	$4.00	75,697
March 2015	Common Shares	March 26, 2025	$2.72	1,454
May 2015	Common Shares	May 12, 2025	$4.24	36,229
May 2015	Common Shares	May 14, 2025	$2.96	3,125
May 2015	Common Shares	May 17, 2020	$4.24	21,585
December 2015	Common Shares	December 16, 2025	$5.60	26,875
				383,321

In connection with the September 2014 Offering, the Company issued warrants to purchase a total of 117,535 shares of common stock at an exercise price of $4.24 per share. The warrants have a contractual life of five years and are exercisable immediately in whole or in part, on or before five years from the issuance date.

In connection with the Loan Agreement entered into on September 30, 2014, the Company issued a warrant to purchase a total of 58,962 shares of common stock at an exercise price of $4.24 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant on the date of issuance to be $622,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 77%, risk free interest rate of 2.5% and a contractual life of ten years. The warrant will expire on September 30, 2024. The fair value of the warrant was recorded as debt issuance costs, included in prepaid expenses and other current assets on the consolidated balance sheets and will be amortized to interest expense over the loan term. During the years ended December 31, 2015 and 2014, the Company recorded $187,000 and $48,000, respectively, of interest expense relating to the debt issuance costs. As of December 31, 2015, the remaining unamortized debt issuance costs were $387,000.

In connection with the first loan amendment in February 2015, the Company also amended the terms of the warrant issued to the lender to provide for an automatic increase of the number of shares the lender may acquire in the event the Company fails to meet certain covenants to achieve certain OUS Clinical Trial milestones or capital raising requirements as set forth in the Loan Agreement, as amended, by a number equal to the quotient derived by dividing (i) 1% of the principal balance outstanding under the Loan Agreement by (ii) the exercise price of $4.24 per share.

In October and November of 2014, the Company issued common stock warrants to various vendors and nonemployee contractors to purchase a total of 47,751 shares of common stock at an exercise price of $4.24 per share. The warrants have a contractual life of five years and are exercisable in whole or in part, either immediately upon grant or in some cases upon achieving certain milestones or vesting terms. The Company determined the fair value of the warrants using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 61.3%, risk free interest rate of 1.55% to 1.65% and a contractual life of five years. The fair values of the warrants were recorded as professional consulting fees or clinical costs, which are included in selling, general and administrative and research and development expenses in the consolidated statements of operations for the years ended December 31, 2015 and 2014, depending on the nature of the services provided. Stock-based compensation expense related to these warrants is recognized as the warrants are earned and was $40,000 and $137,000 for the years ended December 31, 2015 and 2014, respectively. A total of 5,157 shares issuable pursuant to warrants issued to two vendors in October 2014 were cancelled in 2015 as the milestones related to these shares were not achieved.

In February 2015, the Company issued common stock warrants to employees for performance bonuses to purchase a total of 75,697 shares of common stock at an exercise price of $4.00 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrants using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 77.6%, risk free interest rate of 2.14% and a contractual life of ten years. The fair values of the warrants were recorded in selling, general and administrative and research and development expenses in the consolidated statements of operations, depending on the department classification of the employee. The stock-based compensation expense related to these warrants was $244,000 for the year ended December 31, 2015.

In March 2015, the Company issued a common stock warrant to a nonemployee contractor to purchase a total of 1,454 shares of common stock at an exercise price of $2.72 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 78.9%, risk free interest rate of 1.94% and a contractual life of ten years. The fair value of the warrant was recorded as professional consulting fees, which are included in selling, general and administrative expenses in the consolidated statements of operations. The stock-based compensation expense related to this warrant was $3,000 for the year ended December 31, 2015.

In May 2015, the Company issued common stock warrants to nonemployee contractors to purchase a total of 36,229 shares of common stock at an exercise price of $4.24 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrants using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 80.1%, risk free interest rate of 2.28% and a contractual life of ten years. The fair values of the warrants were recorded as professional consulting fees, which are included in selling, general and administrative expenses in the consolidated statements of operations. The stock-based compensation expense related to these warrants was $73,000 for the year ended December 31, 2015.

In conjunction with the second loan amendment in May 2015, the Company issued a warrant to the lender to purchase a total of 3,125 shares of common stock at an exercise price of $2.96 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant on the date of issuance to be $10,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 80.1%, risk free interest rate of 2.23% and a contractual life of ten years. The fair value of the warrant was recorded as debt issuance costs, included in prepaid expenses and other current assets on the consolidated balance sheets and was amortized to interest expense over the period from the date of issuance to the end of the extended period to draw down the additional funds in connection with the third tranche or July 15, 2015. During the year ended December 31, 2015, the Company recorded $10,000 of interest expense relating to the debt issuance costs. As of December 31, 2015, the remaining unamortized debt issuance costs were zero.

In May 2015, the Company issued a common stock warrant to a nonemployee contractor to purchase a total of 21,585 shares of common stock at an exercise price of $4.24 per share. The warrant has a contractual life of five years and is exercisable immediately in whole or in part, on or before five years from the issuance date. The Company determined the fair value of the warrant using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 64.4%, risk free interest rate of 1.54% and a contractual life of five years. The fair value of the warrant was recorded as professional consulting fees, which are included in selling, general and administrative expenses in the consolidated statements of operations. The stock-based compensation expense related to these warrants was $47,000 for the year ended December 31, 2015.

In December 2015, the Company issued common stock warrants to employees and nonemployee contractors for performance bonuses to purchase a total of 26,875 shares of common stock at an exercise price of $5.60 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrants using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 76.8%, risk free interest rate of 2.27% and a contractual life of ten years. The fair values of the warrants were recorded in selling, general and administrative and research and development expenses in the consolidated statements of operations, depending on the department classification of the employee or nonemployee contractor. The stock-based compensation expense related to these warrants was $130,000 for the year ended December 31, 2015.

9.	Summary of Stock Options

Stock Option Plans

The Company has issued equity awards in the form of stock options from three employee benefit plans. The plans include the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), the Viveve Amended and Restated 2006 Stock Plan (the “2006 Plan”) and the Company’s 2013 Stock Option and Incentive Plan (the “2013 Plan”).

The 2005 Plan was adopted by the Company’s board of directors and approved by its stockholders. As of December 31, 2015, 2,778 shares of common stock remain reserved for issuance under the 2005 Plan. The Company does not intend to grant further awards from the 2005 Plan, however, it will continue to administer the 2005 Plan until all outstanding awards are exercised, expire, terminate or are forfeited. There are currently outstanding stock option awards issued from the 2005 Plan covering a total of 2,778 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $102.68 per share and the weighted average remaining contractual term is 1.36 years.

The 2006 Plan was adopted by the board of directors of Viveve and was terminated in conjunction with the Merger. Prior to the Merger, the board of directors voted to accelerate the vesting of all unvested options that were outstanding as of the date of the Merger such that all options would be immediately vested and exercisable by the holders. In conjunction with the Merger, the Company agreed to assume and administer the 2006 Plan and all outstanding options to purchase shares of Viveve, Inc. common stock issued from the 2006 Plan were converted into options to purchase shares of the Company’s common stock (rounded down to the nearest whole share). The number of shares of the Company’s common stock into which the 2006 Plan options were converted was determined by multiplying the number of shares covered by each 2006 Plan option by the exchange ratio of 0.0080497. The exercise price of each 2006 Plan option was determined by dividing the exercise price of each 2006 Plan option immediately prior to the Merger by the exchange ratio of 0.0080497 (rounded up to the nearest cent). There are currently outstanding stock option awards issued from the 2006 Plan covering a total of 40,266 shares of the Company’s common stock and no shares are available for future awards. The weighted average exercise price of the outstanding stock options is $12.33 per share and the weighted average remaining contractual term is 6.64 years.

The 2013 Plan was also adopted by the Company’s board of directors and approved by its stockholders. The 2013 Plan is administered by the Compensation Committee of the Company’s board of directors (the “Administrator”). Under the 2013 Plan, the Company may grant equity awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted, deferred or unrestricted stock awards, performance based awards or dividend equivalent rights. Awards may be granted to officers, employees, nonemployee directors (as defined in the 2013 Plan) and other key persons (including consultants and prospective employees). The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Options granted generally vest over four years. Incentive stock options may be granted only to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than the fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the Company’s outstanding voting power must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. On July 22, 2015, the Company’s stockholders approved an amendment to the 2013 Plan increasing the number of shares of common stock authorized for awards under the 2013 Plan from 388,949 shares to a total of 1,262,500 shares. As of December 31, 2015, there are outstanding stock option awards issued from the 2013 Plan covering a total of 979,151 shares of the Company’s common stock and there remain reserved for future awards 243,047 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $5.96 per share, and the remaining contractual term is 9.51 years.

Activity under the 2005 Plan, the 2006 Plan and the 2013 Plan is as follows:

	Year Ended December 31, 2015				Year Ended December 31, 2014
	Number Of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)

Options outstanding, beginning of period	286,501	$8.16	9.32	$-	45,427	$9.92	8.80
Options granted	753,880	$5.80			237,687	$4.80
Options assumed from PLC	-	$-			8,530	$81.92
Options exercised	-	$-			(20)	$0.96
Options canceled	(18,186)	$5.10			(5,123)	$14.64
Options outstanding, end of period	1,022,195	$6.47	9.37	$1,194,180	286,501	$8.16	9.15	$-

Vested and exercisable and expected to vest, end of period	927,286	$6.54	9.33	$1,094,069	262,490	$8.47	9.10	$-

Vested and exercisable, end of period	121,886	$12.63	7.20	$143,458	65,020	$19.61	7.13	$-

The aggregate intrinsic value reflects the difference between the exercise price of the underlying stock options and the Company’s closing share price as of December 31, 2015.

The options outstanding and exercisable as of December 31, 2015 are as follows:

			Options Outstanding			Options Exercisable
					Weighted
			Number	Weighted	Average	Number	Weighted
			Outstanding	Average	Remaining	Exercisable	Average
Range of			as of	Exercise	Contractual	as of	Exercise
Exercise Prices			December 31, 2015	Price	Term (Years)	December 31, 2015	Price

			313,002	$4.45	8.72	73,197	$4.80
$2.64	-	$4.80	699,554	$6.32	9.76	39,050	$9.92
$6.00	-	$9.92	7,393	$69.76	1.59	7,393	$69.76
$56.00	-	$96.00	2,246	$126.98	1.57	2,246	$126.98
$104.00	-	$296.00	1,022,195	$6.47	9.37	121,886	$12.63

Stock-Based Compensation

During the years ended December 31, 2015 and 2014, the weighted-average grant date fair value of options granted was $3.13 and $2.58 per share, respectively. Stock-based compensation expense recognized during the year ended December 31, 2015 and 2014 was $220,000 and $184,000, respectively. As of December 31, 2015, the total unrecognized compensation cost in connection with unvested stock options was approximately $2.4 million. These costs are expected to be recognized over a period of approximately 3.71 years. The aggregate intrinsic value of options exercised during the years ended December 31, 2015 and 2014 was $0.

The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options granted was estimated using the following assumptions:

	Year Ended December 31,
	2015	2014

Expected term (in years)	5	5
Average volatility	63%	61%
Risk-free interest rate	1.70%	1.80%
Dividend yield	0%	0%

Option-pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on analysis of the Company’s stock price history over a period commensurate with the expected term of the options, trading volume of comparable companies’ stock, look-back volatilities and Company specific events that affected volatility in a prior period. The expected term of employee stock options represents the weighted average period the stock options are expected to remain outstanding and is based on the history of exercises and cancellations on all past option grants made by the Company, the contractual term, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and does not anticipate issuing any dividends in the future.

The following table shows stock-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2015	2014

Research and development	$18	$5
Selling, general and administrative	202	179
Total	$220	$184

Prior to the Merger, the Company’s board of directors approved the acceleration of vesting of all unvested stock options that were outstanding under the 2006 Plan as of the date of the Merger. For the year ended December 31, 2014, the Company recorded additional stock-based compensation expense (primarily in selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2014) of approximately $103,000 associated with the acceleration of vesting of approximately 17,500 affected stock options.

12.	Income Taxes

No provision for income taxes has been recorded due to the net operating losses incurred from inception to date, for which no benefit has been recorded.

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2015	2014

Income tax provision (benefit) at statutory rate	(34)%	(34)%
State income taxes, net of federal benefit	(6)%	(6)%
Merger transaction costs	0%	6%
Change in valuation allowance	39%	37%
Other	1%	(3)%
Effective tax rate	0%	0%

The components of the Company’s net deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$10,726	$5,770
Capitalized start up costs	7,225	7,751
Research and development credits	248	189
Accruals and reserves	497	169
Total deferred tax assets	18,696	13,879
Deferred tax liabilities:
Fixed assets and depreciation	(8)	(13)
Valuation allowance	(18,688)	(13,866)

Net deferred tax assets	$-	$-

The Company has recorded a full valuation allowance for its deferred tax assets based on it past losses and the uncertainty regarding the ability to project future taxable income. The valuation allowance increased by approximately $4,822,000 and $2,257,000 during the years ended December 31, 2015 and 2014, respectively.

As of December 31, 2015, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $26,927,000 and $26,915,000, respectively, which expire beginning in the year 2017.

The Company also has federal and California research and development tax credits of approximately $214,000 and $212,000, respectively. The federal research credits will begin to expire in 2027 and the California research and development credits have no expiration date.

The above net operating losses and research and development credits are subject to Sections 382 and 383 of the Internal Revenue Code. In the event of a change in ownership as defined by these code sections, the usage of the above mentioned net operating losses and research and development credits may be limited.

As of December 31, 2015, the Company had not accrued any interest or penalties related to uncertain tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2015	2014

Balance at the beginning of the year	$97	$83
Additions based upon tax positions related to the current year	31	14
Balance at the end of the year	$128	$97

If the ending balance of $128,000 of unrecognized tax benefits as of December 31, 2015 were recognized, none of the recognition would affect the income tax rate. The Company does not anticipate any material change in its unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business.

The Company files U.S. federal and state income tax returns with varying statutes of limitations. All tax years since inception remain open to examination due to the carryover of unused net operating losses and tax credits.

13.	Related Party Transactions

In June 2006, the Company entered into a Development and Manufacturing Agreement with Stellartech Research Corporation (the “Agreement”). The Agreement was amended on October 4, 2007. Under the Agreement, the Company agreed to purchase 300 generators manufactured by Stellartech. As of December 31, 2015, the Company has purchased 112 units. The price per unit is variable and dependent on the volume and timing of units ordered. In conjunction with the Agreement, Stellartech purchased 37,500 shares of Viveve’s common stock at $0.008. These shares are subject to a right of repurchase by the Company, which lapses over a four-year period. As of December 31, 2015, none of the shares of common stock were subject to repurchase. Under the Agreement, the Company paid Stellartech $3,446,000 and $484,000 for goods and services during the years ended December 31, 2015 and 2014, respectively.

14.	Segments and Geographic Information

Revenue from unaffiliated customers by geographic area were as follows (in thousands):

	Year Ended December 31,
	2015	2014

Asia	$889	$83
Europe and Middle East	551	-
Rest of the world	7	7
Total	$1,447	$90

The Company’s long-lived assets by geographic area were as follows (in thousands):

	Year Ended December 31,
	2015	2014

United States	$100	$60
Europe	99	106
Asia	32	-
Canada	8	21
Total	$239	$187

Long-lived assets, comprised of property and equipment, are reported based on the location of the assets at each balance sheet date.

15.	Subsequent Events

In January 2016, we entered into a commercial relationship with a specialized supplier of medical devices to certain Asian Pacific countries. The supplier is headquartered in Taipei, Taiwan. This exclusive, 3 year distribution relationship expands our global presence and includes minimum purchase requirements of 47 Viveve Systems in 2016, 75 in 2017 and 109 in 2018.

On March 18, 2016, we entered into the Fourth Amendment to the Loan Agreement (the "Fourth Amendment") pursuant to which the lender waived certain covenant failures subsequent to December 31, 2015 including providing evidence of positive results from the OUS Clinical Trial as of January 31, 2016 and maintaining a minimum cash balance. The Fourth Amendment also extended the date for the requirement that we provide evidence of positive results from the OUS Clinical Trial and revised the minimum cash balance requirement to April 30, 2016. Following execution of the Fourth Amendment, we must maintain a balance of cash of at least $3,000,000 at the lender’s institution.

On April 15, 2016, we effected a 1-for-8 reverse split of our common stock and common stock equivalents.

VIVEVE MEDICAL, INC.

4,054,062 Shares

Common Stock

PROSPECTUS

April ____, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the Commission registration fee.

SEC registration fee		$3241.04
Legal fees and expenses*	$	*35,000.00
Accounting fees and expenses*	$	*15,000.00
Miscellaneous*	$	*2,500.00
TOTAL	$	*55,741.04

*Estimated

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Yukon Business Corporation Act (the “Business Corporations Act”), Section 126, enables a corporation to indemnify a director or officer or a former director or officer of the corporation, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a stockholder or creditor, and his heirs and personal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment reasonably incurred by him in any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if:

(a)     he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Business Corporations Act also enables a corporation, with the approval of the Supreme Court of the Yukon Territory, to indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set forth in subparagraphs (a) and (b) above. Furthermore, the Business Corporation Act provides that a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate if the person seeking indemnification:

(a)     fulfills the conditions set forth in subparagraphs (a) and (b) above;

(b)     was substantially successful on the merits in his defense of the action or proceeding; and

(c)     is fairly and reasonably entitled to indemnity.

The Business Corporations Act also provides that a corporation may purchase and maintain insurance for the benefit of a Person against liability incurred by him:

(a)     in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)     in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Our bylaws provide that none of our directors shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the our moneys, securities or effects are deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto, unless the same are occasioned by his or her own willful neglect or default or from any breach of his or her duty to act in accordance with the Business Corporations Act and the regulations thereunder.

Our bylaws provide that, subject to the limitations contained in the Business Corporations Act, and to the extent he or she is otherwise fairly and reasonably entitled thereto, we shall indemnify a director or officer, a former director or officer, or a person who acts or acted our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of us or any such body corporate) and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been our director or officer or such body corporate, if

(1)     he or she acted honestly and in good faith with a view to our best interests; and

(2)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, our bylaws provide that directors may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct or upon statements in a written report of the Company’s auditor and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting in good faith upon any such statement.

Our bylaws also provide that subject to the limitations contained in the Business Corporations Act, we may purchase and maintain insurance for the benefit of our directors and officers as the board of directors may from time to time determine. We have obtained on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. However, to the extent such coverage is inadequate to cover claims against directors or officers, we may be required pursuant to our bylaws to reimburse the directors or officers for the uninsured portion of such claims.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

The securities transactions described below that were entered into prior to September 23, 2014 have been retroactively adjusted to take into account the one-for-100 reverse stock split effective September 23, 2014 and the one-for-eight stock split effective April 15, 2016.

On January 16, 2013 we entered into an Amendment and Waiver to Securities Purchase Agreement with GCP which amends the Securities Purchase Agreement dated as of February 22, 2011, as amended by the Amendment dated July 2, 2012 (both described above), and pursuant to which we (i) sold to GCP an aggregate of $250,000 in principal amount of our 5% Senior Secured Convertible Debentures, and (ii) we issued to GCP a five-year warrant to purchase up to 31,250 shares of our common stock at an exercise price of $120.00 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On February 22, 2013, we entered into Securities Purchase Agreements with accredited investors, whereby we sold an aggregate of 33,667 shares of common stock and warrants to purchase an additional 33,667 shares of common stock with gross proceeds to us of $4,040,000. After payment of placement agent fees to Palladium Capital Advisors and other expenses, we received net proceeds of approximately $3.5 million. Each share of common stock was sold for a purchase price of $120 per share. In addition, each investor also received a five-year warrant to purchase 100% percent of the number of shares of common stock purchased at an exercise price of $160 per share. As part of the fee for its placement agent services, Palladium Capital Advisors also received a warrant to purchase 2,357 shares of our common stock on the same terms and conditions as the investors. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

Also on February 22, 2013, GCP entered into an Amendment and Waiver Agreement with us pursuant to which GCP agreed to, among other things, (i) increase the number of shares exercisable under the warrants issued to GCP in 2011 and 2012 from 62,500 shares to 101,974 shares and to modify both the exercise price and the “VWAP price” of the warrants to $784 and $1,240, respectively, (ii) return to us for forfeiture the remaining warrants previously issued to GCP to purchase 15,625 shares of common stock and (iii) relinquish its right to purchase up to an additional $750,000 in debentures under the terms of the original 2011 Securities Purchase Agreement.

On September 18, 2013, we entered into Securities Purchase Agreements with accredited investors, whereby we sold an aggregate of 36,459 shares of common stock and warrants to purchase an additional 36,459 shares of common stock for gross proceeds to us of $1,750,000. After payment of placement agent fees to Palladium Capital Advisors and other expenses, we received net proceeds of approximately $1,575,000. Each share of common stock was sold for a purchase price of $48 per share. In addition, each investor also received a five-year warrant to purchase 100% of the number of shares of common stock purchased at an exercise price of $64 per share. In addition to the cash fee for its placement agent services, Palladium Capital Advisors also received a warrant to purchase 1,823 shares of common stock on the same terms and conditions as the investors. As required under the terms of the Securities Purchase Agreement we entered into on February 22, 2013 with certain accredited investors (the “February 2013 Investors”), we issued to the February 2013 Investors an additional 50,500 shares of common stock. In addition, the antidilution provisions of the warrants issued to the February 2013 Investors resulted in the aggregate number of shares issuable upon the exercise of these warrants increasing to 84,167 shares of common stock. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On April 14, 2014 we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $250,000 and (ii) a five-year warrant to purchase up to 5,209 shares of our common stock at an exercise price of $72 per share, for a total purchase price of $250,000. The debenture is convertible, at GCP’s option, into shares of common stock at an initial conversion price of $48 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On May 9, 2014, we issued to GBS Venture Partners Pty Ltd. (“GBS Venture”), a convertible debenture holder and stockholder of Viveve, Inc., a warrant to purchase shares of common stock equal to 5% of the outstanding shares of our common stock on a post-Merger basis in consideration for the cancellation of Convertible Promissory Notes issued by Viveve, Inc. in the aggregate principal amount of $1,750,000 held by GBS Venture. At the effective time of the Merger, the warrant issued to GBS Venture automatically converted into 117,950 shares of common stock. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

Also on May 9, 2014, we and the holders of certain outstanding warrants to purchase shares of our common stock entered into a Warrant-Equity Exchange Agreement pursuant to which the warrant holders agreed to exchange warrants for shares of our common stock equal to two-thirds the number of shares of common stock underlying the warrants, or an aggregate of 111,497 shares of common stock (the “Exchange Shares”), as soon as practicable following the date of the agreement.

In conjunction with the Warrant-Equity Exchange Agreement, we entered into a Right to Shares Agreement with GCP dated May 9, 2014. Pursuant to the Right to Shares Agreement, in lieu of issuing 54,060 shares of common stock to GCP under the Warrant-Equity Exchange Agreement, we granted a right to GCP to receive up to 54,060 shares of our common stock, subject to the beneficial ownership limitation of 4.99% of the outstanding shares of our common stock. In December 2014, GCP executed an Assignment Form to assign its right to receive 42,193 shares of common stock to be allocated among 16 accredited investors who exercised their rights and to whom 42,193 shares of common stock were issued as of December 31, 2014. GCP exercised its right to receive the remaining 11,868 shares and such shares were issued to GCP as of December 31, 2014. No additional consideration was paid by GCP or its assignees upon its exercise of this right. The shares were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the shares were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On May 9, 2014 we and certain accredited investors entered into Securities Purchase Agreements pursuant to which the investors agreed to purchase an aggregate of approximately 1,415,095 shares of our common stock at a price of $4.24 per share to the investors and five-year warrants to purchase up to 117,524 shares of common stock to certain of the investors, at an exercise price of $4.24 per share for aggregate gross proceeds of approximately $6 million, consisting of $4,500,000 in cash payments and the conversion of approximately $1,500,000 outstanding amount of principal and interest of certain Viveve, Inc. promissory notes. This offering closed on September 23, 2014, the effective date of the Merger. Palladium Capital Advisors, LLC and Middlebury Securities acted as placement agents in connection with this offering. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On May 27, 2014, we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $250,000, and (ii) a five-year warrant to purchase up to 5,209 shares of our common stock at an exercise price of $72 per share for a total purchase price of $250,000. The debenture was convertible into shares of common stock at a conversion price of $48 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On July 15, 2014, we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $125,000 and (ii) a five-year common stock purchase warrant to purchase up to 2,605 shares of our common stock at an exercise price of $72 per share for a total purchase price of $125,000. The debenture was convertible, at GCP’s option, into shares of common stock at an initial conversion price of $48 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On August 6, 2014, we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $125,000, and (ii) a five-year common stock purchase warrant to purchase up to 2,605 shares of our common stock at an initial exercise price of $72 per share for a total purchase price of $125,000. The debenture was convertible, at GCP’s option, into shares of our common stock at a conversion price of $48 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On September 23, 2014, we completed the Merger with Viveve, Inc. Pursuant to the Merger Agreement:

●

each share of Viveve, Inc. common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive either (i) 0.0080497 (or .0010062 on a post- reverse stock split basis) (the “Exchange Ratio”) shares of our common stock, no par value per share, if held by an accredited investor, as defined in Rule 501 of Regulation D as promulgated under the Securities Act of 1933, as amended, or (ii) a cash payment in an amount equal to the product of the Exchange Ratio and $4.24, if held by a non-accredited investor; and

●

each outstanding option to purchase a share of Viveve, Inc.’s common stock, whether vested or unvested, immediately prior to the effective time, was converted into an option to purchase a number of shares of common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Viveve, Inc.’s common stock for which such option was exercisable immediately prior to the effective time of the Merger multiplied by (ii) the Exchange Ratio, at an exercise price equal to (y) the exercise price of the Viveve, Inc. option immediately prior to the effective time divided by (z) the Exchange Ratio (rounded up to the nearest cent).

At the effective time of the Merger, the former stockholders of Viveve, Inc. who qualified as accredited investors were issued 467,911 shares of our common stock. The issuance of the securities in the Merger qualified for an exemption under 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506(b) of Regulation D because the stockholders of Viveve, Inc. (i) who received the merger consideration were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act and (ii) had access to information about the Company that was generally the same as information required to be delivered in a registered offering. In addition, the merger consideration was offered to less than 35 non-accredited stockholders and the Company did not use any form of general solicitation or advertising to offer the securities issued.

As a condition to the Merger, pursuant to an Agreement of Reorganization, dated September 23, 2014, we transferred certain of the assets and liabilities and all of the outstanding shares of RenalGuard Solutions, Inc., our former subsidiary, which became the owner of the RenalGuard business through its holdings of 100% of the outstanding equity in PLC Medical Systems, Inc. and PLC Systemas Medicos Inernacionais, to GCP in exchange for the cancellation of all of the 5% Senior Secured Convertible Debentures held by GCP, and a release of liens on substantially all of our assets.

Immediately prior to the Merger, the remaining holders of our debentures converted the principal and interest owed pursuant to the debentures into an aggregate of 5,092 shares of common stock, cancelling the debentures in full.

On September 26, 2014, the Company granted stock options to various employees, directors and consultants to purchase 237,685 shares of common stock with a weighted average grant date fair value of $2.56 per share pursuant to the Company’s 2013 Stock Option and Incentive Plan, as amended.

In conjunction with the receipt of a $5 million term loan from Square 1 Bank, on September 30, 2014 we issued a ten-year warrant to Square 1 Bank (the “Square 1 Warrant”) the purchase of 58,962 shares of our common stock at an exercise price of $4.24 per share, subject to an automatic increase to a number equal to the quotient derived by dividing (i) 1.0% of the principal balance outstanding under the Loan Agreement by (ii) the exercise price of $4.24, in the event of our failure to perform certain obligations as provided in the First Amendment to the Loan Agreement. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On October 13, 2014, the Company issued a 5-year warrant for the purchase of 25,250 shares of common stock at a price of $4.24 to David Stefansky, a consultant to the Company, and 5-year warrants for the purchase of an aggregate 7,500 shares of common stock at a price of $4.24 to Stellartech Research Corporation, the manufacturer of our products. Due to the failure by Stellartech Research Corporation to meet certain milestones, the right to purchase 3,125 shares of common stock covered by the warrants lapsed. The warrants were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

On October 31, 2014, the Company issued 5-year warrants for the purchase of an aggregate 2,500 shares of common stock at a price of $4.24 to Sachio Okamura, a consultant. Due to the failure by Mr. Okamura to achieve certain milestones, the right to purchase 2,032 shares of common stock covered by the warrants lapsed. The warrants were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

On November 8, 2014, a former consultant of the Company exercised her option to purchase 20 shares of common stock at an exercise price of $0.96 per share for an aggregate purchase price of $19.20.

On November 12, 2014, the Company granted a five-year warrant to purchase up to 12,500 shares of common stock to Gerald Amato, a designee of Booke and Company, at an exercise price of $4.24 per share, in exchange for certain consulting services rendered. One-twelfth (1/12) of the shares underlying the warrant shall be exercisable on each one month anniversary of the date of issuance such that all of the shares of common stock underlying the warrant shall be exercisable on the twelve month anniversary of the issuance thereof. The warrant was issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

In December 2014, certain accredited investors exercised their rights under a Rights to Shares Agreement dated September 2014. As a result of this exercise, the Company issued 48,790 shares of common stock, The shares were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act insamuch as the shares were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On February 17, 2015, as performance-based compensation for the 2014 calendar year, the Company issued ten-year warrants to purchase up to an aggregate of 75,695 shares of common stock to certain of its employees. The per share exercise price of the warrants was $4.00. The warrants were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to our employees and we did not engage in any form of general solicitation or general advertising in making the offering.

On May 14, 2015, the Company issued an aggregate of 4,054,062 shares of common stock at $2.96 per share for gross proceeds of approximately $12,000,000 in accordance with the terms and conditions of certain Securities Purchase Agreements entered into by and between the Company and certain accredited investors. The net proceeds to the Company after the deduction of placement agent commissions and other expenses were approximately $11,040,000. The common stock was issued in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In determining that the issuance of the securities qualified for an exemption under Rule 506 of Regulation D, the Company relied on the following facts: (i) all of the purchasers represented that they were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act and (ii) the Company did not use any form of general solicitation or advertising to offer the common stock.

On November 24, 2015, the Company issued 1,071,679 shares of common stock at a per share purchase price of $5.60 for gross proceeds of approximately $6,000,000 to 12 accredited investors in connection with the closing of a private placement pursuant to the terms of a Securities Purchase Agreement dated as of November 20, 2015. The co-placement agents, Sterne Agee CRT and Maxim Group LLC, received aggregate cash commissions equal to approximately $480,000, representing 8% of the gross proceeds. The net proceeds to the Company after the deduction of the placement agent commissions and other expenses were approximately $5,500,000. The purchasers in the offering included Stonepine Capital, L.P., Alta Bioequities L.P., an affiliate of director Dan Janney, Patricia Scheller, the Company’s Chief Executive Officer, and James Atkinson, the Company’s Chief Business Officer and President.

The securities were issued in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In determining that the issuance of the securities qualified for an exemption under Rule 506 of Regulation D, the Company relied on the following facts: (i) all of the purchasers represented that they were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act and (ii) the Company did not use any form of general solicitation or advertising to offer the common stock.

On December 16, 2015, as performance-based compensation for the 2015 calendar year, the Company issued ten-year warrants to purchase up to an aggregate of 26,875 shares of common stock to certain of its employees. The per share exercise price of the warrants was $5.60. The warrants were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to our employees and we did not engage in any form of general solicitation or general advertising in making the offering.

ITEM 16.      Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated May 9, 2014 by and among Viveve, Inc., PLC Systems, Inc. and PLC Systems Acquisition Corporation (1)
2.1.1	Amendment to Agreement and Plan of Merger (1)
2.2	RenalGuard Reorganization Agreement (2)
3.1	Articles of Continuance (3)
3.1.1	2014 Articles of Amendment to Articles of Continuance (4)
3.2	Bylaw No. 1 (5)
3.2.1	Bylaw No. 2 (6)
4.1	Form of 5% Senior Secured Convertible Debenture issued on February 22, 2011, July 2, 2012, January 16, 2013, April 14, 2014, May 27, 2014, July 15, 2014 and August 6, 2014 (7)
4.2	Form of Common Stock Purchase Warrant issued on February 22, 2011, July 2, 2012, January 16, 2013, April 14, 2014, May 27, 2014, July 15, 2014 and August 6, 2014 (7)
4.3	Common Stock Purchase Warrant issued on September 23, 2014 to GBS Venture Partners Pty Ltd. (8)
4.4	Conversion Agreement dated May 9, 2014 between the Registrant and holders of the Registrant’s 5% Senior Secured Convertible Debentures (8)
4.5	Warrant Exchange Agreement dated May 9, 2014 between the Registrant and certain holders of the Registrant’s warrants (8)
4.6	Form of Common Stock Purchase Warrant issued to investors in the private offering of the Registrant’s common stock which closed on September 23, 2014 (8)
4.7	Warrant to Purchase Stock issued September 30, 2014 to Square 1 Bank (9)
4.8	First Amendment to Warrant to Purchase Stock dated February 19, 2015 between Viveve, Inc. and Square 1 Bank (14)
4.9	Common Stock Purchase Warrant (2015) (16)
4.10	Amended and Restated Warrant to Purchase Stock dated May 14, 2015 between Square 1 Financial, Inc. and Viveve, Inc. (16)
4.11	Second Warrant to Purchase Stock issued May 14, 2015 to Square 1 Bank (16)
4.12	Common Stock Purchase Warrant issued on February 17, 2015 to Scott Durbin (19)
4.13	Common Stock Purchase Warrant issued on February 17, 2015 to Jim Robbins (19)
4.14	Common Stock Purchase Warrant issued on February 17, 2015 to Patricia Scheller (19)
4.15	Common Stock Purchase Warrant issued on May 12, 2015 to James Atkinson (19)

4.16	Common Stock Purchase Warrant issued on December 16, 2015 to James Atkinson (19)
4.17	Common Stock Purchase Warrant issued on December 16, 2015 to Jim Robbins (19)
5.1	Legal Opinion of MacDonald & Company**
10.1	Financial Advisory Agreement dated May 9, 2014 between the Registrant and Bezalel Partners, LLC (8)
10.2	Form of Securities Purchase Agreement dated May 9, 2014 (8)
10.3	Securities Purchase Agreement, dated May 9, 2014, by and among the Registrant and GBS Venture Partners as trustee for GBS BioVentures III Trust (8)
10.4	Escrow Deposit Agreement, dated May 9, 2014 by and among the Registrant, Palladium Capital Advisors LLC, Middlebury Securities and Signature Bank, as escrow agent (8)
10.5	Registration Rights Agreement, dated May 9, 2014 (8)
10.6	First Amendment to Registration Rights Agreement, dated February 19, 2015 (14)
10.7	Right to Shares Letter Agreement dated May 9, 2014 between the Registrant and GCP IV LLC (8)
10.8	Promissory Note in the principal amount of $250,000 issued to GCP IV LLC on September 2, 2014 (11)
10.9	Form of Debenture Amendment Agreement dated September 2, 2014 (11)
10.10	Amendment dated September 10, 2014 to Securities Purchase Agreement dated February 22, 2013 (12)
10.11	Amendment dated September 11, 2014 to Securities Purchase Agreement dated February 22, 2013 (12)
10.12	PLC Systems Inc. 2013 Stock Option and Incentive Plan, as amended (6)
10.13	Offer of Employment dated May 14, 2012 from Viveve, Inc. to Patricia K. Scheller (4)
10.14	Offer of Employment dated January 23, 2013 from Viveve, Inc. to Scott C. Durbin (4)
10.15	Loan and Security Agreement dated September 30, 2014 between Viveve, Inc. and Square 1 Bank (9)
10.16	First Amendment to Loan and Security Agreement dated February 19, 2015 between Viveve, Inc. and Square 1 Bank (14)
10.17	Intellectual Property Security Agreement dated September 30, 2014 between Viveve, Inc. and Square 1 Bank (9)
10.18	Unconditional Guaranty issued by the Registrant in favor of Square 1 Bank (9)
10.19	Intellectual Property Assignment and License Agreement dated February 10, 2006, as amended, between Dr. Edward Knowlton and TivaMed, Inc (6)
10.20	Development and Manufacturing Agreement dated June 12, 2006 between TivaMed, Inc. and Stellartech Research Corporation (6)
10.21	Amended and Restated Development and Manufacturing Agreement dated October 4, 2007 between TivaMed, Inc. and Stellartech Research Corporation (6)
10.22	Right to Shares Letter Agreement, dated as of September 23, 2014 by and between the Registrant and GCP IV LLC (6)
10.23	Right to Shares Letter Agreement, dated as of September 23, 2014 by and between the Registrant and G-Ten Partners LLC (6)
10.24	Convertible Note Termination Agreement, dated May 9, 2014 by and between Viveve, Inc. and 5AM Ventures II, LP (10)
10.25	Convertible Note Termination Agreement, dated May 9, 2014 by and between Viveve, Inc. and 5AM Co-Investors II, LP (10)
10.26	Convertible Note Exchange Agreement, dated May 9, 2014 by and between Viveve, Inc. and GBS Venture Partners Pty Ltd., trustee for GBS BioVentures III (10)
10.27	Warrant Termination Agreement, dated as of May 9, 2014, by and between the Viveve, Inc. and 5AM Ventures II, LP (10)
10.28	Warrant Termination Agreement, dated as of May 9, 2014, by and between the Viveve, Inc. and 5AM Co-Investors II, LP (10)
10.29	Warrant Termination Agreement, dated as of May 9, 2014, by and between the Viveve, Inc. and GBS Venture Partners Pty Ltd., trustee for GBS BioVentures III (10)
10.30	Offer Letter to James G. Atkinson, dated February 4, 2015 (13)
10.31	First Amendment to Lease dated January 15, 2015 between The Castine Group and Viveve, Inc. (16)
10.32	Second Amendment to Loan and Security Agreement dated May 14, 2015 between Viveve, Inc. and Square 1 Bank (16)

10.33	Form of Securities Purchase Agreement dated May 12, 2015 (16)
10.34	Form of Registration Rights Agreement dated May 12, 2015 (16)
10.35	Letter Agreement with Stonepine Capital dated May 12, 2015 (16)
10.36	Form of Securities Purchase Agreement dated November 20, 2015 (17)
10.37	Form of Registration Rights Agreement dated November 20, 2015 (17)
10.38	Third Amendment to Loan and Security Agreement dated November 30, 2015 between Pacific Western Bank, as successor in interest by merger to Square 1 Bank, and Viveve, Inc. (18)
10.39	Fourth Amendment to Loan and Security Agreement dated March 18, 2016 between Pacific Western Bank, as successor in interest by merger to Square 1 Bank, and Viveve, Inc. (19)
14.1	Code of Conduct, adopted September 23, 2014 (15)
21	List of the Registrant’s Subsidiaries (10)
23.1	Consent of MacDonald & Company (Included in exhibit 5.1)**
23.2	Consent of Burr Pilger Mayer, Inc., independent registered public accounting firm*
24.1	Power of Attorney (included on signature page)
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema Document*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*

**	Previously filed.
*	Filed herewith.
(1)	Incorporated by reference to Annex A to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2014.
(2)	Incorporated by reference to Annex B to the registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2014.
(3)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 25, 2005.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014.
(5)	Incorporated by reference to the registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 30, 2000.
(6)	Incorporated by reference to the registrant’s Form S-1 filed with the Securities and Exchange Commission on November 21, 2014.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2011.
(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2014.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2014.
(10)	Incorporated by reference to the Amendment No. 1 to the registrant’s Form S-1 filed with the Securities and Exchange Commission on January 26, 2015.
(11)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2014.
(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2014.
(13)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2015.
(14)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2015.
(15)	Incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.
(16)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the Securities and Exchange Commission on May 15, 2015.
(17)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2015.
(18)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2015.
(19)	Incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2016.

ITEM 17.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on the 29th day of April, 2016.

VIVEVE MEDICAL, INC.

By:	/s/ Patricia Scheller
Patricia Scheller, Chief Executive Officer

By:	/s/ Scott Durbin
Scott Durbin, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patricia Scheller	Chief Executive Officer
Patricia Scheller	(Principal Executive Officer)	April 29, 2016

/s/ Scott Durbin	Chief Financial Officer
Scott Durbin	(Principal Financial and Accounting Officer)	April 29, 2016

/s/ Brigitte Smith*
Brigitte Smith	Director	April 29, 2016

/s/ Mark Colella*
Mark Colella	Director	April 29, 2016

/s/ Carl Simpson*
Carl Simpson	Director	April 29, 2016

/s/ Daniel Janney*
Daniel Janney	Director	April 29, 2016

* By:	/s/ Patricia Scheller
Patricia Scheller, Attorney-in-Fact